Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

INTERCONTINENTAL EXCHANGE, INC.,

SANDSTONE MERGER SUB, INC.,

SUPER DERIVATIVES, INC.

AND

SHAREHOLDER REPRESENTATIVE SERVICES LLC
AS STOCKHOLDERS’ AGENT

SEPTEMBER 5, 2014

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ii

iii

INDEX OF DEFINED TERMS

Page

102 Cash Consideration	10
102 Plan	36
102 Trust Period	90
102 Trustee	90
10-Day Notice Procedure	14
401(k) Plan	64
Accounting Arbitrator	6
Acquisition Proposal	90
Action of Divestiture	64
Action or Proceeding	90
Affiliated Group	90
Aggregate Exercise Proceeds	90
Aggregate Exercise Proceeds Proportional Share	91
Aggregate Liquidation Preference	91
Agreement	1
Ancillary Agreements	23
Applicable Exchange Rate	14
Applicable Trade Control Laws	51
Audit	91
Audited Financial Statements	91
BIRD Foundation	91
Business Day	91
Certificate of Merger	2
Chosen Courts	100
Closing	2
Closing Cash	91
Closing Cash Credit Amount	8
Closing Date	2
Closing Indebtedness	91
Closing Negative Adjustment	5

iv

Closing Positive Adjustment	5
COBRA	38
Code	91
Common AA Stock	19
Common Stock	19
Company	1
Company 102 Options	91
Company 102 Shares	91
Company Authorizations	25
Company Board	1
Company Bylaws	3
Company Capital Stock	91
Company Cash	91
Company Certificate	11
Company Certificate of Incorporation	3
Company Closing Certificate	73
Company Disclosure Schedule	19
Company Employee Plans	36
Company Fees and Expenses	92
Company Holder	3
Company Holders	3
Company Intellectual Property	92
Company IP Licenses	92
Company Material Adverse Effect	92
Company Material Contracts	46
Company Option	92
Company Preferred Stock	19
Company Products	93
Company Registered Intellectual Property	93
Company Stock Plan	93
Company Stockholders	3
Company Subsidiaries	93
Company Subsidiary	93
Confidentiality Agreements	61
Contaminants	29
Contract	93
Copyleft License	93
Covered Countries	51
Current Assets	93
Current Liabilities	93
D&O Claim	70
D&O Tail Policy	71
Damages	94
Deductible	80
Delaware Law	1
Dissenting Shares	8

v

DOJ	62
Effective Time	2
End Date	76
Environment	94
Environmental Claim	94
Environmental Laws	94
ERISA	36
ERISA Affiliate	36
Escrow Agent	77
Escrow Agreement	72
Escrow Amount	4
Escrow Fund	77
Escrow Period	82
Escrow Release Date	82
Essential Employees	1
Estimated Closing Cash	4
Estimated Net Working Capital	4
Estimated Net Working Capital Deficit	4
Estimated Net Working Capital Surplus	4
Expense Amount	4
Final Allocation Schedule	12
Final Net Working Capital	6
Final Statement of Net Working Capital	6
Financial Statements	94
FIRPTA Certificate	64
FTC	62
Fully Diluted Share Number	94
GAAP	23
Governmental Entity	23
Grants	28
HSR Act	23
Inbound License	29
Indebtedness	94
Indemnifying Persons	78
Indemnity Claim	85
Independent Contractor	94
Information Statement	60
Initial Amount	4
Institutions	28
Intellectual Property	95
Intellectual Property Rights	95
Interim Balance Sheet	95
Interim Balance Sheet Date	24
Interim Financial Statements	95
Interim Option Ruling	16
IP Assignment and Confidentiality Agreement	27

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IP Claim	95
IRS	95
Israeli Employees	42
Israeli Options Tax Ruling	16
Israeli Subsidiary	34
Israeli Tax Certificate	14
Israeli Tax Ordinance	95
Israeli Tax Rulings	16
Joint Instructions	82
Knowledge	95
Law	95
Lease Agreements	43
Legal Requirement	96
Letter of Transmittal	11
Liability	96
Lien	96
Materials of Environmental Concern	96
Merger	1
Merger Consideration	3
Merger Sub	1
Net Working Capital	4
Net Working Capital Credit Amount	8
Notice of Net Working Capital Disagreement	5
Objection Notice	82
OCS	28
Officer’s Certificate	82
Open Source Software	96
Operating Covenant Breach	96
Operating Covenants	96
Outbound License	29
Parent	1
Parent Common Stock	97
Parent Indemnified Person	78
Parent Indemnified Persons	78
Parent Subsidiary	97
Paying Agent	10
Payments	69
Per Common Share Pro-Rata Merger Consideration	97
Person	97
poison pill	20
Post-Closing Payments	13
Pre-Closing Period Tax Returns	65
Pre-Closing Tax Period	97
Preliminary Allocation Schedule	11
Proportionate Indemnification Share	97
Proposed Statement of Net Working Capital	5

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Proposed Statement Review Period	5
PTO	27
Recipient Withholding Tax Indemnity	14
Representative Losses	85
Required Consents	74
Required Vote	45
Restrictive Covenant Agreements	1
Securities Act	97
Senior Preferred Stock	97
Series A Convertible Preferred Stock	19
Series A Preferred	19
Series B Convertible Preferred Stock	19
Series B Preferred	19
Series C Convertible Preferred Stock	19
Series C Preferred	19
Series D Convertible Preferred Stock	19
Series D Preferred	19
Series D1 Convertible Preferred Stock	19
Series D1 Preferred	19
Shrink-Wrapped Code	97
Software	97
Source Code	98
Special Claims	98
Specified Representations	98
Statement of Estimated Net Working Capital	4
Stockholders’ Agent	1
Straddle Period	98
Surviving Corporation	2
Takeover Statute	50
Target Net Working Capital	98
Tax Arbitrator	68
Tax Authority	98
Tax Claim	66
Tax Dispute	68
Tax Incentives	35
Tax Indemnity	78
Tax Return	98
Tax(es)	98
Technology	99
Third Party Claim	82
Threshold	80
Trade Secrets	95
Transfer Taxes	17
Treasury Regulations	99
U.S. Export Control and Import Laws	99
United States real property interests	64

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Unvested Company Options	9
Vendors	48
Vested Company Option	9
Voting Debt	20
Withholding Deadline	14

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”), dated as of September 5, 2014, by and among INTERCONTINENTAL EXCHNGE, INC., a Delaware corporation (“Parent”), SANDSTONE MERGER SUB, INC., a Delaware corporation and a wholly owned subsidiary of Parent (“Merger Sub”), SUPER DERIVATIVES, INC., a Delaware corporation (the “Company”), and SHAREHOLDER REPRESENTATIVE SERVICES LLC, a Colorado limited liability company, solely in its capacity as representative of the Company Holders (the “Stockholders’ Agent”).

RECITALS

WHEREAS, the Board of Directors of Parent has approved, and deems it advisable and in the best interests of its stockholders to consummate the merger (the “Merger”) of Merger Sub with and into the Company, upon the terms and subject to the conditions set forth herein; and

WHEREAS, the Board of Directors of the Company (the “Company Board”), having carefully considered the interests of the Company and its stockholders and determined that this Agreement, the Merger and the other transactions contemplated hereby are advisable and in the best interest of its stockholders, has approved this Agreement, the Merger and the other transactions contemplated hereby and has resolved to recommend to its stockholders the adoption of this Agreement and approval of the Merger and the other transactions contemplated hereby, upon the terms and subject to the conditions set forth herein; and

WHEREAS, an irrevocable action by written consent by such number of Company Stockholders sufficient to adopt this Agreement and the Merger and to consummate the transactions contemplated hereby in accordance with the provisions of the Delaware General Corporation Law (“Delaware Law”) is being delivered to Parent immediately following the execution of this Agreement; and

WHEREAS, as a condition and inducement to Parent to enter into this Agreement and incur the obligations set forth herein, at or prior to the execution and delivery of this Agreement, (i) the individuals identified on Schedule 1-A (the “Essential Employees”) are accepting and entering into new employment arrangements with Parent, the Company or their affiliates contingent upon and effective as of the Closing, and (ii) the individuals identified on Schedule 1-B are entering into restrictive covenant agreements with Parent contingent upon and effective as of the Closing, in the form previously agreed with Parent (the “Restrictive Covenant Agreements”); and

WHEREAS, the Boards of Directors of each of Parent and Merger Sub and the sole stockholder of Merger Sub have approved this Agreement, the Merger and the other transactions contemplated hereby in accordance with the provisions of Delaware Law; and

NOW, THEREFORE, in consideration of the foregoing and the respective covenants, agreements, representations and warranties set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I

THE MERGER

Section 1.1.     The Merger.

At the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of Delaware Law, Merger Sub shall be merged with and into the Company, the separate corporate existence of Merger Sub shall cease and the Company shall continue as the surviving corporation and a wholly owned subsidiary of Parent. The Company, as the surviving corporation after the Merger, is hereinafter sometimes referred to as the “Surviving Corporation.”

Section 1.2.     Closing.

The closing of the Merger (the “Closing”) shall take place at 10:00 a.m., Atlanta time, on a date (the “Closing Date”), to be specified by the parties, which shall occur no later than the third (3rd) Business Day after satisfaction or waiver of all of the conditions set forth in ARTICLE VI of this Agreement (other than the conditions which can be satisfied only on the Closing Date) at the offices of Greenberg Traurig LLP, 3333 Piedmont Road NE, Atlanta, Georgia 30305, or such other time, date or place as agreed to in writing by the parties hereto; provided, however, that in no event shall the Closing occur prior to October 1, 2014. All deliveries to be made or other actions to be taken at the Closing shall be deemed to occur simultaneously, and no such delivery or action shall be deemed complete until all such deliveries and actions have been completed or the relevant parties have agreed to waive such delivery or action. If the Closing does not occur, any delivery made or other action taken at the Closing shall be deemed not to have occurred and be without force or effect.

Section 1.3.     Effective Time.

Upon the terms and subject to the conditions set forth in ARTICLE VI of this Agreement the parties hereto shall cause the Merger to be consummated by filing a certificate of merger with the Secretary of State of the State of Delaware (the “Certificate of Merger”) as soon as practicable on the Closing Date. The Merger shall become effective upon the filing of the Certificate of Merger with the Secretary of State of the State of Delaware pursuant to Delaware Law or at such later time as shall be agreed upon in writing by the parties and specified in the Certificate of Merger (the “Effective Time”), which specified time shall be a time on the Closing Date.

Section 1.4.     Effect of the Merger.

At the Effective Time, the effect of the Merger shall be as provided in this Agreement, the Certificate of Merger and the applicable provisions of Delaware Law. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Merger Sub shall vest in the Surviving Corporation, and all debts, liabilities, obligations, restrictions, disabilities and duties of the Company and Merger Sub shall become the debts, liabilities, obligations, restrictions, disabilities and duties of the Surviving Corporation.

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Section 1.5.     Certificate of Incorporation and Bylaws.

At the Effective Time, the certificate of incorporation, as amended, of the Company (the “Company Certificate of Incorporation”) shall be amended and restated in its entirety to be identical to the certificate of incorporation of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such certificate of incorporation; provided, however, that at the Effective Time, Article I of the certificate of incorporation of the Surviving Corporation shall be amended and restated in its entirety to read as follows: “The name of the corporation is Super Derivatives, Inc.” At the Effective Time, the bylaws, as amended, of the Company (the “Company Bylaws”) as in effect immediately prior to the Effective Time shall be amended and restated in their entirety to be identical to the bylaws of Merger Sub, as in effect immediately prior to the Effective Time, until thereafter amended in accordance with Delaware Law and as provided in such Company Bylaws.

Section 1.6.     Directors and Officers.

Unless otherwise determined by Parent prior to the Effective Time, the initial directors of the Surviving Corporation shall be the directors of Merger Sub immediately prior to the Effective Time, until their respective successors are duly elected or appointed and qualified. Unless otherwise determined by Parent prior to the Effective Time, the initial officers of the Surviving Corporation shall be the officers of Merger Sub immediately prior to the Effective Time, until their respective successors are duly appointed. In addition, unless otherwise determined by Parent prior to the Effective Time, Parent, the Company and the Surviving Corporation shall cause the directors and officers of Merger Sub immediately prior to the Effective Time to be the directors and officers, respectively, of each Company Subsidiary immediately after the Effective Time, each to hold office as a director or officer of each such Company Subsidiary in accordance with the provisions of the laws of the respective jurisdiction of organization and the respective bylaws or equivalent organizational documents of each such Company Subsidiary.

Section 1.7.     Consideration for the Merger.

(a)           The aggregate amount Parent shall pay or cause to be paid (including any amounts withheld pursuant to Section 1.15) to the (i) holders of shares of Company Capital Stock (the “Company Stockholders”) and (ii) holders of Vested Company Options and all other equity interests of the Company (collectively, together with the Company Stockholders, the “Company Holders” and each, a “Company Holder”) in exchange for the acquisition by Parent of all shares of Company Capital Stock, the cancellation, termination, or conversion, as applicable, of Vested Company Options and other similar rights to acquire Company Capital Stock or other equity securities of the Company (whether vested, unvested, earned, unearned or contingent) (the “Merger Consideration”) shall be an amount equal to Three Hundred and Fifty Million Dollars ($350,000,000), as adjusted pursuant to Section 1.7(b) below. The Merger Consideration shall consist of:

 (i)            an amount (the “Initial Amount”), which shall be deposited in cash with the Paying Agent at Closing in accordance with Section 1.11(b), equal to the remainder of (x) the Merger Consideration, minus (y) the sum of the (I) Escrow Amount, and (II) the Expense Amount;

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 (ii)           an amount equal to Forty Three Million Seven Hundred Fifty Thousand Dollars ($43,750,000) in cash (the “Escrow Amount”), which shall be deposited in cash with the Escrow Agent at Closing pursuant to Section 8.1 and;

 (iii)          an amount equal to Two Hundred Fifty Thousand Dollars ($250,000) (the “Expense Amount”), which shall be deposited in cash with the Escrow Agent at Closing pursuant to Section 8.5(c).

(b)           The Merger Consideration is subject to the following adjustments:

 (i)            The Merger Consideration shall be increased by the aggregate amount of any Estimated Closing Cash;

 (ii)           The Merger Consideration shall be reduced by the aggregate amount of any Closing Indebtedness;

 (iii)          The Merger Consideration shall be reduced by the aggregate amount of any unpaid Company Fees and Expenses as of the Effective Time; and

 (iv)          The Merger Consideration shall be reduced by the amount of any Closing Negative Adjustment or increased by the amount of any Closing Positive Adjustment.

Section 1.8.     Net Working Capital Adjustment.

(a)           For purposes of this Agreement, (i) the term “Net Working Capital” means total Current Assets less total Current Liabilities, except that Company Cash shall be excluded from Current Assets and Company Fees and Expenses and Indebtedness shall be excluded from Current Liabilities; (ii) the term “Estimated Net Working Capital” shall mean the estimated amount of Net Working Capital as determined pursuant to subsection (b) below; (iii) the term “Estimated Net Working Capital Deficit” shall mean the amount, if any, by which Estimated Net Working Capital is less than the Target Net Working Capital; (iv) the term “Estimated Net Working Capital Surplus” shall mean the amount, if any, by which the Estimated Net Working Capital is greater than the Target Net Working Capital; and (v) the term “Estimated Closing Cash”  shall mean the estimated amount of Company Cash as of the Effective Time.

(b)           Not less than three (3) Business Days prior to the Closing Date, the Company shall deliver to Parent a statement of Estimated Net Working Capital, as of the Effective Time (the “Statement of Estimated Net Working Capital”). The Statement of Estimated Net Working Capital shall be determined in accordance with the definition of “Net Working Capital” set forth in this Agreement, and shall include the line items and otherwise be in the form of Exhibit F to this Agreement, and include a computation of the Estimated Net Working Capital Deficit, if any, or the Estimated Net Working Capital Surplus, if any.

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(c)           If there is an Estimated Net Working Capital Deficit, then the Initial Amount shall be adjusted downward by the absolute value of the amount of such difference (the “Closing Negative Adjustment”). If there is an Estimated Net Working Capital Surplus, then the Initial Amount shall be adjusted upward by an amount equal to the absolute value of the amount of such difference (the “Closing Positive Adjustment”).

(d)           Within ninety (90) days after the Closing Date, Parent shall prepare and deliver to the Stockholders’ Agent a proposed statement of Closing Cash and Net Working Capital of the Company as of the Effective Time (the “Proposed Statement of Net Working Capital”). The Proposed Statement of Net Working Capital shall include all of the line items included in the computation of Estimated Net Working Capital and shall include a computation of Net Working Capital.

(e)           During the thirty (30) days immediately following the Stockholders’ Agent’s receipt of the Proposed Statement of Net Working Capital (the “Proposed Statement Review Period”), the Stockholders’ Agent will be permitted to make commercially reasonable inquiries of Parent and its employees, accountants and representatives regarding questions concerning the Proposed Statement of Net Working Capital, provided that all such inquiries shall be coordinated through Parent’s accounting department.

(f)            The Stockholders’ Agent shall notify Parent in writing (the “Notice of Net Working Capital Disagreement”) prior to the expiration of the Proposed Statement Review Period if the Stockholders’ Agent disagrees with any one or more of the line items of the Proposed Statement of Net Working Capital. The Notice of Net Working Capital Disagreement shall set forth in reasonable detail the basis for such dispute, the amounts involved and the Stockholders’ Agent’s determination of the amount of the Net Working Capital of the Company as of the Effective Time. If no Notice of Net Working Capital Disagreement is given to Parent prior to the expiration of the Proposed Statement Review Period, then the Proposed Statement of Net Working Capital shall be deemed to have been accepted by the Stockholders’ Agent and shall become final, binding and conclusive upon the parties to this Agreement.

(g)           If a Notice of Net Working Capital Disagreement is given to Parent prior to the expiration of the Proposed Statement Review Period, then the Stockholders’ Agent and Parent shall, within ten (10) Business Days after delivery of such Notice of Net Working Capital Disagreement, attempt, in good faith, to resolve any differences that they may have with respect to the matters specified in the Notice of Net Working Capital Disagreement.

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(h)           If the Stockholders’ Agent and Parent have been unable to resolve all of the differences they may have with respect to the matters specified in the Notice of Net Working Capital Disagreement within fifteen (15) Business Days after the delivery of the Notice of Net Working Capital Disagreement, either the Stockholders’ Agent or Parent may submit all matters that remain in dispute with respect to the Notice of Net Working Capital Disagreement (along with a copy of the Proposed Statement of Net Working Capital marked to indicate those line items that are not in dispute) to the office of an independent public accounting firm mutually agreed by the parties (the “Accounting Arbitrator”). Each party agrees to execute a reasonable engagement letter if requested by the Accounting Arbitrator. During the review by the Accounting Arbitrator, Parent and the Stockholders’ Agent will make available to the Accounting Arbitrator such information as may be reasonably required by the Accounting Arbitrator to fulfill the Accounting Arbitrator’s obligations under this Section 1.8.

(i)           The Accounting Arbitrator shall be instructed to make a final determination, binding on the parties to this Agreement, of the appropriate amount of each of the line items in the Proposed Statement of Net Working Capital as to which the Stockholders’ Agent and Parent disagree as set out in the Notice of Net Working Capital Disagreement within thirty (30) days after the submission of matters in dispute to the Accounting Arbitrator, or as soon as practicable thereafter. Such determination shall be in accordance with the standards set forth in this section and shall be final, binding and conclusive with respect to any issue relating to Parent’s compliance with the standards set forth in this Section 1.8 in preparing the Proposed Statement of Net Working Capital.

(j)           The statement of Net Working Capital of the Company and the determination of the Net Working Capital of the Company, as determined either through the expiration of the Proposed Statement Review Period without a Notice of Net Working Capital Disagreement delivered to Parent, through an agreement of Parent and the Stockholders’ Agent or through the action of the Accounting Arbitrator pursuant to this Agreement shall be final, binding and conclusive on the parties, and shall be referred to as the “Final Statement of Net Working Capital” and the “Final Net Working Capital,” respectively.

(k)            Final Net Working Capital and Closing Cash Payments.

 (i)            If there was a Closing Negative Adjustment then, within five (5) Business Days after the Final Statement of Net Working Capital has been determined, the parties shall do as follows:

  (A)           If the Final Net Working Capital is less than the Estimated Net Working Capital, then the amount by which the Estimated Net Working Capital exceeds the Final Net Working Capital shall be disbursed to Parent by the Escrow Agent from the Escrow Amount;

  (B)           If the Final Net Working Capital is equal to the Estimated Net Working Capital, then no amount shall be paid pursuant to this Section 1.8;

  (C)           If the Final Net Working Capital is greater than the Estimated Net Working Capital, but less than the Target Net Working Capital, then Parent shall pay the Company Holders in the same manner as was paid to them on the Closing Date (pursuant to each such holder’s pro-rata share as reflected on the Final Allocation Schedule) an amount equal to the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital; or

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  (D)           If the Final Net Working Capital is greater than the Target Net Working Capital, then Parent shall pay the Company Holders (pursuant to such holder’s pro-rata share as reflected on the Final Allocation Schedule) an amount equal to (I) the Closing Negative Adjustment plus (II) the amount by which the Final Net Working Capital exceeds the Target Net Working Capital.

(ii)            If there was neither a Closing Negative Adjustment nor a Closing Positive Adjustment, then, within five (5) Business Days after the Final Statement of Net Working Capital has been determined, the parties shall do as follows:

  (A)           If the Final Net Working Capital is less than the Target Net Working Capital, then the amount by which the Target Net Working Capital exceeds the Final Net Working Capital shall be disbursed to Parent by the Escrow Agent from the Escrow Amount;

  (B)           If the Final Net Working Capital is equal to the Target Working Capital, then no amount shall be paid pursuant to this Section 1.8; or

  (C)           If the Final Net Working Capital is greater than the Target Net Working Capital, then Parent shall pay the Company Holders (pursuant to such holder’s pro-rata share as reflected on the Final Allocation Schedule) an amount equal to the amount by which the Final Net Working Capital exceeds the Target Net Working Capital.

(iii)           If there was a Closing Positive Adjustment, then, within five (5) Business Days after the Final Statement of Net Working Capital has been determined, the parties shall do as follows:

  (A)           If the Final Net Working Capital is less than the Target Net Working Capital, then the amount by which (x) the Target Net Working Capital exceeds the Final Net Working Capital plus (y) the Closing Positive Adjustment, shall be disbursed to Parent by the Escrow Agent from the Escrow Amount;

  (B)           If the Final Net Working Capital is equal to the Estimated Net Working Capital, then no amount shall be paid pursuant to this Section 1.8;

  (C)           If the Final Net Working Capital is greater than the Target Net Working Capital, but less than the Estimated Net Working Capital, then the amount by which the Estimated Net Working Capital exceeds the Final Net Working Capital shall be disbursed to Parent by the Escrow Agent from the Escrow Amount; or

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 (D)          If the Final Net Working Capital is greater than the Estimated Net Working Capital, then the Parent shall pay the Company Holders (pursuant to each such Company Holder’s pro-rata share as reflected on the Final Allocation Schedule) an amount equal to the amount by which the Final Net Working Capital exceeds the Estimated Net Working Capital (the “Net Working Capital Credit Amount”) .

(l)           If the Closing Cash is less than the Estimated Closing Cash, then the amount by which Estimated Closing Cash exceeds Closing Cash shall be disbursed to Parent by the Escrow Agent from the Escrow Amount. If Closing Cash is greater than Estimated Closing Cash, the Parent shall pay the Company Holders (pursuant to each such Company Holder’s pro-rata share as reflected on the Final Allocation Schedule) an amount equal to the amount by which Closing Cash exceeds Estimated Closing Cash (the “Closing Cash Credit Amount”) .

(m)         The costs and expenses of the Accounting Arbitrator shall be shared equally by Parent and the Company Holders (acting through the Stockholders’ Agent).

Section 1.9.     Effect on Capital Stock.

(a)           Conversion of Company Capital Stock. Except as provided in Section 1.9(c) and Section 1.9(d), each share of Company Capital Stock issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be cancelled and shall automatically be converted into the right to receive cash, without interest, in an amount equal to the applicable amount set forth on the Final Allocation Schedule, subject to any escrow, adjustment, withholding or indemnification contemplated in this Agreement.

(b)           Capital Stock of Merger Sub. As of the Effective Time, by virtue of the Merger and without any action on the part of any of the parties hereto or any holder thereof, each share of common stock of Merger Sub issued and outstanding immediately prior to the Effective Time shall be cancelled and shall automatically be converted into one validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation. Each stock certificate of Merger Sub evidencing ownership of any such shares of common stock shall evidence ownership of such shares of capital stock of the Surviving Corporation.

(c)           Dissenters’ Rights. “Dissenting Shares” means any shares of Company Capital Stock issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded properly in writing appraisal for such shares of Company Capital Stock in accordance with Section 262 of Delaware Law.

(i)            Subject to clause (ii) of this Section 1.9(c), notwithstanding any provision of this Agreement to the contrary, Dissenting Shares shall not be converted as provided in Section 1.9(a), but the holder thereof shall be entitled only to such rights as are granted by Delaware Law.

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(ii)           Notwithstanding the provisions of clause (i) of this Section 1.9(c), if any holder of shares of Company Capital Stock who demands appraisal of such holder’s shares of Company Capital Stock under Delaware Law effectively withdraws or loses (through failure to perfect or otherwise) such holder’s right to appraisal, then as of the Effective Time or the occurrence of such event, whichever later occurs, such holder’s shares of Company Capital Stock shall automatically be converted into the right to receive cash (without interest) in an amount equal to the applicable amount set forth on the Final Allocation Schedule, without interest, subject to any escrow, adjustment, withholding or indemnification contemplated by this Agreement, as provided in Section 1.9(a) upon surrender of the Company Certificates representing such Company Capital Stock pursuant to Section 1.11.

(iii)          The Company shall give Parent (prior to the Closing) and Parent shall give the Stockholders’ Agent (after the Closing) (x) prompt notice of any written demands for appraisal or payment of the fair value of any shares of Company Capital Stock, withdrawals of such demands, and any other instruments served on the Company pursuant to Delaware Law or relating to the Merger, and (y) the opportunity to direct all negotiations and proceedings with respect to demands for appraisal under Delaware Law. Except with the prior written consent of Parent, the Company shall not voluntarily make any payment with respect to any demands for appraisal or settle, or offer to settle, any such demands.

(d)           Cancellation of Certain Company Capital Stock. Notwithstanding anything herein to the contrary, at the Effective Time, all shares of Company Capital Stock that are owned by the Company as treasury stock or owned by any Company Subsidiary immediately prior to the Effective Time shall be cancelled and extinguished without any conversion thereof and shall not be taken into account for purposes of any amounts payable to the Company Holders hereunder.

Section 1.10.     Company Options.

(a)           Unvested Company Options. Immediately prior to the Effective Time, the Company shall accelerate the vesting of all Company Options that are unvested, unexpired, unexercised and outstanding immediately before the Effective Time (the “Unvested Company Options”) and all such Unvested Company Options shall vest in full.

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(b)            Vested Company Options; 102 Shares. Each outstanding Company Option that is unexpired, unexercised and outstanding immediately prior to the Effective Time and that is vested and exercisable (including all Unvested Company Options that have become vested and exercisable in accordance with Section 1.10(a) and including all such unexpired, unexercised and outstanding Company Options that by their terms accelerate at Closing (each a “Vested Company Option”)), shall be cancelled immediately prior to the Effective Time in exchange for a cash payment (without interest and subject to Section 1.15) from Parent equal to the sum of (i) the aggregate number of shares of Common Stock with respect to which such Vested Company Option is vested and exercisable as of immediately before the Effective Time, multiplied by the excess, if any, of (1) the Per Common Share Pro-Rata Merger Consideration, less (2) the per share exercise price applicable to such Vested Company Option, plus (ii) the Aggregate Exercise Proceeds Proportional Share. As of the Effective Time the Vested Company Options shall cease to be outstanding and each holder thereof shall cease to have any rights with respect thereto, except the right to receive cash with respect thereto in accordance with this Section 1.10(b), and each Vested Company Option shall be of no further force and effect. Any amounts payable pursuant to this Section 1.10(b) with respect to Vested Company Options and 102 Shares, if any, held by current or former officers, employees or consultants of the Company or a Company Subsidiary shall be paid to the holder of such Company Options as soon as administratively practicable after the Effective Time, except that such amounts with respect to Company 102 Options or 102 Shares, if any, that are held by the 102 Trustee (“102 Cash Consideration”), shall be paid to the 102 Trustee, who shall make such payments in accordance with the Israeli Options Tax Ruling, and the Israeli Tax Ordinance; provided, however, that in the event that neither the interim nor final Israeli Options Tax Ruling has been obtained prior to the Closing, the Parties agree that the deposit of the 102 Cash Consideration payable in accordance with the provisions of this Section 1.10(b) shall be delayed by the Paying Agent until the earlier of (i) the receipt of the Interim Option Ruling or Israeli Options Tax Ruling or (ii) the 15th day of the calendar month following the month during which the Effective Time occurred. The Company shall take commercially reasonable steps prior to the Effective Time to cause Company Options granted to employees and consultants of the U.K. Company Subsidiary to be exercised on a cashless basis immediately prior to the Closing to cause them to be treated in accordance with relevant Tax considerations.

(c)           The Company shall take all steps necessary prior to the Effective Time to cause the Company Options to be treated as set forth in this Section 1.10, including providing any necessary notices and obtaining any necessary consents or waivers. Copies of the relevant agreements governing all Company Options have been provided to Parent. A form of letter of transmittal to be used in effecting the surrender of the Company Options for payment in accordance with this Section 1.10 is attached hereto as Exhibit E-2.

(d)           The Company shall take all steps necessary prior to the Effective Time to terminate the Company Stock Plan, effective as of the Effective Time, so that such Company Stock Plan shall no longer have any force or effect.

Section 1.11.     Surrender of Certificates and Payment.

(a)            Paying Agent. Citibank, N.A. (or its successor in interest, an Israeli sub-Paying Agent approved by the Israeli Tax Authorities, or other institution selected by Parent with the reasonable consent of the Company) shall act as paying agent (the “Paying Agent”) in the Merger, in accordance with an agreement substantially in the form of Exhibit B to this Agreement.

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(b)           Parent to Provide Cash. Immediately after the Effective Time, Parent shall deliver to the Paying Agent for exchange and payment in accordance with this ARTICLE I an aggregate amount of cash equal to the Initial Amount as set forth on the Final Allocation Schedule. In the case of payments to employees or former employees of the Company or any Company Subsidiary for any Company Options, such payments may be made through the Company’s, any Company Subsidiary’s or Parent’s payroll processing service or system within five (5) Business Days after the Closing Date, to the extent administratively practicable, or, if not practicable, the next regular payroll cycle of the Company, Surviving Corporation or Parent, as the case may be.

(c)           Exchange Procedures. On the Closing Date (or at such later date when a holder of record of a certificate or certificates representing Company Capital Stock (each such certificate, a “Company Certificate”), whose Company Capital Stock is to be converted into the right to receive a portion of the Initial Amount, surrenders his or her Company Certificates, along with a letter of transmittal for use in effecting the surrender of the Company Certificates in exchange for the Initial Amount each substantially in the form attached hereto as Exhibit E-1 (the “Letter of Transmittal”)), upon surrender of all Company Certificates held by a Company Holder for cancellation to the Paying Agent or to such other agent or agents as may be appointed by Parent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, the Company Certificates so surrendered shall forthwith be cancelled and, subject to Section 1.15, the holder of such Company Certificates shall be entitled to receive in exchange therefor payment of cash by the Paying Agent in an amount equal to applicable cash amount set forth on the Final Allocation Schedule. Payments by the Paying Agent shall be promptly made by wire transfer of immediately available funds to the account of such Company Holder and provided in writing to the Paying Agent by such Company Holder. Until so surrendered, each outstanding Company Certificate that, prior to the Effective Time, represented Company Capital Stock will be deemed from and after the Effective Time, for all purposes, to evidence solely the right to receive a portion of the Initial Amount in accordance with this ARTICLE I. Notwithstanding anything to the contrary herein, any 102 Cash Consideration to be paid shall be paid directly to the 102 Trustee to be held in trust and released in accordance with the terms of the Company’s agreement with the 102 Trustee, applicable Legal Requirement (including, where applicable, the completion of any required 102 Trust Period) and the terms of the Israeli Options Tax Ruling (or any interim Israeli Options Tax Ruling) or any other approval from the Israeli Tax Authority granted to the Company or Parent in connection with the transactions contemplated by this Agreement.

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(d)           Allocation Schedule. Attached as Schedule 1.11(d) is a schedule (the “Preliminary Allocation Schedule”) showing (i) for each Company Holder as of the date hereof: (A) the number and class of shares of Company Capital Stock held, (B) the number and class of shares of Company Capital Stock subject to each Company Option held, if applicable, the exercise price per share, the exercise or vesting schedules thereof, and whether such Company Holder is an employee of the Company, (C) an estimate of the amount payable to such Company Holder on the Closing Date (I) in respect of shares of Company Capital Stock, (II) in respect of Company Options, including, in each case, in respect of the Aggregate Proceeds Proportional Share payable to such Company Holder, (D) an estimate of the Proportionate Indemnification Share of such Company Stockholder, and (E) an estimate of the pro-rata share of each Company Holder’s entitlement to any Net Working Capital Credit Amount and Closing Cash Credit Amount; (ii) an estimate of the Company Fees and Expenses incurred but unpaid, up to and including the execution of this Agreement; and (iii) an estimate of the Indebtedness of the Company and any Company Subsidiary as of the date of this Agreement and (iv) an estimate of the Company Cash as of the date of this Agreement. No later than two (2) Business Days prior to the expected Closing Date, the Company shall deliver to Parent a schedule (the “Final Allocation Schedule”) showing a revised version of the schedule updated for the Closing Date showing (i) for each Company Holder: (A) the number and class of shares of Company Capital Stock held, (B) the number and class of shares of Company Capital Stock subject to each Company Option held, if applicable, the exercise price per share, the exercise or vesting schedules thereof, and whether such Company Holder is an employee of the Company, (C) a calculation of the amount payable to such Company Holder on the Closing Date (I) in respect of shares of Company Capital Stock, and (II) in respect of Company Options, including, in each case, in respect of the Aggregate Proceeds Proportional Share payable to such Company Holder, (D) the Proportionate Indemnification Share of such Company Stockholder, and (E) the pro-rata share of each Company Holder’s entitlement to any Net Working Capital Credit Amount and Closing Cash Credit Amount; (ii) unpaid Company Fees and Expenses; and (iii) Closing Indebtedness; (iv) Estimated Closing Cash; (v) Estimated Net Working Capital and (vi) the Closing Negative Adjustment or Closing Positive Adjustment, as the case may be, if any. An officer of the Company shall certify that the Final Allocation Schedule correctly reflects the calculations and/or good faith estimates therein required to be made pursuant to this Agreement, and the Company shall deliver the Final Allocation Schedule together with such certification to Parent at Closing.

(e)           Transfers of Ownership. If any Merger Consideration is to be distributed to a name other than that in which the Company Certificate surrendered in exchange therefor is registered, it will be a condition of the issuance or delivery thereof that the Company Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent, or any agent designated by it, any transfer or other Taxes required by reason of payment in cash to any name other than that of the registered holder of the Company Certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable. In connection with the 102 Cash Consideration, any payment of merger consideration in accordance with the provisions of this Section 1.11(e) shall be made directly to the 102 Trustee to be held in trust and released in accordance with Section 1.11(c).

(f)            No Liability. Notwithstanding anything to the contrary in this Section 1.11, none of Parent, the Paying Agent, the Surviving Corporation or any party hereto shall be liable or have any other obligation to any Person for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Legal Requirements.

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(g)           Return of Merger Consideration. Any merger consideration made available to the Paying Agent and not exchanged for Company Certificates in accordance with this Section 1.11 within twelve (12) months after the Effective Time shall be, if requested by Parent, redelivered or repaid by the Paying Agent to Parent, after which time any holder of Company Certificates who has not theretofore delivered or surrendered such Company Certificates to the Paying Agent, subject to applicable Legal Requirements, shall look as a general creditor only to Parent for payment of the merger consideration upon the surrender of such Company Certificates and a duly executed Letter of Transmittal and other relevant documents.

Section 1.12.     No Further Ownership Rights in Company Capital Stock; No Interest.

At the Effective Time, the stock transfer books of the Company shall be closed and thereafter there shall be no further registration of transfers of any shares of Company Capital Stock on the records of the Company. From and after the Effective Time, the holders of Company Certificates evidencing ownership of shares of Company Capital Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares, except as otherwise provided for herein or by applicable Legal Requirements. If, after the Effective Time, Company Certificates are presented to Parent or the Surviving Corporation for any reason, they shall be cancelled and exchanged as provided in this ARTICLE I. Payments due under this ARTICLE I shall be made without interest.

Section 1.13.     Lost, Stolen or Destroyed Certificates.

In the event that any Company Certificates shall have been lost, stolen or destroyed, Parent shall cause to be paid in exchange for such lost, stolen or destroyed Company Certificates, upon the making of an affidavit of that fact by the Company Holder, which affidavit shall include a customary agreement to indemnify the Paying Agent and an indemnity bond in favor of the Paying Agent of two percent (2.0%) of such Company Holder proceeds, such payment of the merger consideration as may be required pursuant to this ARTICLE I.

Section 1.14.     Assignment of Post-Closing Payments.

No right or interest in any post-Closing payment (including the Escrow Amount, the Expense Amount, or any Net Working Capital adjustment to the Initial Amount) (the “Post-Closing Payments”) or proceeds therefrom, may be assigned or otherwise transferred by any Company Holder prior to the release of such funds without the prior written consent of Parent, except by death, intestacy, devise, or similar estate-planning circumstances.

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Section 1.15.     Tax Withholding.

(a)           Each of Parent, Merger Sub, the Surviving Corporation, the Escrow Agent, the Paying Agent (which for purposes of this Agreement shall include any Israeli or other local agent engaged by the Paying agent to process withholding tax payments) and the 102 Trustee, as the case may be, shall be entitled to deduct and withhold (or cause to be deducted or withheld) from the Merger Consideration payable hereunder to any Company Holder, or other payment otherwise payable pursuant to this Agreement or the Escrow Agreement, such amounts as are required to be deducted or withheld therefrom under the Code, the Israeli Tax Ordinance (including any rules and regulations thereunder) or any provision of any U.S. federal, state, local or non-U.S. Legal Requirement; provided, however, that no withholding will be made under Israeli law upon the transfer of the Merger Consideration to the Paying Agent and that the Person intending to withhold pursuant to any provision of U.S. federal, state, or local Law shall notify the Stockholders’ Agent that it intends to deduct and withhold at least ten (10) business days prior to the Closing Date or any subsequent date on which the applicable payment is to be made pursuant to this Agreement in order to provide any Company Holder with sufficient opportunity to provide any forms or other documentation or take any such other steps in order to properly avoid such withholding (the “10-Day Notice Procedure”). Withholding pursuant to other provisions of Tax Laws will be as set forth below. To the extent that amounts are properly withheld in accordance with this Section 1.15(a), the amounts so deducted or withheld shall be timely remitted by Parent, Merger Sub, the Surviving Corporation, the Paying Agent, the 102 Trustee or the Escrow Agent, as the case may be, to the appropriate Governmental Entity and shall be treated for all purposes as having been paid to such Company Holder in respect of whom such deduction or withholding and remittance to the appropriate Governmental Entity was made. In the case of any amounts withheld, the withholding party shall promptly provide to the Company Holder from which such amounts were withheld written confirmation of the amount so withheld. No U.S. federal, state or local Tax withholding shall be required with respect to payments to Company Stockholders or any other payee of a payment pursuant to this Agreement or the Escrow Agreement, other than with respect to compensatory options, compensation payments, or as otherwise required by Law (including, without limitation, the Foreign Account Tax Compliance Act (“FATCA”)), in accordance with the 10-Day Notice Procedure, provided that such holders provide properly completed and valid IRS Form W-9 or Form W-8 (or any successor forms), as applicable, and the Company provides the FIRPTA Certificate described in Section 5.8. To the extent that any payment pursuant to this Agreement is not reduced by any deduction or withholding, and such lack of reduction is not attributable to the negligence of Parent, its affiliates (including the Company, the Surviving Corporation, and any Company Subsidiaries), or their agents, the recipient of any amounts that should have been deducted or withheld under applicable Law shall indemnify Parent and its affiliates (including the Surviving Corporation) for any such amounts required to be paid to any Tax Authority, together with any costs and expenses related thereto (including reasonable attorneys’ fees and costs of investigation); provided, however, that in no event shall such recipient be required to indemnify Parent and its affiliates for (i) Taxes of any other Person; (ii) the portion of any costs and expenses (including reasonable attorneys’ fees and costs of investigation) properly attributable to any other Person; and (iii) any amounts in excess of the amount received by such recipient that was the subject of such lack of reduction for deduction or withholding (the “Recipient Withholding Tax Indemnity”). Notwithstanding anything herein to the contrary, other than with respect to compensatory options, compensation payments, or as otherwise required by Law (including, without limitation, FATCA), in accordance with the 10-Day Notice Procedure, none of Parent, Merger Sub, the Surviving Corporation, the Escrow Agent and the Paying Agent, or anyone acting on their behalf, as the case may be, shall be entitled to deduct and withhold from the amounts otherwise payable pursuant to or in accordance with this Agreement and the Escrow Agreement to any Company Holder or other payee for U.S. federal, state or local Tax purposes unless (A) Parent, Merger Sub, the Surviving Corporation, the Escrow Agent and the Paying Agent, as the case may be, has not received from such Person a completed IRS Form W-8 or Form W-9 (or any successor form), as applicable, or the FIRPTA Certificate described in Section 5.8, and (B) Parent, Paying Agent, the Surviving Corporation, the Escrow Agent or the Company have previously given written notice of such potential withholding to the Company Holders or other payee and the Company Holders or other payee have had a reasonable opportunity to provide the IRS Form W-8 or Form W-9, as applicable. With respect to any amount to be deducted or withheld under the Israeli Tax Ordinance pursuant to this Section 1.15(a), the applicable portion of the Merger Consideration payable to each of the Company Holders which are subject to deduction or withholding, shall be paid by Parent to the Paying Agent without any withholding and retained by the Paying Agent for the benefit of each such Company Holders for a period of 180 (one hundred eighty) days from Closing or an earlier date requested in writing by a Company Holder in respect of its applicable portion of the Merger Consideration (the “Withholding Deadline”) during which time none of Parent, Merger Sub, the Surviving Corporation, the Israeli Subsidiary, the Escrow Agent, or the Paying Agent shall withhold any Israeli Tax on such consideration, except as provided below, and during which time each of said Company Holders may seek to obtain: (i) a valid ruling or certificate issued by the Israeli Tax Authority regarding the deduction or withholding of Tax (including the reduction of Tax to be withheld, an exemption from withholding or any other instructions regarding the payment of withholding including extensions) and including a ruling allowing the transfer of the withholding Tax amount to a trustee from any consideration payable to such payee hereunder provided sufficient amount is held in trust to cover the withholding requirement, or (ii) a valid certificate issued by the Israeli Tax Authority pursuant to the Israeli Income Tax Regulations (Withholding from Payments for Services or Assets), 5737 – 1977, not specifically referring to the transaction hereunder (the ruling or certificate referred to in sub-sections (i) and (ii) above, the “Israeli Tax Certificate”). In the event that no later than seven (7) calendar days before the Withholding Deadline, a Company Holder submits an Israeli Tax Certificate, in form and substance reasonably acceptable to Parent or the Paying Agent upon the advice of Parent’s tax advisor, the Paying Agent shall withhold and transfer to the Israeli Tax Authority such amount of withholding (if any) due from such Company Holder as specified in such Israeli Tax Certificate, and shall pay to such Company Holder only the balance of the payment due to such Company Holder that is not so withheld and shall otherwise act in accordance with such Israeli Tax Certificate. If any Company Holder (A) does not provide the Paying Agent with such Israeli Tax Certificate by the seventh (7) day before the Withholding Deadline, or (B) requests from the Paying Agent in writing to release its portion of the Merger Consideration prior to the Withholding Deadline and fails to submit an Israeli Tax Certificate at or before such time, then the amount to be withheld from such Company Holder’s portion of the Merger Consideration (or, if any applicable Israeli Tax Rulings so provides, only with respect to the portion of the Merger Consideration actually being paid to such Company Holder) shall be calculated according to the applicable withholding rate (plus applicable Israeli Consumer Price Index linkage differences, interest as set forth in section 159A of the Israeli Tax Ordinance (currently, 4% annually) and calculated in NIS based on a US$:NIS exchange rate not lower than the rate on the Closing Date) (the “Applicable Exchange Rate”)  as reasonably determined by Parent or the Paying Agent after receipt of advice of Parent’s tax advisors and in accordance with the respective tax ruling. Such amount shall be timely delivered to the Israeli Tax Authority by the Paying Agent, and Paying Agent shall deliver such Company Holder the Payment Confirmation and pay to such Company Holder the balance of the payment due to such Company Holder that is not so withheld. For the avoidance of doubt, if an Israeli Tax Certificate is provided and such certificate does not expressly refer to the entire Company Holder’s portion of the Merger Consideration, no withholding shall be made with respect to such Company Holder’s portion of (i) the Escrow Amount and (ii) the Expense Amount. If however an Israeli Tax Certificate is not provided, and unless the Israeli Tax Rulings expressly provide otherwise, the applicable amount to be withheld from such Company Stockholder’s portion of the Merger Consideration deposited with the Paying Agent will be calculated (as provided above) also on such Company Stockholder’s portion of the Escrow Amount and such Company Stockholder’s portion of the Expense Amount and will be deducted and delivered to the Israel Tax Authority by the Paying Agent as provided above. To the extent the Israeli Tax Rulings determine that the Escrow Fund distributions and any distribution of Expense Amount, if any, to each Company Stockholder, shall be subject to Israeli Tax only upon actual receipt by the applicable Company Stockholder, or if such withholding is otherwise to be made only upon actual receipt by the applicable Company Holder pursuant to this Section, the transfer of such funds to such Company Stockholder shall be subject to withholding and the provision of this Section shall apply, mutatis mutandis.

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(b)           The provisions of Section 1.15(a) above shall not apply to payments made to holders of Company Options and/or Company 102 Shares and/or Company Options subject to Israeli Tax pursuant to Section 3(i) of the Israeli Tax Ordinance, who are subject to Israeli Tax Ordinance, in respect of which applicable amounts will be deducted or withheld under the Israeli Tax Ordinance, unless, with respect to Israeli resident holders of Company Options or Company 102 Shares addressed in the Israeli Options Tax Ruling (or any Interim Option Ruling), the Israeli Options Tax Ruling (or any Interim Option Ruling) shall have been obtained before the 15th of the calendar month following the month during which Closing occurs, and which ruling provides that Parent, Merger Sub, the Surviving Corporation, the Escrow Agent, and the Paying Agent and anyone acting on their behalf shall be exempt from Israeli withholding tax with respect to any of the payments made pursuant to this Agreement to the 102 Trustee or the Paying Agent, as applicable, and further instructing the 102 Trustee or the Paying Agent, as applicable, on the withholding of Israeli tax on such payments.

(c)           Any withholding made in New Israeli Shekels with respect to payments made hereunder in dollars shall be calculated based on the Applicable Exchange Rate and in such manner as the Parent reasonably determines to be in compliance with the applicable Legal Requirement and any currency conversion commissions will be borne by the applicable payment recipient and deducted from payments to be made to such payment recipient.

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(d)           With respect to non-Israeli resident holders of Company Options or of shares deriving from the exercise of Company Options, which were granted such awards in consideration for work or services performed outside of the United States and Israel, such payments shall not be subject to any withholding or deduction of United States or Israeli Tax, but shall be subject to the Legal Requirements of their jurisdiction of residency, including in respect of any withholding or deduction of Taxes, provided that in respect of Israeli withholding, a declaration in a form reasonably satisfactory to Parent has been provided regarding their non-Israeli residence and confirmation that they were granted such awards in consideration for work or services performed outside of Israel has been provided to Parent according to the form included in the letter of transmittal attached as Exhibit E.

Section 1.16.     Israeli Tax Rulings.

(a)           Prior to the execution of this Agreement, the Company has instructed its Israeli tax advisor, in consultation with Parent and its counsel, advisors and/or accountants to prepare and file with the Israeli Tax Authority one or more applications seeking, inter alia, confirmation that:

 (i)            the deposit with the 102 Trustee of the portion of any payments to be paid to holders of Company 102 Shares, if any, and Company 102 Options, which are subject to the statutory holding period under Section 102 of the Israeli Tax Ordinance, will not result in a requirement for an immediate Israeli Tax payment (or withholding by Parent or the Surviving Corporation), and that the statutory holding period applied with respect to Company 102 Shares and Company 102 Options will continue uninterrupted from the original date of grant and will not recommence as a result of the transactions contemplated herein, provided that the respective portion of the Initial Amount paid to such holders of Company 102 Options and Company 102 Shares is deposited with the 102 Trustee for the remainder of the duration of the statutory holding period;

 (ii)           Parent, the Company and anyone acting on their behalf (including the Paying Agent) shall be exempt from withholding tax in relation to any payments made to the Section 102 Trustee in relation to the Company 102 Options and Company 102 Shares, if any; the confirmations included in this sub-section (ii) and in sub-section (i) above, collectively, and additional confirmations included in such ruling the “Israeli Options Tax Ruling;”

 (iii)          such other ruling or relief as the parties shall agree is appropriate to request under the circumstances (all such rulings may be subject to customary conditions regularly associated with such a ruling) (collectively with the Israeli Options Tax Ruling, the “Israeli Tax Rulings”).

(b)           If the Israeli Options Tax Ruling is not granted prior to Closing, the Company shall seek to receive prior to the Closing an interim tax ruling(s) confirming, among other things, that (i) Parent and anyone acting on its behalf shall be exempt from Israeli withholding tax in relation to any payments made to the 102 Trustee (the “Interim Option Ruling”) and all references herein to the Israeli Options Tax Ruling shall be deemed to refer to the Interim Option Ruling, until such time that a final definitive Israeli Options Tax Ruling is obtained.

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(c)           The parties hereto understand and acknowledge that the Israeli Tax Rulings may not be obtained (provided however that the Interim Option Ruling will be obtained prior to Closing) or may contain such provisions, terms and conditions as the Israeli Tax authority may prescribe, which may be different from those detailed in this Agreement. The parties further understand and acknowledge that the benefits to holders contemplated in this Agreement may not be granted, or may not be granted in full. The parties agree that in the event that the Israeli Tax Rulings are not obtained, Parent, the Surviving Corporation, the Israeli Subsidiary, the Paying Agent, the 102 Trustee and the Escrow Agent, as the case may be, shall be entitled to withhold any amount as may be required under applicable Tax, the Interim Option Ruling and in accordance with this Agreement. Whereas in the event that the Israeli Tax Authority prescribes provisions, terms or conditions that differ from those detailed above, Parent, the Surviving Corporation, the Israeli Subsidiary, the Paying Agent, the 102 Trustee or the Escrow Agent, as the case may be, shall act in accordance with the provision, terms and conditions of the Israeli Tax Rulings.

(d)           Subject to the provisions of Section 1.16(a) above, the Stockholders’ Agent shall, and shall instruct its representatives and advisors to, cooperate with Parent and its Israeli tax advisor, representatives and advisors with respect to the preparation and filing of such applications and in the preparation of any written or oral submissions that may be necessary, proper or advisable to obtain the Israeli Options Tax Ruling and any Israeli Tax Rulings to the extent applicable. Subject to the terms and conditions hereof, the parties shall use all reasonable efforts to promptly take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable Legal Requirements to obtain the Israeli Options Tax Ruling and any Israeli Tax Rulings, as promptly as practicable. In any event, the final text of the requests to obtain the Israeli Options Tax Ruling and any Israeli Tax Rulings and the actual the Israeli Options Tax Ruling and any Israeli Tax Rulings, to the extent drafted or amended by any of the parties or their professional advisors shall in all circumstances be subject to the prior written consent of Parent and the Stockholders’ Agent on behalf of the Company Holders, which consent shall not be unreasonably withheld or delayed.

Section 1.17.     Transfer Taxes.

All transfer, documentary, sales, use, value added, stamp, registration and such other Taxes and fees (including any penalties and interest) (collectively, “Transfer Taxes” ) imposed as a result of the transactions contemplated by this Agreement shall be split equally between Parent, on the one hand, and the Company Holders, on the other. The parties shall cooperate in good faith in preparing and filing all Tax Returns or other applicable documents in connection with Transfer Taxes and to apply for and establish exemptions from or otherwise reduce Transfer Taxes.

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Section 1.18.     Other Closing Payments. At the Closing, Parent shall pay or cause to be paid (i) all amounts set forth in the Pay Off Letters to pay off and discharge the Closing Indebtedness represented thereby and (ii) the Company Fees and Expenses, as set forth in the Final Allocation Schedule.

ARTICLE II

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in the schedule prepared by the Company and delivered to Parent prior to the execution of this Agreement (the “Company Disclosure Schedule”), the Company represents and warrants to Parent and Merger Sub as of the date hereof and as of the Closing Date (except for such representations and warranties made only as a specific date) as follows:

Section 2.1.       Organization, Standing and Power.

(a)           The Company is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware. The Company has the requisite corporate power and authority to own, lease, license and use its properties and assets and to carry on its business as currently conducted and is duly qualified, licensed or admitted to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction in which the ownership, leasing, licensing or use of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified and in good standing, individually or in the aggregate, would not reasonably be expected to be material to the Company. Section 2.1(a) of the Company Disclosure Schedule sets forth each jurisdiction where the Company is so qualified, licensed or admitted to do business. The Company has made available to Parent a complete and correct copy of its certificate of incorporation and bylaws, as amended to date. The Company is not in violation of any of the provisions of its certificate of incorporation, bylaws or Fourth Amended and Restated Shareholders Agreement.

(b)           Each Company Subsidiary is duly organized, validly existing and, in jurisdictions where such concept is recognized, in good standing under the laws of its jurisdiction of organization. Section 2.1(b) of the Company Disclosure Schedule lists each entity that is a Company Subsidiary and sets forth the percentage ownership by the Company of such Company Subsidiary. Each Company Subsidiary has the requisite corporate power to own its properties and to carry on its business as now being conducted and is duly qualified to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction in which the ownership, leasing, licensing or use of its assets and properties, or the conduct or nature of its business, makes such qualification, licensing or admission necessary, except where the failure to be so qualified and in good standing , individually or in the aggregate, would not reasonably be expected to be material to such Company Subsidiary. The Company has made available to Parent a correct and complete copy of the certificate of incorporation or bylaws (or similar governing documents) of each Company Subsidiary, each as amended to date. None of the Company Subsidiaries is in violation of the provisions of its governing documents. Except for the Company Subsidiaries disclosed in Section 2.1(b) of the Company Disclosure Schedule, the Company does not directly or indirectly own any equity or similar interest in, or any interest convertible or exchangeable or exercisable for any equity or similar interest in, any Person. All the outstanding capital stock of each Company Subsidiary is owned directly or indirectly by the Company free and clear of all Liens and all claims or charges of any kind, and is validly issued, fully paid up and nonassessable.

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(c)             The names of each director and officer of the Company and each Company Subsidiary and his or her position with the Company or Company Subsidiary, respectively, on the date hereof are listed in Section 2.1(c) of the Company Disclosure Schedule.

Section 2.2.       Capitalization; Title to the Securities.

(a)           The authorized capital stock of the Company consists of (i) 6,270,000 shares of Company Common Stock, par value $.01 per share (“Common Stock”); (ii) 1,005,000 shares of Company Common AA Stock, par value $.01 per share (“Common AA Stock”) and (iii) 3,475,000 shares of Company Preferred Stock, par value $.01 per share (“Company Preferred Stock”), of which 250,000 shares are designated “Series A Convertible Preferred Stock” (the “Series A Preferred”); 1,200,000 shares are designated “Series B Convertible Preferred Stock” (the “Series B Preferred”); 475,000 shares are designated “Series C Convertible Preferred Stock” (the “Series C Preferred”); 1,000,000 shares are designated “Series D Convertible Preferred Stock” (the “Series D Preferred”); and 550,000 shares are designated “Series D1 Convertible Preferred Stock” (the “Series D1 Preferred”). As of the date hereof, (i) 415,183 shares of Common Stock are issued and outstanding; (ii) 1,004,106 shares of Common AA Stock are issued and outstanding; (iii) 234,012 shares of Series A Preferred are issued and outstanding, 1,069,955 shares of Series B Preferred are issued and outstanding, 449,939 shares of Series C Preferred are issued and outstanding, 771,631 shares of Series D Preferred are issued and outstanding; and 477,543 shares of Series D1 Preferred are issued and outstanding; (iv) 1,100,000 shares of Common Stock are reserved for issuance under the Company Stock Plan; (v) 1,024,960 shares of Common Stock are subject to issuance pursuant to outstanding Company Options issued under the Company Stock Plan; and (vi) 4,157,420 shares of Common Stock are reserved for issuance upon conversion of the Common AA Stock and the Company Preferred Stock. The Fully Diluted Share Number is 5,597,568. No shares of Company Capital Stock are issued and held in the treasury of the Company. All issued and outstanding shares of Company Capital Stock are, and all shares of Company Capital Stock which may be issued pursuant to the exercise of outstanding Company Options or the conversion of Company Preferred Stock will be, when issued in accordance with the respective terms thereof, duly authorized, validly issued, fully paid and non-assessable, and have been issued in compliance with all applicable U.S. federal, state and non-U.S. Legal Requirements.

(b)           The rights, preferences and privileges of the Company Capital Stock are as set forth in the Company Certificate of Incorporation. Since the date of the filing of the Company Certificate of Incorporation, there has not occurred any event that would cause any adjustment or readjustment in the applicable conversion price of the Company Preferred Stock or Common AA Stock. There are no accrued but unpaid dividends payable by the Company on any shares of Company Capital Stock.

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(c)           All outstanding shares of capital stock of each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable, have been issued to the Company in compliance with all applicable Legal Requirements and in accordance with the incorporation documents of each such Company Subsidiary, respectively, and are held by the Company free and clear of any Lien.

(d)           Except as set forth above and in Sections 2.2(f) and (g) of the Company Disclosure Schedule: (i) there are no shares of capital stock or any other securities of the Company or any Company Subsidiary authorized, issued or outstanding; (ii) there are no existing options, warrants, calls, preemptive rights, Indebtedness having general voting rights or debt convertible into securities having such rights (“Voting Debt”) or subscriptions or other rights, agreements, arrangements or commitments of any character (including any stockholder rights plan or similar plan commonly referred to as a “poison pill”), relating to the issued or unissued capital stock of the Company or any Company Subsidiary obligating the Company or any Company Subsidiary to issue, transfer or sell or cause to be issued, transferred or sold any shares of capital stock or Voting Debt of, or other equity interest in, the Company or any Company Subsidiary or securities convertible into or exchangeable for such shares or equity interests, or obligating the Company or any Company Subsidiary to make any payment linked to the value of the Company Capital Stock or the sale price of the Company, or obligating the Company or any Company Subsidiary to grant, extend or enter into any such option, warrant, call, subscription or other right, agreement, arrangement or commitment; and (iii) there are no outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire the Common Stock, or other capital stock of the Company or any Company Subsidiary or to provide funds to make any investment (in the form of a loan, capital contribution or otherwise) in any other entity.

(e)           There are no voting trusts or other agreements or understandings to which the Company is a party with respect to the voting of the capital stock of the Company. Following the Effective Time, no Person will have any right to receive capital stock of the Surviving Corporation upon exercise, conversion or vesting of any Company Option, Voting Debt or any other right or convertible instrument. Except as set forth in Section 2.2(e) of the Company Disclosure Schedule, none of the outstanding Company Options permit any accelerated vesting or exercisability of those options, shares of restricted stock or warrants by reason of the Merger or any other transaction contemplated by this Agreement (including, but not limited to, any acceleration of vesting in connection with any termination of employment with the Company prior to the Effective Time or with the Surviving Corporation following the Effective Time).

(f)             Section 2.2(f) of the Company Disclosure Schedule sets forth a true, complete and correct list as of the date hereof of each holder of record of Company Capital Stock and their respective, last-known addresses (if and as reflected in the Company’s records), whether each such holder is an employee or not an employee of the Company, the number and class of such securities owned by each such holder and the respective certificate numbers.

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(g)           Section 2.2(g) of the Company Disclosure Schedule sets forth a true and complete list as of the date hereof of all holders of record of unexpired Company Options, including for each Company Option award (i) the name of each such holder and his or her last-known address and taxpayer identification number (in each case, if and as reflected in the Company’s records), (ii) the class and number of shares of Company Capital Stock subject to each Company Option, (iii) the exercise or vesting schedule, as applicable, including the extent vested to date, (iv) if applicable, the exercise price per share, (v) the date of grant, (vi) the expiration date, (vii) whether such Company Option award is held by a Person who is not an employee of the Company or any Company Subsidiaries, and (viii) whether such Company Option was granted and is subject to Israeli Tax pursuant to Section 3(i) or Section 102 of the Israeli Tax Ordinance and the applicable sub-section of Section 102, and for Company Options subject to Section 102(b)(2) of the Israeli Tax Ordinance the date of deposit of such Company Option with the 102 Trustee, including with respect to grants prior to July 24, 2012 the date of deposit of the applicable terms of grant with the 102 Trustee and with respect to grants following July 24, 2012 the date of deposit of the applicable board or committee resolution and the date of deposit of the option agreement with the 102 Trustee. No Company Options have been exercised as of the date of this Agreement and all Company Options granted prior to the date of this Agreement to U.S. taxpayers were nonqualified stock options. Except as set forth in Section 2.2(g) of the Company Disclosure Schedule and as provided in ARTICLE I of this Agreement, there are no commitments or agreements of any character to which the Company is bound obligating the Company to accelerate the vesting or exercisability of any Company Option award as a result of the Merger (whether alone or upon the occurrence of any additional or subsequent events). Each grant of Company Options was validly issued and properly approved by the Board of Directors of the Company (or a duly authorized committee or subcommittee thereof) in compliance with all applicable Legal Requirements and recorded on the Financial Statements in accordance with GAAP, and no such grants involved any “back dating,” “forward dating” or similar practices with respect to the effective date of grant. No Company Option has an exercise price that is or has been less than the fair market value of the Common Stock as of the date such Company Option was granted or has any feature for the deferral of compensation other than the deferral of recognition of income until the later of exercise or disposition of such option, in each case, determined in accordance with the regulations and guidance under Code Section 409A. The Company has made available to Parent prior to the date hereof, true and correct copies of all Code Section 409A valuation reports with respect to the valuation of the fair market value of Common Stock since January 1, 2009, for purposes of determining the exercise price of Company Options. As of the Effective Time, no holder or former holder of Company Options, or with respect to Company 102 Options the beneficiary thereof, will have any right to receive, except as provided in ARTICLE I, shares of capital stock or other securities of Parent or any cash payment from Parent or the Surviving Corporation, in each case in respect of Company Options.

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(h)           The Company has made available to Parent accurate and complete copies of the Company Stock Plan and all forms of award agreements evidencing awards granted pursuant to the Company Stock Plan as of the date hereof. Except as set forth in Section 2.2(h) of the Company Disclosure Schedule, no award agreements evidencing awards granted pursuant to the Company Stock Plan differ materially from such forms in connection with any award. No outstanding stock options, restricted stock, restricted stock units, stock appreciation rights, phantom stock, profit participation, performance shares or other equity-based awards associated with shares of Company Common Stock have been issued or are outstanding other than pursuant to the Company Stock Plan and other than as set forth on Section 2.2(h) of the Company Disclosure Schedule. The terms of the Company Stock Plan and all forms of award agreements evidencing awards granted pursuant to the Company Stock Plan permit the treatment of the Company Options as set forth in Section 1.10, without the consent or approval of the holders of such Company Options or the parties to such award agreements, holders of the Company Capital Stock or any other Person.

(i)              Section 2.2(i) of the Company Disclosure Schedule sets forth a true, complete and correct list of all Indebtedness of the Company and any Company Subsidiary as of the date of this Agreement. No Indebtedness of the Company or any Company Subsidiary contains any restriction upon (i) the prepayment of any of such Indebtedness, (ii) the incurrence of Indebtedness by the Company or any Company Subsidiary, or (iii) the ability of the Company or any Company Subsidiary to grant any Lien on its properties or assets.

(j)            The Final Allocation Schedule, when delivered, will be true and correct in all respects and, upon payment of the amounts set forth therein, except as otherwise provided in this Agreement, neither Parent nor the Surviving Corporation will have any obligations to the Company Holders with respect to the Company Capital Stock or Company Options, as the case may be.

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Section 2.3.       Authority. The Company has the requisite corporate power and authority to execute and deliver this Agreement and the other agreements set forth in the exhibits hereto (collectively, the “Ancillary Agreements”) to which the Company is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby. The execution, delivery and performance of this Agreement and the Ancillary Agreements to which the Company is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Company and (other than the aforementioned approval of the Company Holders and adoption and filing of the appropriate merger documents and any actions required pursuant to this Agreement) no other corporate action on the part of the Company is necessary to authorize the execution and delivery by the Company of this Agreement and the Ancillary Agreements to which it is a party, the performance by the Company of its obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby. This Agreement and each Ancillary Agreement to which the Company is a party have been duly executed and delivered by the Company and, assuming the due authorization, execution and delivery by the other parties hereto and thereto, each constitutes the legal, valid and binding obligations of the Company enforceable against the Company in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity. Neither the execution and delivery by the Company of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby and thereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit under or with respect to (A) any provision of the Company Certificate of Incorporation or the Company Bylaws, or other equivalent charter documents of any Company Subsidiary, (B) assuming the consents, waivers and approvals set forth in Section 6.3(c) of the Company Disclosure Schedule are duly obtained, any Company Material Contract (C) subject to the exceptions set forth in (i) through (v) in the sentence that immediately follows, any Legal Requirement currently applicable to the Company, any Company Subsidiary or any of their respective properties or assets (whether tangible or intangible), except, in the case of clauses (B) and (C) above, any such conflicts, breaches, violations, defaults, rights or losses, which would not, individually or in the aggregate, reasonably be expected to be material to the Company. Except for (i) the filing and recordation of the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation in accordance with the requirements of Delaware Law, (ii) such filings as may be required under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (iii) obtaining the Israeli Tax Rulings, or (iv) any other consents or filings which, if not made or obtained, would not be reasonably likely to be material to the Company, no notice to, filing with, and no permit, authorization, consent or approval of, any arbitrator, court, nation, government, any state or other political subdivision thereof and any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of, or pertaining to, government (a “Governmental Entity”), or any private third party pursuant to a Company Material Contract is necessary for the consummation by the Company of the transactions contemplated by this Agreement.

Section 2.4.       Financial Statements. Attached hereto as Section 2.4 of the Company Disclosure Schedule are copies of the Financial Statements. Subject to, in the case of any of the Financial Statements that are unaudited, the absence of footnotes and the need to make normal, recurring year-end adjustments, the Financial Statements (including in all cases the notes and schedules thereto, if any) (i) have been prepared in accordance with United States generally accepted accounting principles (“GAAP”), consistently applied; and (ii) present fairly in all material respects the consolidated financial position of the Company and the Company Subsidiaries as at such dates and the results of operations, stockholders’ equity and cash flows of the Company and the Company Subsidiaries for such periods on a consolidated basis. Since January 1, 2014, there has been no change in any accounting policies, principles, methods or practices, including any change with respect to reserves (whether for bad debts, contingent liabilities or otherwise), of the Company. To the Knowledge of the Company, no audit firm has ever declined or indicated its inability to issue an opinion with respect to any financial statements of the Company.

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Section 2.5.       Absence of Certain Changes.

Except as set forth in Section 2.5 of the Company Disclosure Schedule, since the date of the Interim Balance Sheet (the “Interim Balance Sheet Date”), the Company and each Company Subsidiary have operated their business only in the ordinary course of business consistent with past practices, and, without limiting the generality of the foregoing, (i) there has not been any change, event or effect that, individually or in the aggregate, would reasonably be expected to result in a Company Material Adverse Effect, and (ii) the Company and each Company Subsidiary have not taken any action that would be prohibited by Section 4.2, if such provisions had been in effect since the date of the Interim Balance Sheet Date.

Section 2.6.       Absence of Undisclosed Liabilities.

Except for any Indebtedness and any other liabilities and obligations incurred in the ordinary course of business and consistent with past practice since the Interim Balance Sheet Date, neither the Company nor any Company Subsidiary has (i) any liabilities of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP that are not reflected on a balance sheet of the Company or any Company Subsidiary (including, in each case, the notes thereto); or (ii) any “off balance sheet arrangements” to which the Company or any Company Subsidiary is a party. Except as set forth in Section 2.2(i) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has any Indebtedness.

Section 2.7.       Litigation.

Except as set forth in Section 2.7 of the Company Disclosure Schedule, there is no private or governmental action, suit, proceeding, claim, charge, arbitration or investigation pending, or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary, any of their respective properties or any of their respective officers or directors (in their capacities as such). To the Knowledge of the Company, no action has been taken (or failed to have been taken) by the Company, nor has any event occurred (or failed to occur) that would reasonably be expected to give rise to any action or proceeding against, relating to or materially affecting the Company or any Company Subsidiary or any of their respective assets and properties. Neither the Company nor any Company Subsidiary nor, to the Knowledge of the Company, any of their respective directors or officers (in their capacities as such), is a party to or is subject to any judgment, decree, order, or action of any Governmental Authority that could prevent, enjoin, alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements. Prior to the execution of this Agreement, the Company has made available to Parent all responses of counsel for the Company to auditor requests for information for the last five years (together with any updates provided by such counsel) regarding actions, suits, or proceedings pending or threatened against, relating to or affecting the Company.

Section 2.8.       Restrictions on Business Activities.

Neither the Company nor any Company Subsidiary is party to or bound by any Contract, judgment, injunction, order or decree binding upon the Company or any Company Subsidiary which has or would reasonably be expected to have the effect of (i) prohibiting or impairing in any material respect the ability of the Company or any Company Subsidiary to (A) engage in any line of business; (B) develop, market or distribute products or services, (C) compete with any Person, (D) acquire any assets or equity of another Person, or (E) sell any Company Products or use any Company Intellectual Property in the conduct of the business of the Company as currently conducted; (ii) granting any exclusive distribution rights, or (iii) providing “most favored nation” or other preferential pricing terms for Company Products.

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Section 2.9.       Governmental Authorization.

Except as set forth in Section 2.9 of the Company Disclosure Schedule, and except as would not, individually or in the aggregate, reasonably be expected to be material to the Company, (a) the Company and each Company Subsidiary has obtained each U.S. federal, state, county, local or non-U.S. governmental consent, license, permit, grant, or other authorization of a Governmental Entity (i) pursuant to which either the Company or any Company Subsidiary currently operates or holds (or currently proposes to operate or hold) any interest in any of their respective properties or (ii) that is required for the operation or conduct of the business of the Company or any Company Subsidiary or the holding of any such interest ((i) and (ii) are herein collectively called “Company Authorizations”); and (b) the Company and each Company Subsidiary have complied in all material respects with all Company Authorizations, and all Company Authorizations are in full force and effect. The Israeli Subsidiary has made all filings with the Israeli Registrar of Companies required by the Israeli Companies Law – 1999, as amended and the regulations promulgated thereunder.

Section 2.10.     Title to Property.

Except as set forth in the Financial Statements, the Company and each Company Subsidiary have good title to all of their respective tangible personal property and assets reflected on the Interim Balance Sheet or acquired after the Interim Balance Sheet Date, free and clear of all Liens. Except as would not be material to the Company and the Company Subsidiaries taken as a whole, the tangible personal property and assets of the Company and each Company Subsidiary that are used in the operations of the business of the Company and each such Company Subsidiary are in reasonable working condition, subject to normal wear and tear and immaterial impairments of value and damage, are generally suitable for the uses to which they are being used. For purposes of clarification, the representations in this Section 2.10 do not extend to any Intellectual Property, which is the subject of the representation provided in Section 2.11 hereto.

Section 2.11.     Technology and Intellectual Property.

(a)           [Intentionally Omitted].

(b)           No Infringement. The operation of the business of the Company and each Company Subsidiary as currently conducted, including the design, development, use, branding, advertising, promotion, marketing, manufacture and sale of any Company Product does not infringe, misappropriate or otherwise violate any Intellectual Property Rights of any Person, including any right to privacy or publicity, or constitute unfair competition or trade practices under the laws of any jurisdiction in which the Company or any Company Subsidiary conducts its business. Neither the Company nor any Company Subsidiary has obtained opinions or memoranda of counsel relating to infringement, misappropriation, validity or enforceability of any third party Intellectual Property Rights.

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(c)           Notice. Except as set forth in Section 2.11(c) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has received any written notice, claim or demand from any Person (nor, to the Knowledge of the Company, has the Company received any other communication) (i) challenging the scope, ownership, validity or enforceability of the Intellectual Property Rights of the Company or any Company Subsidiary or (ii) claiming that the Company, any Company Subsidiary, or any Company Product or Company Intellectual Property infringes, misappropriates or otherwise violates any Intellectual Property Rights of any Person.

(d)           No Third Party Infringers. Except as set forth in Section 2.11(d) of the Company Disclosure Schedule, to the Knowledge of the Company, no Person is infringing, misappropriating or otherwise violating any Company Intellectual Property. Except as set forth in Section 2.11(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has asserted or threatened any claim against any Person alleging any infringement, misappropriation or violation of any Company Intellectual Property.

(e)           No Order. There are no forbearances to sue, consent decrees, settlement agreements, judgments, orders or similar obligations that (i) restrict the rights of the Company or any Company Subsidiary to use, transfer, license or enforce any Company Intellectual Property or, to the Knowledge of the Company, any Intellectual Property or Intellectual Property Rights licensed to the Company or any Company Subsidiary (in accordance with the terms of such licenses) or (ii) grant any third party any right with respect to Company Intellectual Property.

(f)            Transaction. Neither the execution and delivery by the Company of this Agreement or any Ancillary Agreement, nor the consummation of the transactions contemplated hereby and thereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both), or give rise to a right of termination, cancellation or obligation or loss of any benefit under or with respect to any Company Intellectual Property.

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(g)           Development and Assignment of Company Intellectual Property. The Company and Company Subsidiaries, taken together, have taken reasonable steps to protect the ownership of, or rights in, as applicable, all Company Intellectual Property. All current or former founders, partners, shareholders, directors, officers, employees, consultants and contractors of, and any third parties contracted by, or on behalf of, the Company or any Company Subsidiary that have created any Company Intellectual Property have executed an agreement with the Company assigning all right, title and interest in any Intellectual Property or Intellectual Property Rights developed by said founder, partner, shareholder, director, officer, employee, consultant or contractor while working within his or her employment at the time of such development, to the Company or an appropriate Company Subsidiary, expressly waiving any rights under applicable Legal Requirements for compensation or royalties in connection with development of any Intellectual Property or Intellectual Property Rights and providing reasonable protection for the confidential information of the Company or any Company Subsidiary (an “IP Assignment and Confidentiality Agreement”), and, to the Knowledge of the Company, no party to any such agreement is in breach thereof. Neither the Company nor any Company Subsidiary is obligated to pay royalties, fees or other similar compensation (other than, with respect to current employees or employees on termination notice period, any salary or other ordinary course compensation) to any current or former employee, founder, officer or Independent Contractor in connection with any Company Intellectual Property. To the extent the Company or any Company Subsidiary has acquired ownership of any Intellectual Property or Intellectual Property Rights from any Person not subject to an IP Assignment and Confidentiality Agreement, the Company or Company Subsidiary, as applicable, has obtained a valid and enforceable assignment sufficient to irrevocably transfer all transferable rights in such Intellectual Property or Intellectual Property Rights (including the right to seek past and future damages with respect to such Intellectual Property or Intellectual Property Rights) to the Company or Company Subsidiary, has paid all royalties, fees or other compensation required to be paid in connection with obtaining the same, and, to the extent required by applicable laws, the Company or Company Subsidiary has recorded each such assignment of Intellectual Property or Intellectual Property Rights with the relevant Governmental Entity, including the United States Patent and Trademark Office (“PTO”), the United States Copyright Office, or their respective equivalents in all relevant non-U.S. jurisdictions.

(h)           [Intentionally Omitted].

(i)            Standards Bodies and Similar Entities. Neither the Company nor any Company Subsidiary is obligated to license or otherwise make available any Company Intellectual Property to any forum, consortium, standards body, or similar entity. Neither the Company nor any Company Subsidiary has made any submission or contribution to, and is not subject to any license or other Contract with, any forum, consortium, standards body, or similar entity for a determination of essentiality to or inclusion in an industry standard that would obligate the Company or any Company Subsidiary to grant licenses or other rights to, or otherwise impair its control of, any such Company Intellectual Property or Company Products, nor has any third party request been made for such licenses or other rights in connection with the activities of or any participation in any forum, consortium, standards body, or similar entity.

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(j)            Governmental Entities and Institutions. No Company Intellectual Property or Company Product is subject to any order, action, settlement, or “march in” right or similar right that restricts, or that could reasonably be expected to restrict, in any manner the use, transfer or licensing of any Company Intellectual Property by the Company or any Company Subsidiary or that may affect the validity, use or enforceability of such Company Intellectual Property or any Company Product. No Company Intellectual Property or Company Product is subject to any third party rights, restriction, constraint, control, supervision or limitation as a result of (i) the receipt or use by the Company or any Company Subsidiary of any funding, facilities, personnel or support from any Governmental Entity, including but not limited to the Office of the Chief Scientist of the Israeli Ministry of Economy (“OCS”), the Israel Investment Center (but excluding as stated in Section 2.11(w)), any foundation, including but not limited to the BIRD Foundation, or any public or private university, college, or other educational institution or research center for the development of any Company Intellectual Property or Company Product (collectively, “Grants”), or (ii) to the Knowledge of the Company the involvement in, contribution to, or creation or development of any Company Intellectual Property or Company Product by any current or former director, officer, or independent contractor of or consultant to the Company or any Company Subsidiary who performed services for or held any position with any Governmental Entity, foundation or any public or private university, college, or other educational institution or research center at the time of such involvement, contribution or creation. No government, university, college, other educational institution, research center or non-profit institution (collectively, “Institutions”) provided or provides facilities, personnel or funding for the creation or development of any Company Intellectual Property or Company Product. To the Knowledge of the Company, no current or former employee, contractor, consultant or Founder of the Company who contributed or contributes to, the creation or development of any Company Intellectual Property or Company Product has performed services for any Institution during a period of time during which such employee, contractor or consultant was also performing services for the Company or any Company Subsidiary.

(k)           Open Source and Copyleft Materials. All use and distribution of Company Products and any Open Source Software by or through the Company or any Company Subsidiary is in material compliance with all Open Source Software licenses applicable thereto. Section 2.11(k) of the Company Disclosure Schedule lists all material Open Source Software used in any Company Product, including in development or testing thereof, and lists (i) the Company Product(s) in which the Open Source Software appears, (ii) the license covering such Open Source Software, (iii) whether (and, if so, how) the Open Source Software was modified by or on behalf of the Company or any Company Subsidiary, and (iv) whether the Open Source Software was or is distributed by or on behalf of the Company or any Company Subsidiary. Except as set forth in Section 2.11(k) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has: (A) incorporated Open Source Software into, or combined Open Source Software with, any Company Products; (B) distributed Open Source Software in conjunction with or for use with any Company Products; or (C) used Open Source Software in a manner that causes or requires any Company Products, any portion thereof, or any other Company Intellectual Property to be subject to any of the obligations or attributes of Copyleft Licenses.

(l)            Source Code and Other Technology. Section 2.11(l) of the Company Disclosure Schedule identifies each Contract pursuant to which the Company or any Company Subsidiary has deposited, or is required to deposit, with an escrow agent or any other Person, any Source Code or other Technology that is Company Intellectual Property. To the Knowledge of the Company, no event has occurred, no circumstance or condition exists, that (with or without notice or lapse of time, or both) and neither the execution of this Agreement or the consummation of the transactions contemplated hereby, will, or would reasonably be expected to, result in the disclosure or delivery by the Company, any Company Subsidiary or any Person acting on their behalf of any Source Code or other Technology that is Company Intellectual Property under any Contract, and no such Source Code or other Technology has been disclosed, delivered or licensed to a third party.

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(m)          Software. To the Knowledge of the Company, the Software included in or used in conjunction with any Company Products is free of any disabling codes or instructions and any “back door,” “time bomb,” “Trojan horse,” “worm,” “drop dead device,” “virus” or other software routines or hardware components that permit unauthorized access or the unauthorized disruption, impairment, disablement or erasure of such Software or related Company Products (“Contaminants”).

(n)           Information Technology. The Company and each Company Subsidiary have taken commercially reasonable steps and implemented commercially reasonable procedures to ensure that Information Technology systems used in connection with the operation of the Company and each Company Subsidiary are free from Contaminants. The Company and each Company Subsidiary have commercially reasonable disaster recovery and business continuity plans, procedures and facilities for the business and have taken commercially reasonable steps to safeguard the Information Technology systems utilized in the operation of the business of the Company and each Company Subsidiary as they are currently conducted. To the Knowledge of the Company, there have been no unauthorized material intrusions or breaches of the security of the Information Technology systems of the Company. The Company’s and each Company Subsidiary’s information security program complies in all material respects with all applicable U.S. federal, state and non-U.S. laws of the jurisdictions in which the Company conducts its business.

(o)           Licenses-In. Other than (i) licenses to Shrink-Wrapped Code, (ii) licenses to Open Source Software set forth in Section 2.11(k) of the Company Disclosure Schedule, (iii) licenses requiring annual payments of less than $100,000, (iv) data agreements under which the Company licenses market data and (v) non-disclosure agreements entered into in the ordinary course of business, Section 2.11(o) of the Company Disclosure Schedule lists all Contracts under which the Company or any Company Subsidiary is granted or provided any rights, or permitted any uses, of Intellectual Property or Intellectual Property Rights by a third Person that are used in the Company Products or are otherwise material to the Company (each such Contract, an “Inbound License”).

(p)           Licenses-Out. Other than (i) non-disclosure agreements entered into in the ordinary course of business and (ii) non-exclusive licenses to Company Products to customers and end-users (in each case pursuant to written agreements that have been entered into in the ordinary course of business), Section 2.11(p) of the Company Disclosure Schedule lists all Contracts under which the Company or any Company Subsidiary has granted or provided any rights to, or permitted any uses of, or agreed to any covenant not to sue with respect to, any Company Intellectual Property that is used in the Company Products or that is otherwise material to the Company (each such Contract, an “Outbound License”). To the Knowledge of the Company, no action has been taken (or failed to have been taken) by the Company, nor has any event occurred (or failed to occur) that would reasonably be expected to trigger an indemnification obligation of the Company under any Outbound License.

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(q)           Trade Secrets. The Company and each Company Subsidiary have taken commercially reasonable measures related to the protection of Trade Secrets, including commercially reasonable steps to safeguard and maintain the secrecy and confidentiality of their Trade Secrets, and any Trade Secrets of third parties provided thereto, according to the laws of the applicable jurisdictions where such Trade Secrets are practiced or maintained by the Company and each Company Subsidiary. Without limiting the generality of the foregoing, (i) the Company and each Company Subsidiary have taken reasonable steps to implement and enforce a policy requiring all personnel and third Persons having access to such Trade Secrets to execute a written agreement which provides reasonable protection for such Trade Secrets, (ii) to the Knowledge of the Company, except pursuant to such agreements, there has been no disclosure by the Company or any Company Subsidiary of any such Trade Secrets and (iii) to the Knowledge of the Company, no party to any such agreement is in breach thereof.

(r)            Customer Information; Privacy. The Company and each Company Subsidiary have ownership, free and clear of any Liens, of all customer lists, customer contact information, customer correspondence and customer licensing and purchasing histories relating to its current and former customers. No Person other than the Company, its wholly owned subsidiaries, or Persons distributing Company Products through channels (whether by way of sales, licensing, leasing or otherwise) possess any claims or rights with respect to use of such customer information which is in possession of the Company. The Company’s privacy policy is posted on its website and includes the terms of the Company’s privacy practices, accessible to and binding upon its customers. The Company and each Company Subsidiary have complied in all material respects with all applicable laws of the jurisdictions in which the Company conducts its business relating to (i) the privacy of users of the Company Products and all of the Company’s websites, and (ii) the collection, use, storage and disclosure of any personally identifiable information collected or stored by the Company, the Company Subsidiaries, and by third parties acting on the Company’s or any Company Subsidiary’s behalf or having authorized access to the Company’s or any Company Subsidiary’s records. To the Knowledge of the Company, there has been no unauthorized access to, unauthorized disclosure of, or other misuse of any personally identifiable information collected by the Company. The Company and the Company Subsidiaries have at all times complied with applicable U.S. federal, state, and non-U.S. laws relating to electronic communications privacy, law enforcement access, reporting of illegal content, and data retention.

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(s)           Company Intellectual Property. Section 2.11(s) of the Company Disclosure Schedule separately sets forth with respect to each item of Company Registered Intellectual Property: (i) for each patent and patent application, the patent number or application serial number for each jurisdiction in which filed, date issued and filed, and present status thereof; (ii) for each registered trademark, trade name, service mark or service name, the application serial number or registration number, by country, province and state, and the class of goods covered, the nature of the goods or services, as well as a list of all common law trademarks, trade names, trade dress, service marks and service names used by the Company or any Company Subsidiary, including a list of applicable jurisdictions; (iii) for any URL or domain name, the registration date, any renewal date and name of registry; and (iv) for each copyright registration or application, if any, the number and date of such registration or application by country, province and state. Other than Intellectual Property or Intellectual Property Rights exclusively licensed to the Company or a Company Subsidiary, the Company or a Company Subsidiary exclusively owns all right, title, and interest (including the sole right to enforce), free and clear of all Liens, in and to all Company Registered Intellectual Property, and is listed in the records of the appropriate U.S. federal, state or non-U.S. authority as the sole owner for each item thereof. There are no proceedings or actions pending before any court or tribunal (including the PTO or equivalent authority anywhere in the world) relating to any of the Company Registered Intellectual Property, other than actions relating to the ordinary patent applications prosecution processes.

(t)            Validity and Enforceability. (i) All of the Company Intellectual Property is subsisting, in full force and effect, and is valid and enforceable, (ii) no Company Registered Intellectual Property has expired (other than in accordance with applicable statutory terms) or been cancelled or abandoned other than certain patent applications in and as a result of ordinary patent applications prosecution processes, and (iii) all necessary registration, maintenance and renewal fees currently due have been paid, and all necessary documents, recordations and certificates have been filed, for the purposes of maintaining the Company Registered Intellectual Property. Section 2.11(t) of the Company Disclosure Schedule sets forth all actions that must be taken by the Company or any Company Subsidiary within ninety (90) days from the date hereof to maintain, perfect, preserve or renew any Company Registered Intellectual Property, including the payment of any registration, maintenance, renewal fees, annuity fees and taxes or the filing of any documents, applications or certificates related thereto.

(u)           Sufficiency. The Company and each Company Subsidiary own or have valid licenses to sufficient Intellectual Property Rights and rights to use Intellectual Property to conduct the business of the Company and each Company Subsidiary as presently conducted in all material respects, including with respect to the distribution and sale of Company Products.

(v)           Products. Section 2.11(v) of the Company Disclosure Schedule sets forth a complete and accurate list of all Company Products.

(w)          Israeli R&D Law. Except as set forth in Section 2.11(w) of the Company Disclosure Schedule, neither the Company nor any of its Subsidiaries has ever applied for, received approval for or received any grants, funding, tax benefits or subsidies from the Government of the State of Israel or any Governmental Authority thereof, or from any non-Israeli Governmental Authority. No Company Intellectual Property and no Company Products were developed or derived, in whole or in part, from Grants provided by, or are subject to restrictions, constraint, control, supervision, or limitation imposed by, the OCS under the Encouragement of Research and Development in Industry Law – 1984 with respect to “know-how” developed using a grant provided by the OCS, or any other Government Authority. There are no royalties, fees, repayments or other amounts due or payable by the Company or any of its Subsidiaries to any Governmental Authority with respect to any grants, funding, incentives, subsidies, or applications therefor, including, without limitation, “approved,” “benefitted,” or “privileged” enterprise status from the Israeli Investment Center or grants from the OCS.

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Section 2.12.     Environmental Matters.

To the Knowledge of the Company, the Company and each Company Subsidiary are in material compliance with all Environmental Laws, which compliance includes, but is not limited to, the possession by the Company and each Company Subsidiary of all material permits and other governmental authorizations required under all Environmental Laws, and material compliance with the terms and conditions thereof. Neither the Company nor any Company Subsidiary has received any written communication, whether from a Governmental Entity, citizens group, employee or otherwise, that alleges that the Company or any Company Subsidiary is not in material compliance with applicable Environmental Laws. There is no Environmental Claim pending or, to the Company’s Knowledge, threatened against the Company, any Company Subsidiary or against any Person whose liability for any Environmental Claim the Company or any Company Subsidiary has retained or assumed either contractually or by operation of law.

Section 2.13.     Taxes.    Except as set forth on Section 2.13 of the Company Disclosure Schedule (it being agreed and understood that Section 2.13 of the Company Disclosure Schedule does not derogate from any indemnification rights of the Parent Indemnified Persons under the Tax Indemnity as set forth in Section 8.2(a)(v)):

(a)             The Company and each Company Subsidiary have timely filed with the proper Tax Authority all material Tax Returns required to be filed by them, and all such Tax Returns are true, correct and complete in all material respects in accordance with applicable Tax Law. All material Taxes required to be paid by the Company and each Company Subsidiary (whether or not shown on any Tax Return and whether disputed or not) have been timely paid other than (i) those that are not yet due and payable, or (ii) those being contested in good faith by appropriate proceedings, and for which, in the case of both clauses (i) and (ii), adequate reserves have been established on the books and records of the Company and each Company Subsidiary in accordance with GAAP, as the case may be. All material Taxes required to be collected and remitted to a Taxing Authority by the Company or a Company Subsidiary have been collected by the Company or Company Subsidiary and have been remitted, or will be remitted within the time and in the manner prescribed by Law.

(b)           There are no liens or encumbrances for material Taxes upon any property or assets of the Company or any Company Subsidiary, except for statutory liens or encumbrances for Taxes accruing but not yet due and payable.

(c)           Neither the Company nor any Company Subsidiary has waived any statute of limitation with respect to any Tax Returns or relating to the payment or collection of material Taxes that has not expired, or, except for any automatic extensions or extensions that would not result in the imposition of penalties, has or requested or agreed to any extension of time within which to pay any material Taxes or file any income or material Tax Return, which Return has since not been filed.

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(d)           To the Knowledge of the Company, neither the Company nor any Company Subsidiary has obtained or received any rulings, audit reports, or technical advice memoranda or entered into any closing agreements or other material written agreements, in each case from or with any Tax Authority that affects the Tax treatment of the Company or any Company Subsidiary, and no request for any such ruling, audit report, technical advice memorandum, closing agreement or other material written agreement is pending.

(e)            Neither the Company nor any Company Subsidiary will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting elected by the Company or any Company Subsidiary under Section 481 of the Code (or any corresponding provisions of state, local, or non-U.S. Tax Law) for a taxable period ending on or prior to the Closing Date, installment sale entered into on or prior to the Closing Date, or prepaid amount received on or prior to the Closing Date, (ii) “closing agreement” described in Section 7121 of the Code (or any corresponding or similar provision of U.S. state, local or non-U.S. Tax law) entered into on or prior to the Closing Date, or (iii) election made pursuant to Section 108(i) of the Code at or prior to the Closing Date.

(f)            All material Taxes that the Company or any of the Company Subsidiaries are (or were) required by Law to withhold or collect in connection with amounts paid or owing to, or any transaction or event involving, or otherwise with respect to, any employee, independent contractor, creditor, stockholder, member or other third party have been duly withheld or collected, and have been timely paid over to the proper authorities to the extent due and payable.

(g)           Neither the Company nor any Company Subsidiary is currently the subject of an audit or other examination relating to the payment of a material amount of Taxes of the Company or any Company Subsidiary by the tax authorities of any nation, state or locality nor have the Company or the Company Subsidiaries received any written notice from any Tax authority such that an audit or examination is contemplated or pending, and to the Knowledge of the Company no such audit or examination is contemplated or pending. To the Knowledge of the Company, no material issue has been raised in any audit or examination by any Tax Authority that could reasonably be expected to result in the proposal or assertion of a material Tax deficiency for another year not so examined.

(h)           Neither the Company nor any Company Subsidiary is or has been a United States real property holding corporation (as defined in Section 897(c)(2) of the Code) during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code

(i)            The Company has at all times during its existence been classified as a domestic corporation within the meaning of Section 7701 of the Code. Each of the Company Subsidiaries (except for SDX Trading LLC) has been classified at all times during its existence as a foreign corporation within the meaning of Section 7701 of the Code. SDX Trading LLC has at all times during its existence been classified as a disregarded entity within the meaning of Section 301.7701 of the Treasury Regulations.

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(j)            [Intentionally Omitted.]

(k)           The Company has delivered or made available to Parent complete and accurate copies of all documents set forth on Schedule 2.13 with respect to the representation set forth in Section 2.13(d).

(l)            Neither the Company nor any Company Subsidiary has received notice of any claim made by a Tax Authority in a jurisdiction where the Company and/or any Company Subsidiary does not file Tax Returns, that the Company and/or any Company Subsidiary is or may be subject to taxation by that jurisdiction.

(m)          [Intentionally Omitted.]

(n)           Neither the Company nor any Company Subsidiary has been either a “distributing corporation” or a “controlled corporation” in a distribution of stock intended to qualify for tax-free treatment under Section 355 of the Code in the five years prior to the date of this Agreement.

(o)           Neither the Company nor any Company Subsidiary has participated in a “reportable transaction” within the meaning of Section 6707A of the Code or Treasury Regulation Section 1.6011-4 (and all predecessor regulations) as in effect at the relevant time) (or any similar provision of state, local or non-U.S. law, including but not limited to Section 131(g) of the Israeli Tax Ordinance and the Israeli Income Tax Regulations (Tax Planning Requiring Reporting), 2006) or a transaction similar to a reportable transaction.

(p)           The Israeli Subsidiary has not received a final assessment for any of its tax years.

(q)           Neither the Company nor any Company Subsidiary (other than the Company Subsidiary incorporated in Israel (the “Israeli Subsidiary”) (i) is or has been an Israeli resident as defined in Section 1 of the Israeli Tax Ordinance, (ii) has or has had a “permanent establishment” (as defined in any applicable income tax treaty) in Israel, or (iii) has been managed and/or controlled from Israel (including but not limited to holding a majority of the meetings of its board of directors in Israel).

(r)           Other than any Tax Returns that have not yet been required to be filed, the Company has made available to Parent true, correct and complete copies of the income Tax Returns and all other material Tax Returns for the Company and each Company Subsidiary for each of the taxable periods ended 2011 through 2013.

(s)           Neither the Company nor any Company Subsidiary has made any material payments, is obligated to make any material payments or is a party to any agreement that could obligate it to make any material payments (i) that will not be deductible under section 280G of the Code (or any corresponding provision of state, local or foreign Tax law) and (ii) that will not be fully deductible as a result of Section 162(m) of the Code (or any corresponding provision of state, local or foreign Tax law).

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(t)            Neither the Company nor any Company Subsidiary is subject to any restrictions or limitations pursuant to Part E2 of the Israeli Tax Ordinance or pursuant to any Tax ruling made with reference to the provisions of Part E2.

(u)           The Company and the Company Subsidiaries are registered, if so required for purpose of, and have compiled with the provisions of, the Israeli Value Added Law – 1975, as amended including with respect to the timely filing of complete and correct Tax Returns and the timely making of payments and the maintenance of records, and neither the Company nor any Company Subsidiary can be subjected to a revision of its VAT position, leading to a recapture of VAT deducted on or before the Closing Date. The Company and the Company Subsidiaries have not made any exempt supplies in the current or preceding VAT year applicable to them and there are no circumstances by reason of which there might not be a full entitlement to credit for all VAT chargeable on supplies and acquisitions received and imports made (or agreed or deemed to be received or made) by them. In case any VAT payable has been offset against a VAT receivable (i.e., recoverable VAT), the amount of the VAT receivable, has been computed and reported in an accurate manner. The Company and the Company Subsidiaries are only registered for VAT purposes in the jurisdictions in which they are incorporated and are not required to be registered in any other jurisdiction.

(v)           Neither the Company nor any of the Company Subsidiaries have ever been a real property corporation (Igud Mekarke’in) within the meaning of this term under Section 1 of the Israeli Land Taxation Law (Appreciation and Acquisition), 5723-1963.

(w)          The Israeli Subsidiary is entitled to certain tax benefits for its R&D activity under its status as a Preferred Enterprise and has been previously entitled to certain “Benefited Enterprises” as defined in the Encouragement Law (“Tax Incentives”). The Israeli Subsidiary is, and has always been, in full compliance with all the material conditions and requirements of the Tax Incentives and the allocation of income entitled to the Tax Incentives versus income subject to ordinary Tax rates has been performed correctly, accurately and in compliance with all relevant Legal Requirements. Neither the Company nor any of its Company Subsidiaries (i) has received any cash governmental grants with respect to its Benefited Enterprise status or (ii) has taken or failed to take any action that would reasonably be expected to invalidate the Tax Incentives provided under the Encouragement Law. The Company and each Company Subsidiary state that: (a) no claim or challenge has been made, in writing, by any Tax Authority with respect to the Company’s or any of the Company Subsidiaries’ entitlement to any Tax Incentive; and (b) subject to receipt of any approvals required herein consummation of the transactions contemplated by this Agreement will not adversely affect the qualification for the Tax Incentives or the terms or duration thereof or require any recapture of any previously claimed Tax Incentive.

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(x)            Each Company Stock Plan that is intended to qualify as a capital gains route plan under Section 102(b)(2) of the Israeli Tax Ordinance (a “102 Plan”) has received a favorable determination or approval letter from, or is otherwise approved by, or deemed approved by passage of time without objection by, the Israeli Tax Authority. All Company 102 Options which were issued under the 102 Plan were and are currently in compliance in all respects with the applicable requirements of Section 102(b)(2) of the Israeli Tax Ordinance (including the relevant sub-section of Section 102) and the written requirements and guidance of the Israeli Tax Authority, including the filing of the necessary documents with the Israeli Tax Authority, the grant of Company 102 Options only following the lapse of the required 30 day period from the filing of the 102 Plan with the Israeli Tax Authority, the receipt of the required written consents from the option holders, the appointment of an authorized trustee to hold the Company 102 Options, and the due deposit of such Company 102 Options and Company 102 Shares with such trustee pursuant to the terms of Section 102 of the Israeli Tax Ordinance, and applicable regulations and rules and the guidance published by the Israeli Tax Authority on July 24, 2012 and clarification dated November 6, 2012.

(y)           None of the Company Capital Stock held by any of the Company Stockholders is or has at any time in the past been, subject to any vesting or reverse vesting mechanism, repurchase rights, purchase options on the part of the Company, any of the Company Subsidiaries or the other Company Holders or any other mechanism by which, in all such cases, a Company Stockholder rights to benefit from the Company Capital Stock was made contingent on the Company Stockholders’ continued active involvement with the Company or any Company Subsidiary. For the avoidance of doubt, the foregoing arrangement shall not include customary tag along, no-sale or co-sale rights or such restrictions applicable to stock options.

(z)            Except for representations related to Taxes in Sections 2.2, 2.14 and 2.15, the representations and warranties in this Section 2.13 are the sole and exclusive representations of the Company concerning Tax matters. Notwithstanding any provision in this Agreement to the contrary, the Company makes no representation as to the amount of, or limitations on, any net operating losses, Tax credits, or other Tax attributes that the Company or any Company Subsidiary may have, and no breach or inaccuracy of any representation or warranty in this Section 2.13 shall entitle the Parent Indemnified Persons to be indemnified for Taxes in respect of any Post-Closing Tax Period.

Section 2.14.     Employee Benefit Plans.

(a)             Section 2.14 of the Company Disclosure Schedule lists (i) with respect to the Company, each Company Subsidiary and any trade or business (whether or not incorporated) which is treated as a single employer with the Company (an “ERISA Affiliate”) within the meaning of Section 414(b), (c), (m) or (o) of the Code, all employee benefit plans (as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”)) maintained or contributed to by the Company or any Company Subsidiary and (ii) (A) each loan by the Company to any non-officer employee, loans by the Company to officers and directors, and any stock option, stock purchase, phantom stock, stock appreciation right, restricted stock unit, supplemental retirement, severance, termination, retention, change in control, sabbatical, medical, dental, vision care, disability, employee relocation, cafeteria benefit (Code Section 125) or dependent care (Code Section 129), life insurance or accident insurance plans, programs, agreements or arrangements, (B) all material bonus, commission, profit sharing, savings, deferred compensation, equity compensation or incentive plans, programs, agreements or arrangements, (C) other material fringe or employee benefit plans, programs, agreements or arrangements, (D) any current executive employment or executive compensation or severance agreements for the benefit of, or relating to, any present employee, officer or director of the Company or any Company Subsidiary and (E) all other material plans and programs, whether written or unwritten, maintained or contributed to for the benefit of, provided to, or otherwise relating to, any current director, officer or employee of the Company or any Company Subsidiary employed in a jurisdiction outside the United States (together, the “Company Employee Plans”).

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(b)           The Company has provided to Parent (i) a true, correct and complete copy of each of the Company Employee Plans and related material plan documents (including trust documents, most recent actuarial or funding reports, as applicable, current employee booklets, summary plan descriptions and other authorizing documents), (ii) all material correspondence to or from any Governmental Entity relating to any Company Employee Plan other than in the ordinary course of business and (iii) with respect to each Company Employee Plan which is subject to ERISA reporting requirements, if any and as applicable, (A) copies of the Form 5500 reports, and all attachment thereto, filed for the last three (3) plan years; (B) copies of the nondiscrimination testing results for the last three (3) plan years; (C) the most recent summary plan description and any material modifications thereto; and (D) the most recent IRS determination or opinion letter.

(c)           Each Company Employee Plan has been operated and administered in all material respects in accordance with its terms and all applicable Legal Requirements, including but not limited to ERISA and the Code.  Each Company Employee Plan intended to qualify under Section 401(a) of the Code has received a favorable determination or opinion letter from the IRS as to its qualified status under the Code, and, to the Knowledge of the Company, no fact or event has occurred since the date of such determination or opinion letter that would reasonably be expected to adversely affect the qualified status of any Company Employee Plan.

(d)           There has been no “prohibited transaction,” as such term is defined in Section 406 of ERISA and Section 4975 of the Code, with respect to any Company Employee Plan.  Neither the Company nor any of its ERISA Affiliates is subject to any material liability or penalty under Sections 4976 through 4980 of the Code or Title I of ERISA with respect to any of the Company Employee Plans.  All contributions required to be made by the Company or any of its ERISA Affiliates to any Company Employee Plan have been made on or before their due dates pursuant to the terms of the Company Employee Plan and applicable Legal Requirements.  With respect to each Company Employee Plan, no “reportable event” within the meaning of Section 4043 of ERISA (excluding any such event for which the thirty (30) day notice requirement has been waived under the regulations to Section 4043 of ERISA) nor any event described in Section 4062, 4063 or 4041 or ERISA has occurred.  Each Employee Plan can be amended, terminated, or otherwise discontinued after the Closing Date in accordance with its terms, without liability to Parent or any ERISA Affiliate of Parent (other than ordinary administrative expenses typically incurred in a termination event).

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(e)           No suit, administrative proceeding, action or other litigation has been brought, or, to the Knowledge of the Company, is threatened, against or with respect to any Company Employee Plan, including any Audit by the IRS, the United States Department of Labor or any other local Tax Authority other than routine claims for benefits in the ordinary course.

(f)            Except as would not reasonably be expected to result in a material liability to the Company, each Company Employee Plan that is a “nonqualified deferred compensation plan” (as defined in Code Section 409A(d)(1)) (i) has been maintained and operated since January 1, 2005 in good faith compliance with Code Section 409A and all applicable IRS guidance promulgated thereunder so as to avoid any Tax, penalty or interest under Code Section 409A and (ii) since January 1, 2009, been in documentary and operational compliance with Section 409A of the Code and all applicable IRS guidance promulgated thereunder.

(g)           With respect to each Company Employee Plan, the Company and each Company Subsidiary and ERISA Affiliate has complied with the applicable (i) health care continuation and notice provisions of the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”) and the regulations (including proposed regulations) thereunder and any similar state or local laws or regulations, (ii) requirements of the Family Medical and Leave Act of 1993 and the regulations thereunder, (iii) requirements of the Health Insurance Portability and Accountability Act of 1996 and the regulations (including proposed regulations) thereunder and (iv) requirements of the Patient Protection and Affordable Care Act and the regulations thereunder, in each case, except as would not reasonably be expected to result in a material liability of the Company.

(h)           Except as set forth in Section 2.14 of the Company Disclosure Schedule, the consummation of the transactions contemplated by this Agreement will not, either alone or in combination with another event, and other than the acceleration of Company Options, (i) entitle any current or former employee, officer, director, independent contractor or consultant of the Company or any Company Subsidiaries to severance pay, termination pay, unemployment compensation or any other payment or benefit, in each case, under any Company Employee Plan (ii) accelerate the time of payment or vesting of benefits, or increase the amount of compensation, due to any such employee, officer, director, independent contractor or consultant under any Company Employee Plan, or (iii) result in any forgiveness of Indebtedness of any Company employee, officer, director, independent contractor or consultant to the Company, trigger any funding obligation under any Company Employee Plan or impose any restrictions or limitations on the Company’s rights to administer, amend or terminate any Company Employee Plan.  No director, officer, employee, advisor or independent contractor of the Company or any Company Subsidiary is entitled to receive from the Company or any Company Subsidiary any gross-up or additional payment by reason of the tax required by Section 409A or 4999 of the Code being imposed on such person.

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(i)            Neither the Company nor any of its ERISA Affiliates maintains, sponsors, participates in or contributes to, nor have they ever maintained, established, sponsored, participated in, or contributed to, any pension plan (within the meaning of Section 3(2) of ERISA) which is subject to Section 302 of ERISA, Title IV of ERISA or Section 412 of the Code.

(j)            Neither the Company nor any of its ERISA Affiliates is a party to, or has made any contribution to or otherwise incurred any obligation to contribute to, any “multi-employer plan” as defined in Section 3(37) of ERISA that is subject to Title IV of ERISA.

(k)           Neither the Company nor any of its ERISA Affiliates has or would reasonably be expected to have any liability with respect to any current or former employee or director in respect of post-retirement health, medical, life insurance or other benefits, except as required by applicable Legal Requirements.

(l)            Each individual who renders or has rendered service to the Company or any Company Subsidiary and who is or has been classified by the Company or any Company Subsidiary as having the status of an independent contractor, consultant or other status other than ‘employee,’ is and has at all times been, properly characterized as such to an extent that would not reasonably be expected to result in the disqualification of any Company Employee Plan or in any liability to the Company or any Company Subsidiary.

(m)          Neither the Company nor any of its ERISA Affiliates has used the services or workers provided by third party contract labor suppliers, temporary employees, “leased employees” (as that term is defined in Section 414(n) of the Code), or individuals who have provided services as independent contractors to an extent that reasonably could be expected to result in the disqualification of any Company Employee Plan or the imposition of penalties or excise taxes with respect to any Company Employee Plan.

(n)           The Israeli Subsidiary liability towards its employees regarding severance pay, accrued vacation and contributions to all provident funds (including but not limited to pension arrangement, further education fund and disability insurance) are fully funded or if not required to be funded are accrued in the Israeli Subsidiary’s financial statements as of the date of such financial statements to the extent required under GAAP.

Section 2.15.     Labor and Employee Matters.

(a)           Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company and its Subsidiaries, the Company and each Company Subsidiary are and have been since January 1, 2009, in compliance in all material respects with all applicable Legal Requirements and regulations respecting employment, including but not limited to, discrimination, disability rights and benefits, affirmative action, terms and conditions, pay slips, termination, wages, hours, overtime classification, working during rest days, occupational safety and health, employee whistle-blowing, immigration, employee privacy, family, medical and other leaves, workers’ compensation, unemployment insurance, employment practices, and classification of employees, consultants and independent contractors, and are not, and since January 1, 2009 have not, engaged in any unfair labor practice, as defined in the National Labor Relations Act or other applicable Legal Requirements.

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(b)           Except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company and its Subsidiaries, (i) the Company and each Company Subsidiary have withheld and reported all amounts required by law or by agreement to be withheld by them from the wages, salaries, bonus benefits, commission, severance pay, accrued vacations and other similar payments and benefits to any former or current employees or consultants (other than routine payments, deductions or withholdings to be made in the normal course of business and consistent with past practice), and are not liable for any arrears of wages, severance pay or any taxes or any penalty for failure to comply with any of the foregoing, and (ii) neither the Company nor any Company Subsidiary is liable for any payment to any trust or other fund or to any governmental or administrative authority with respect to unemployment compensation benefits, social security or other benefits or obligations for employees (other than routine payments to be made in the normal course of business, consistent with applicable Contracts or Legal Requirements).

(c)           Except as disclosed in Section 2.15(c) of the Company Disclosure Schedule, there are no lawsuits, written claims, written demands, proceedings, administrative charges, arbitrations, complaints or controversies pending or, to the Knowledge of the Company, threatened, against or by the Company or any Company Subsidiary involving any of their respective current or former employees, Independent Contractors or applicants, except as would not reasonably be expected, individually or in the aggregate, to result in a material liability to the Company and its Subsidiaries.  Neither the Company nor any Company Subsidiary has since January 1, 2009 received written notice of the intent of any Governmental Entity responsible for the enforcement of labor or employment laws to conduct an investigation with respect to the Company or any Company Subsidiary, and, to the Knowledge of the Company, no such investigation is in progress.

(d)           Neither the Company nor any Company Subsidiary has at any time been a party to any collective bargaining agreement, collective agreement, collective arrangement or similar agreement with any labor organization, trade union or works council or similar organization, or work rules or practices agreed to with any labor organization, works council or employee association applicable to employees of the Company or any Company Subsidiary, nor the Company or any Company Subsidiary is otherwise required (under any Legal Requirements or otherwise) to provide benefits or working conditions under any of the foregoing.  Neither the Company nor any Company Subsidiary is, or has been, a member of any employers’ association or organization.  None of the employees of the Company or any Company Subsidiary are represented by any labor organization, trade union or works council and, to the Knowledge of the Company, there are no and have not been any material union or works council organizing activities or proceedings, and, to the Knowledge of the Company, no pending organizing activities or proceedings threatened in writing, among any of its employees or the employees of any Company Subsidiary.  No expansion orders of the Israeli Ministry of Labor (Tzavei Harchava) are applicable to the Israeli Subsidiary other than such orders that are generally applicable to all Israeli Employees.  Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, there are no customs or customary practices (whether written or not) regarding employees that could be deemed to be binding on the Company or any of its Company Subsidiaries.  Except as set forth in Section 2.14(d) of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has recognized or received a written demand for recognition from any collective bargaining representative with respect to any of its employees.

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(e)           There is no labor strike, collective labor dispute, work slowdown, work stoppage or lockout actually pending, or to the Knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary, and during the three (3) years prior to the date of this Agreement there has not been any such action.

(f)            To the Knowledge of the Company, no employees or Independent Contractors of the Company or any Company Subsidiary are in material violation of any term of any employment Contract, service Contract or similar Contract, invention assignment agreement, patent disclosure agreement, non-competition agreement, non-solicitation agreement, nondisclosure agreement, or any restrictive covenant to a former employer or a former independent contractor relating to the right of any such employee or Independent Contractor to be engaged by the Company or any Company Subsidiary.

(g)           The employment of each employee of the Company and any Company Subsidiary is “at-will” and the Company does not have any obligation to provide any particular form or period of notice prior to terminating the employment of any of its employees, except as required under applicable Legal Requirements and as disclosed on Section 2.15(g) of the Company Disclosure Schedule.

(h)           The Company has previously made available to Parent a complete list of all employees of the Company and each Company Subsidiary as of July 30, 2014, and designates (i) each person’s name, engaging entity, work location, date of commencement of employment, base salary or hourly rate, overtime classification (e.g., exempt or non-exempt) as of July 30, 2014 and (ii) total bonus and total commission payout for calendar year 2013.  To the Knowledge of the Company, no Essential Employee or officer of the Company has given notice to the Company that any such Essential Employee or officer intends to terminate his or her employment with the Company and/or any Company Subsidiary as a result of the transaction contemplated by this Agreement.

(i)             Section 2.15(i) of the Company Disclosure Schedule sets forth a true and complete list of all present Independent Contractors of the Company and each Company Subsidiary, and includes reference to each Independent Contractor’s agreement, true and complete copies of which were previously provided to Parent.  Except as set forth on Section 2.15(i) of the Company Disclosure Schedule, all Independent Contractors can be terminated on notice of thirty days or less to the Independent Contractor. The Company or any Company Subsidiary does not engage manpower employees, except from time to time as replacements for administrative positions for short periods of time on an as-needed basis.

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(j)            Without derogating from the generality of the above, with respect to employees, of the Company and the Company Subsidiaries who permanently reside or work in Israel or whose employment is otherwise subject to the laws of the State of Israel (“Israeli Employees”):  (i) All past and present Israeli Employees have executed the Israeli Subsidiary’s standard employment agreement substantially with non-material changes to the intellectual property, confidentiality and non-compete obligations as set forth in the Israeli Subsidiary standard employment agreement at the relevant time.  No current or former Israeli Employee is or was engaged by the Israeli Subsidiary without a written contract or, if applicable, did not execute an agreement concerning intellectual property, confidentiality and non-compete.  The Company has delivered to Parent accurate and complete copies of the current standard employment agreements; (ii) except as set forth in Section 2.15(j) of the Company Disclosure Schedule, the employment of each Israeli Employee is subject to termination upon not more than sixty (60) days prior written notice under the termination notice provisions included in the employment agreement with such Israeli Employee or applicable Legal Requirements; or (iii) to the Company’s Knowledge, no Israeli Employee’s employment by the Company or any Company Subsidiary requires any special licenses, permit or other governmental authorization; and (iv) all amounts that the Company or any Company Subsidiary is legally or contractually required either (A) to deduct from Israeli Employees’ salaries or to transfer to such Israeli Employees’ pension or provident, life insurance, incapacity insurance, continuing education fund or other similar funds or (B) to withhold from Israeli Employees’ salaries and benefits and to pay such withholding to any Israeli Employees’ pension or provident plan and/or any Governmental Entity as required by the Israeli Tax Ordinance, and/or to the Israeli national insurance in accordance with Israeli health insurance laws or otherwise, have, in each case, been duly deducted, transferred, withheld and paid, and neither the Company nor any Company Subsidiary have any outstanding obligation to make any such deduction, transfer, withholding or payment (other than routine payments, deductions or withholdings to be made in the normal course of business and consistent with past practice).

(k)           The Company has previously provided true and complete copies of all the current employment agreements with the Essential Employees;

(l)            Neither the Company nor any Company Subsidiary has any unsatisfied obligations of a material nature to any of its former employees or independent contractors and their termination was in compliance with all material applicable Legal Requirements.

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Section 2.16.     Interested Party Transactions.

Neither the Company nor any Company Subsidiary is indebted to any director, officer, employee, consultant or stockholder of the Company or any Company Subsidiary (except for current amounts due as normal salaries and bonuses and in reimbursement of ordinary expenses), and no such Person is indebted to the Company or any Company Subsidiary.  To the Knowledge of the Company, no officer, director or stockholder of the Company or any Company Subsidiary owns or holds, directly or indirectly, any interest in (excepting holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity), or is an officer, director, employee or consultant of any Person that is a competitor, lessor, lessee, customer or supplier of the Company or any Company Subsidiary or which conducts a business similar to any business conducted by the Company or any Company Subsidiary.  No officer, director or stockholder of the Company or any Company Subsidiary (a) owns or holds, directly or indirectly, in whole or in part, any Company Intellectual Property, (b) to the Knowledge of the Company, has any claim, charge, action or cause of action against the Company or any Company Subsidiary, except for claims for reasonable unreimbursed travel or entertainment expenses, accrued vacation pay or accrued benefits under any employee benefit plan existing on the date hereof (or as set forth on Section 2.16 of the Company Disclosure Schedule), (c) to the Knowledge of the Company, has made, on behalf of the Company or any Company Subsidiary, any payment or commitment to pay any commission, fee or other amount to, or to purchase or obtain or otherwise Contract to purchase or obtain any goods or services from, any other Person of which any officer, director or stockholder of the Company or any Company Subsidiary (or, to the Knowledge of the Company, a relative of any of the foregoing) is a partner or stockholder (except holdings solely for passive investment purposes of securities of publicly held and traded entities constituting less than five percent (5%) of the equity of any such entity) or (d) to the Knowledge of the Company, has any interest in any property, real or personal, tangible or intangible, used in or pertaining to the business of the Company or any Company Subsidiary.  Other than with respect to any compensatory arrangements approved by the Company Board, each Contract or arrangement between the Company and/or any of its Subsidiaries, on the one hand, and any Affiliate of the Company, or any director, officer or employee of the Company and/or any of its Subsidiaries, on the other hand, is on commercially reasonable terms no more favorable to such Affiliate, director, officer or employee than what any third party negotiating on an arms’ length basis would receive.

Section 2.17.     Leased Property.

Section 2.17 of the Company Disclosure Schedule sets forth a complete list of all of the real property leased by the Company and each Company Subsidiary and a reference to the lease agreement containing the terms of each lease (the “Lease Agreements”).  Each Lease Agreement is valid, binding and enforceable in accordance with its terms and the Company and/or any Company Subsidiary, as the case may be, has a valid and binding leasehold interest in, and enjoys peaceful possession of, the real property for the full term of the Lease Agreements (including renewal periods) described in Section 2.17 of the Company Disclosure Schedule.  True and correct copies of the Lease Agreements have been made available to Parent and such Lease Agreements are unmodified and in full force and effect.  There are no existing defaults by the Company or any Company Subsidiary under any Lease Agreement.  Other than as set forth in Section 2.17 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has assigned, transferred, conveyed, mortgaged, deeded in trust, or encumbered any interest in the leasehold or any of its rights under any Lease Agreement, and the leasehold estate created by each such lease is free and clear of all Liens.  Neither the Company nor any Company Subsidiary is engaged in any negotiation for the reviewing of the rent payable under any Lease Agreement.  Neither the Company nor any Company Subsidiary owns any real property.

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Section 2.18.     Insurance.

Section 2.18 of the Company Disclosure Schedule contains a complete list of the policies and Contracts of insurance maintained by the Company and each Company Subsidiary other than employee benefit plans listed on Section 2.18 of the Company Disclosure Schedule.  All such policies are in full force and effect, all premiums due and payable to date under all such policies have been paid and the Company and each Company Subsidiary are otherwise in material compliance with the terms of such policies and bonds.  There is no claim pending under any such policies as to which coverage has been questioned, denied or disputed by the underwriters of such policies.  Neither the Company nor any Company Subsidiary has received any notice of cancellation or non-renewal of any such policies or bonds from any of its insurance carriers, nor to the Company’s Knowledge, is the termination of any such policies or bonds threatened.  Neither the Company nor any Company Subsidiary has received any written  notice from any of its insurance carriers that any insurance premiums will be increased in the future or that any insurance coverage presently provided will not be available to the Company or any Company Subsidiary in the future on substantially the same terms as now in effect.

Section 2.19.     Compliance with Legal Requirements.

(a)            Except as set forth in Section 2.19 of the Company Disclosure Schedules, (i) the Company and each Company Subsidiary have complied in a timely manner and in all respects with all U.S. federal, state, local or non-U.S. statutes, laws, regulations or other Legal Requirements that affect the business, properties or assets of the Company and/or any Company Subsidiary, except for such non-compliance as would not, individually or in the aggregate, reasonably be expected to be material to the Company, and no notice, charge, claim, action or assertion has been received by the Company or any Company Subsidiary or to the Company’s Knowledge, has been filed, commenced or threatened against the Company or any Company Subsidiary alleging any violation of any of the foregoing; (ii) to the Knowledge of the Company, no event has occurred and no action has been taken (or failed to have been taken) by the Company, nor has any event occurred (or failed to occur) that would reasonably be expected to (with or without notice or lapse of time) constitute or result in a material violation by the Company or any Company Subsidiary of, or a material failure on the part of the Company or any Company Subsidiary to comply with, any U.S. federal, state, local or non-U.S. statutes, laws, regulations or other Legal Requirements relating to the operation and conduct of its respective business (as currently conducted) or any of its respective properties or facilities.

(b)           The Israeli Subsidiary does not use, develop, or engage in, encryption technology, technology with military applications, or other technology whose development, commercialization or export is restricted under applicable law.  Neither the business of the Company nor any Company Product requires the Company or the Israeli Subsidiary to obtain a permit from the Israeli Ministry of Defense or a related body, including pursuant to Section 2(a) of the Control of Products and Services Declaration (Engagement in Encryption) 1974 Statute, as amended, or Control of Products and Services Order (Export of Warfare Equipment and Defense Information), 1991, as amended.

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Section 2.20.     Minute Books.

The minute books of the Company and each Company Subsidiary made available to Parent contain a complete and accurate summary of all meetings of directors, committees and stockholders and all actions by written consent since the time of incorporation of the Company or such Company Subsidiary, as the case may be, through the date of this Agreement, and reflect all transactions and other corporate actions referred to in such minutes accurately in all material respects.

Section 2.21.     Propriety of Past Payments.

None of the Company, any Company Subsidiary, any director, officer, employee or agent of the Company or any Company Subsidiary or any other Person associated with or acting for or on behalf of the Company or any Company Subsidiary has, directly or indirectly, made any illegal contribution, gift, bribe, rebate, payoff, influence payment, kickback or other payment to any Person, private or public, regardless of form, whether in money, property or services, (i) to obtain favorable treatment for any Company Stockholder, the Company, any Company Subsidiary or any affiliate of the Company in securing business, (ii) to pay for favorable treatment for business secured for any Company Stockholder, the Company, any Company Subsidiary or any affiliate of the Company, (iii) to obtain special concessions, or for special concessions already obtained, for or in respect of any Company Stockholder, the Company, any Company Subsidiary or any affiliate of the Company or (iv) otherwise for the benefit of any Company Stockholder, the Company, any Company Subsidiary or any affiliate of the Company in violation of any U.S. federal, state, local, municipal, non-U.S., international, multinational or other administrative order, constitution, law, ordinance, principle of common law, regulation, statute, or treaty (including existing site plan approvals, zoning or subdivision regulations or urban redevelopment plans relating to real property), in all cases in (i) to (iv) above, for the benefit of the Company or any Company Subsidiary.  None of the Company, any Company Subsidiary or any current director, officer, agent, employee or other Person acting on behalf of the Company or any Company Subsidiary, has used funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to political activity or accepted or received any unlawful contribution, payment, gift, kickback, expenditure or other item of value.  The Company and the Company Subsidiaries are in compliance in all material respects with all material statutory and regulatory requirements under the Foreign Corrupt Practices Act (15 U.S.C. §§78dd-1 et seq.) and international anti-bribery conventions and local anti-corruption and anti-bribery Legal Requirements in jurisdiction in which the Company and its Company Subsidiaries do business  (including, but not limited to, laws based on the Anti-Bribery Convention of the Organization for Economic Co-operation and Development, Title 5 of the Israeli Penalty Law (Bribery Transactions) and the Israeli Prohibition on Money Laundering Law – 2000).

Section 2.22.     Vote Required.

The affirmative vote or written consent of (a) the holders of a majority of the outstanding shares of the Common Stock, Common AA Stock and Company Preferred Stock, voting together as a single class, adopting this Agreement and approving the transactions described herein, and (b) the holders of a majority of the outstanding shares of Senior Preferred Stock, voting as a single class on an as-converted basis, adopting this Agreement and approving the transactions described herein (the “Required Vote”) are the only votes or written consents of any class or series of the Company Capital Stock necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

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Section 2.23.     Brokers’ and Finders’ Fees.

Except as set forth in Section 2.23 of the Company Disclosure Schedule, neither the Company nor any Company Subsidiary has incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or any transaction contemplated hereby.

Section 2.24.     Company Contracts.

(a)           Except for the Contracts described in Section 2.24(a) of the Company Disclosure Schedule (collectively, the “Company Material Contracts”), neither the Company nor any Company Subsidiary is a party to:

(i)            Any Contract that, by its terms, requires payments to or from the Company or any Company Subsidiary in excess of Four Hundred Thousand ($400,000) in any calendar year;

(ii)           Any Contract for the purchase or use by the Company of third party market data or financial data;

(iii)          any Contract relating to the acquisition by the Company or any Company Subsidiary of all or substantially all of the tangible assets of an operating business, any capital stock of any other Person, the participation in a joint venture or similar arrangement with any other Person or the making of any other investment in any other Person;

(iv)          any Contract granting (a) exclusive advertising, marketing, agency or other exclusive rights or (b) distribution rights with respect to the Company Products (whether exclusive or non-exclusive);

(v)           any Contract (A) that expires or that may be renewed solely at the option of any Person other than the Company or any Company Subsidiary more than thirteen (13) months after the date hereof, (B) other than Contracts for Company Products entered into with customers in the ordinary course of business, requiring the Company or any Company Subsidiary to sell or otherwise provide current or future products or services (including engineering and research and development services), or to provide support for any current or future products or services, in each case, after the Closing or (C) other than Contracts for Company Products entered into with customers in the ordinary course of business, that is not terminable by the Company upon thirteen (13) months or less notice by the Company without penalty or obligation to make any payment based on such termination;

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(vi)           any Contract with any Governmental Entity;

(vii)          any trust indenture, mortgage, promissory note, loan agreement or other Contract or instrument for the borrowing of money, any currency exchange, commodities or other hedging arrangement or any leasing transaction of the type required to be capitalized in accordance with GAAP;

(viii)         any Contract for capital expenditures in excess of $500,000 in the aggregate;

(ix)           any office Lease Agreements;

(x)            any contract with any stockholder, officer, director, affiliate or associate of the Company, any Company Subsidiary or any immediate family member thereof except the grant of Company Options;

(xi)           any agreement of guarantee, support, indemnification, assumption or endorsement, or any similar Contract with respect to the obligations, liabilities (whether accrued, absolute, contingent or otherwise) or Indebtedness of any other Person, except for any Contract that is (x) not material to the Company or any Company Subsidiary or (y) entered into in the ordinary course of business;

(xii)          any Inbound License or Outbound License requiring annual payments in excess of One Hundred Thousand Dollars ($100,000);

(xiii)         any joint development, joint marketing, partnership or other similar Contract;

(xiv)         any Contract containing (a) any exclusive licensing obligations, (b) other than Contracts entered into with customers in the ordinary course of business, provisions for unpaid future deliverables, (c) any non-standard service requirements, or (d) future royalty payments payable by the Company to a third party, other than any Inbound License;

(xv)          any Contract required to be set forth on Schedule 2.8 of the Company Disclosure Schedule;

(xvi)         any collective bargaining agreement or Contract with any labor union, works council or trade association other than such collective bargaining agreements that are generally applicable to all Israeli Employees by virtue of an expansion order;

(xvii)        any Contract for the lease of any machinery, equipment, motor vehicles, office furniture, fixtures or other personal property exceeding Six Hundred Thousand Dollars ($600,000) per calendar year; or

(xviii)       any Contract with any current or former director, officer, employee or consultant of the Company or any Company Subsidiary that  requires an annual payment of cash compensation in excess of $150,000 for such Person and either (a) may not be terminated without the Company incurring any liability or financial obligation under the terms of such Contract that are in excess of the liability or financial obligation imposed under any applicable Legal Requirements or (b) may not be terminated by the Company or any Company Subsidiary without providing more than sixty (60) days’ notice to such Person.

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Section 2.24(a) of the Company Disclosure Schedule sets forth a list, organized in subsections corresponding to the subsections of Section 2.24(a) of this Agreement, of all such Company Material Contracts as of the date hereof.

(b)           Customers and Suppliers.  Section 2.24(b) of the Company Disclosure Schedule sets forth the twenty (20) largest customers of the Company and Company Subsidiaries by Company revenues for the year ended December 31, 2013.  Except as set forth in Section 2.24(b) of the Company Disclosure Schedule, none of such customers has in the last one (1) year indicated in writing to the Company or any of the Company Subsidiaries any threat or intent to discontinue or alter in a manner materially adverse to the Company or any of the Company Subsidiaries the terms of such customer’s relationship with the Company or any of the Company Subsidiaries or make any claim that the Company or any Company Subsidiary has materially breached its obligations to such customer (and the Company has no Knowledge of any such material breach).  To the Knowledge of the Company, no such customer is threatened with bankruptcy or insolvency.

(c)           Suppliers of Data.  Section 2.24(c) of the Company Disclosure Schedule sets forth the suppliers of data of the Company and the Company Subsidiaries (the “Vendors”).  Except as set forth in Section 2.24(c) of the Company Disclosure Schedule, none of such Vendors has, in the last twelve (12) months, indicated in writing to the Company or any of the Company Subsidiaries any threat or intent to discontinue or alter in a manner materially adverse to the Company or any of the Company Subsidiaries the terms of such Vendor’s relationship with the Company or any of the Company Subsidiaries or make any claim that the Company or any Company Subsidiary has materially breached its obligations to such Vendor (and the Company has no Knowledge of any such material breach).   To the Knowledge of the Company, no such Vendor is threatened with bankruptcy or insolvency.

(d)           Timely Completion.  With respect to any Contract pursuant to which the Company or any Company Subsidiary is obligated under its terms to develop or produce any product, service or technology for a Person on a custom basis (or achieve any milestone in connection with any such development or production) in accordance with any schedule or otherwise in satisfaction of any timing requirement or goal, to the Company’s Knowledge, no action has been taken (or failed to have been taken) by the Company, nor has any event occurred (or failed to occur) that would reasonably be expected to give rise to any failure by the Company to satisfy such schedule, requirement or goal.

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(e)           Potential Contracts.  Section 2.24(e) of the Company Disclosure Schedule sets forth a list of any outstanding price quotations or proposals made to a potential customer by the Company or any Company Subsidiary to any customer or potential customer that would become binding upon the Company or any Company Subsidiary upon acceptance of such offer or proposal by such customer or potential customer, in each case, that provide for the sale of products or services having a value of more than $250,000; provided, however, that the general availability of the Company Products to the public (including price quotations or proposals that are not a specific response to a request for proposals or similar process) shall not constitute an outstanding price quotation or proposal under this Section 2.24(e).

Section 2.25.     No Breach of Company Material Contracts.

All Company Material Contracts are in written form.  The Company and each Company Subsidiary have each performed their respective material obligations under and are entitled to all benefits under all Company Material Contracts.  Each of the Company Material Contracts is in full force and effect, and there exists no material default or event of default under the terms of any Company Material Contract.  To the Knowledge of the Company, no counterparty has provided notice indicating that any Company Material Contracts may be totally or partially terminated or suspended prior to its expiration by its terms by the other parties thereto.  A correct and complete copy of each Company Material Contract has been made available to Parent or Parent’s counsel.

Section 2.26.     Third Party Consents.

Section 2.26 of the Company Disclosure Schedule lists all Company Material Contracts to which the Company or any Company Subsidiary is a party or by which its properties or assets are bound that entitle any Person to any right of notice, waiver, consent or approval, as the case may be, in connection with the consummation of the transactions contemplated by this Agreement.

Section 2.27.     Accounts Receivable.

Section 2.27 of the Disclosure Schedule sets forth a detailed accounts receivable aging report of the Company and each of the Company Subsidiaries in respect of all open accounts as of the Interim Balance Sheet Date.  All accounts receivable of the Company and each Company Subsidiary represent valid receivables and, subject to any reserve set forth on the Interim Balance Sheet no setoffs or counterclaims, represent and will represent bona fide claims against debtors for sales and other charges, are payable on ordinary trade terms, do not represent obligations for goods sold on consignment, on approval or on a sale-or-return basis or subject to any other repurchase or return arrangement and are not subject to discount except for normal cash and immaterial trade discounts.  The amount carried for doubtful accounts and allowances disclosed in the Interim Balance Sheet are sufficient to provide for any losses which may be sustained on realization of the accounts receivable set forth in such Interim Balance Sheet.  The amounts carried as reserves for expenses, including, without limitation, all expenses for services rendered and goods purchased, and warranty claims on the Interim Balance Sheet are sufficient for payment of (i) the expenses for which such reserves were set forth on the Interim Balance Sheet, and (ii) warranty claims as of the Interim Balance Sheet Date.

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Section 2.28.     Bank Accounts.

Section 2.28 of the Company Disclosure Schedule identifies all banks, trust companies, securities brokers and other financial institutions at which the Company or any Company Subsidiary has an account (including “deposit accounts” as defined in the Uniform Commercial Code and “securities accounts” as defined in the Uniform Commercial Code) or a safe deposit box or maintains a banking, custodial, trading or other similar relationship, whether or not such accounts are held in the name of the Company, and lists the respective signatories therefor and lists the names of all individuals holding a power of attorney from the Company or any Company Subsidiary with respect to such accounts.

Section 2.29.     State Takeover Statutes.

The Company Board has taken all actions so that the restrictions in Section 203 of Delaware Law applicable to a “business combination” (as defined in such Section 203), and any other similar U.S. federal, state, local or non-U.S. “fair price” or “control share acquisition” statutes, laws or regulations (any such statute, law or regulation, a “Takeover Statute”), will not apply to Parent or Merger Sub with respect to the Merger, including the execution, delivery or performance of this Agreement and the consummation of the Merger and the other transactions contemplated hereby.

Section 2.30.     [Intentionally Omitted].

Section 2.31.     Export and Import Controls.

(a)           The Company and, to its knowledge, each Company Subsidiary, has obtained all approvals necessary for exporting or providing the Company Products, including Software, in accordance with all applicable United States and Israel export control and customs laws.  For the past five years, the Company and, to its knowledge, each Company Subsidiary has complied in all material respects with U.S. Export Control and Import Laws and Israel export and trade control laws.

(b)           Neither the Company nor, to its knowledge, any Company Subsidiary has received any written communication from any U.S. Governmental Entity that alleges that the Company or any Company Subsidiary has violated, is not in compliance with, or has any material liability under, any U.S. Export Control and Import Laws or Defense Law.

(c)           Neither the Company nor, to its knowledge, any Company Subsidiary has made any disclosure (voluntary or otherwise) to any U.S. Governmental Entity with respect to any potential violation or liability of the Company or any Company Subsidiary arising under or relating to any U.S. Export Control and Import Laws or Defense Law.  To the Knowledge of the Company, within the past five years, there have been no investigations or administrative enforcement actions, pending or closed by any U.S.  Governmental Entity with respect to any potential violation or liability of the Company or any Company Subsidiary arising under or relating to any U.S. Export Control and Import Laws or Defense Law.

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(d)           For the past five years, there have been no contracts, or other transactions between the Company, and to its knowledge, any of its Subsidiaries, on the one hand, and (i) any Covered Country or territory, (ii) any individual or entity subject to sanctions under any of the Applicable Trade Control Laws, (iii) any entity 50 percent or greater owned by an individual or entity subject to sanctions under any of the Applicable Trade Control Laws,  or (iv) any individual or entity organized in, resident in, or a national of any Covered Country or territory, on the other hand.  For the purpose of this Agreement, (i) “Applicable Trade Control Laws” means any trade, economic sanctions, and export control laws or regulations implemented, enforced or administered by any governmental authority of Israel, the United States of America, any member state of the European Union, the European Union, or the United Nations, including without limitation the U.S. International Economic Emergency Powers Act, the foreign asset control regulations administered by the U.S. Department of the Treasury Office of Foreign Asset Control (OFAC), the U.S. Export Administration Regulations, the Israeli Defense Export Control Law, 2007, and the Wassenaar Arrangement, the U.S. International Traffic in Arms Regulations, and (ii) “Covered Countries” means Cuba, the Democratic People’s Republic of Korea (North Korea), Iran, Lebanon, Sudan, Syria, and any other country with which trade is restricted by Applicable Trade Control Laws.

(e)           For the past five years, the Company and, to its knowledge, each of the Company’s Subsidiaries has complied, and is currently complying, with all Applicable Trade Control Laws, including, without limitation, those regarding the exportation of items, commodities, software, technology, and related services, and has not exported any such items, commodities, software, technology, and related services in violation of any Applicable Trade Control Laws.

(f)           The Company represents and warrants that the Company Intellectual Property and Company Products, to the extent they or any encryption technology embedded in the Company Products are located in or are provided from Israel, may be exported by any means outside of Israel, or otherwise transferred to non-Israeli persons and entities, except for specially designated countries, persons and entities subject to trade sanctions administered by the Israeli Ministry of Economy, without restriction or pre-approval by any governmental authority in compliance in all material respects with the laws of the State of Israel, including without limitation the dual-use export control legal regime administered by Israeli Ministry of Economy and the Defense Law.

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Section 2.32.     Exclusivity of Representations.

The representations and warranties made by the Company in this ARTICLE II are the exclusive representations and warranties made by the Company with respect to the Company and the Company Subsidiaries, including the assets of each of them.  The Company hereby disclaims any other express or implied representations or warranties with respect to itself or any of its Subsidiaries.  Except as expressly set forth herein, the condition of the assets of the Company and the Company Subsidiaries shall be “as is” and “where is” and the Company makes no warranty of merchantability, suitability, fitness for a particular purpose or quality with respect to any of the tangible assets of the Company or any Company Subsidiary or as to the condition or workmanship thereof or the absence of any defects therein, whether latent or patent.  The Company is not, directly or indirectly, making any representations or warranties regarding any pro-forma financial information, financial projections or other forward-looking statements of the Company or any of the Company Subsidiaries.  The Company has delivered or made available to Parent, its counsel or other advisors, complete and accurate copies of each document listed on the Company Disclosure Schedule.  It is understood that any due diligence materials made available to Parent or its affiliates or their respective representatives do not, directly or indirectly, and shall not be deemed to, directly or indirectly, contain representations or warranties of the Company or its affiliates or their respective representatives.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the schedule prepared by Parent and delivered to the Company prior to the execution of this Agreement, each of Parent and Merger Sub, jointly and severally, represents and warrants to the Company as follows:

Section 3.1.       Organization, Standing and Power.

Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the state of Delaware.  Each of Parent and Merger Sub has the corporate power and authority to own its properties and to carry on its business as now being conducted and is duly qualified to do business and, in jurisdictions where such concept is recognized, is in good standing in each jurisdiction in which the failure to be so qualified and in good standing would have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.  Parent and Merger Sub are not in violation of any of the provisions of their respective articles of incorporation, certificate of incorporation or bylaws, except as would not have a material adverse effect on the ability of Parent and Merger Sub to consummate the transactions contemplated by this Agreement.

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Section 3.2.      Authority.

Each of Parent and Merger Sub has all requisite corporate power and authority to execute and deliver this Agreement and the Ancillary Agreements to which it is a party, to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereby and thereby.  The execution, delivery and performance of this Agreement and the Ancillary Agreements to which Parent or Merger Sub is a party, the performance by Parent and Merger Sub of its respective obligations hereunder and thereunder, and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of Parent or Merger Sub, as the case may be, and no other corporate action on the part of Parent or Merger Sub is necessary to authorize the execution and delivery by Parent and Merger Sub of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.  This Agreement and each Ancillary Agreement to which Parent or Merger Sub is a party have been duly executed and delivered by Parent or Merger Sub, as the case may be, and each constitutes the legal, valid and binding obligations of Parent or Merger Sub enforceable against Parent or Merger Sub in accordance with their terms, except to the extent that enforceability may be limited by the effect, if any, of (i) any applicable bankruptcy, reorganization, insolvency, moratorium or other Legal Requirements affecting the enforcement of creditors’ rights generally, and (ii) general principles of equity, regardless of whether such enforceability is considered in a proceeding at law or in equity.  Neither the execution and delivery by Parent or Merger Sub of this Agreement or any Ancillary Agreement to which it is a party, nor the consummation of the transactions contemplated hereby and thereby will conflict with, or result in any breach or violation of, or default under (with or without notice or lapse of time, or both) or give rise to a right of termination, cancellation or obligation or loss of any benefit under (i) any provision of the articles of incorporation, certificate of incorporation or bylaws of Parent or Merger Sub, (ii) any mortgage, indenture, lease, contract, agreement, instrument or understanding to which Parent or Merger Sub is a party or to which any of their respective properties or assets is bound or (iii) any Legal Requirement applicable to either Parent or Merger Sub or any of their respective properties or assets, except, in the case of clauses (ii) and (iii) above, any such conflicts, breaches, violations, defaults, rights or losses, which would not, individually or in the aggregate, prevent or materially and adversely delay the consummation by Parent or Merger Sub of the transactions contemplated by this Agreement.  Except for (i) the filing and recordation of the Certificate of Merger and the related certificate of incorporation of the Surviving Corporation in accordance with the requirements of Delaware Law, (ii) such filings as may be required under the HSR Act or any applicable non-U.S. antitrust law, and any other consents or filings which, if not made or obtained, would not be reasonably likely to have a material adverse effect on Parent or Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement, no notice to, filing with, and no permit, authorization, consent or approval of, any Governmental Entity, or any private third party is necessary for the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement.

Section 3.3.      Interim Operations of Merger Sub.

Merger Sub was formed by Parent solely for the purpose of engaging in the transactions contemplated by this Agreement, has engaged in no other business activities and has conducted its operations only as contemplated by this Agreement.  Merger Sub has no liabilities and, except for a subscription agreement pursuant to which all of its authorized capital stock was issued to Parent, is not a party to any agreement other than this Agreement, the agreements contemplated herein and agreements with respect to the appointment of registered agents and similar matters.

Section 3.4.      Compliance with Laws.  The business of Parent has been, and is being conducted in compliance in all material respects with all Laws, except for any violations that, individually or in the aggregate, has not had or would not reasonably be expected to have a material adverse effect on Parent or Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

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Section 3.5.     Litigation. There is no litigation, action, suit, claim, arbitration, investigation or other proceeding pending against Parent that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on Parent or Parent’s or Merger Sub’s ability to consummate the transactions contemplated by this Agreement.

Section 3.6.     Brokers’ and Finders’ Fees. Parent has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or agents’ commissions or investment bankers’ fees or any similar charges in connection with this Agreement or the transactions contemplated hereby for which the Company or any Company Holder shall have any liability.

Section 3.7.     Financing. Parent shall have at the Closing sufficient funds on hand in cash or have previously drawn sufficient funds under its existing credit facilities to permit Parent or Merger Sub to consummate the transactions contemplated by this Agreement.

Section 3.8.     Inspection. Parent is an informed and sophisticated Person, and has engaged expert advisors experienced in the evaluation and acquisition of companies such as the Company as contemplated hereunder. Parent has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement and the transactions contemplated hereby. Parent acknowledges that (i) the Company does not make any representation or warranty with respect to (A) any projections, estimates or budgets delivered to or made available to Parent or its advisors of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company and the Company Subsidiaries or the future business and operations of the Company and the Company Subsidiaries; or (B) any oral statements or other communications provided to Parent or its counsel, accountants or advisors with respect to the Company, the Company Subsidiaries or any of their respective businesses, assets, liabilities or operations and (ii) Parent has not relied on nor will rely on any information described in subclause (A) or (B) of clause (i) above.

ARTICLE IV

CONDUCT PRIOR TO THE CLOSING DATE

Section 4.1.      Conduct of Business of the Company.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, the Company shall and shall cause each of the Company Subsidiaries to (except to the extent expressly contemplated by this Agreement, set forth in Schedule 4.1 hereto, or as consented to in writing by Parent in its discretion) (a) carry on its business and the business of each Company Subsidiary in the ordinary course of business consistent with past practice, (b) maintain its cash management and working capital practices and procedures (including with respect to accelerating the collection of accounts receivables (excluding any accounts receivables aged over 90 days), prepayment of expenses (other than any Company Fees and Expenses), delaying the payment of accounts payable, accrual of expenses (other than any Company Fees and Expenses), deferral of revenue, and acceptance of customer deposits), in each case, in a manner that does not vary in any material respect from past practices, and (c) use commercially reasonable efforts consistent with past practice to (x) preserve its and each Company Subsidiary’s present business organization, keep available the services of its and each Company Subsidiary’s present officers and employees and preserve its and each Company Subsidiary’s relationships with customers, suppliers, distributors, licensors, licensees, independent contractors and other Persons having business dealings with it, and (y) conduct its and each Company Subsidiary’s business in compliance with all applicable Legal Requirements. The Company shall promptly notify Parent of (1) any material event or material occurrence not in the ordinary course of business and (2) any event that would reasonably be expected to have a Company Material Adverse Effect.

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Section 4.2.      Restriction on Conduct of Business of the Company.

During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement or the Effective Time, except to the extent expressly contemplated by this Agreement or set forth on Schedule 4.2, without the prior written consent of Parent, the Company shall not do or cause to be done, and shall not permit any Company Subsidiaries to do or cause to be done, any of the following:

(a)           Charter Documents. Amend the Company Certificate of Incorporation or the Company Bylaws or the charter documents of any Company Subsidiary or organize any subsidiary or acquire any capital stock or other securities, or equity or ownership interest in the business, of any other Person;

(b)           Dividends; Changes in Capital Stock. Declare, set aside or pay any dividends on or make any other distributions (whether in cash, stock or property) in respect of any Company Capital Stock or the capital stock of any Company Subsidiary, or split, combine or reclassify any Company Capital Stock or the capital stock of any Company Subsidiary or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of Company Capital Stock or the capital stock of any Company Subsidiary, or repurchase or otherwise acquire, directly or indirectly, any shares of Company Capital Stock or the capital stock of any Company Subsidiary;

(c)           Material Company Contracts. Enter into any Company Material Contract or non-disclosure agreement (other than agreements to sell Company Products in the ordinary course of business consistent with past practice or non-disclosure agreements in connection therewith), or violate, amend, terminate or otherwise modify or waive any of the material terms of any of its Company Material Contracts;

(d)           Issuance of Securities. Issue, deliver, grant or sell or authorize or propose the issuance, delivery or sale of, or purchase or propose the purchase of, any Company Capital Stock or the capital stock of any Company Subsidiary or securities convertible into, or subscriptions, rights, warrants or options to acquire, or other agreements or commitments of any character obligating it to issue any such securities or other convertible securities, other than the issuance of Company Capital Stock pursuant to the exercise of Company Options or the conversion of Company Preferred Stock outstanding as of the date of this Agreement;

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(e)           Intellectual Property. Dispose of, abandon, permit to lapse, license or transfer to any Person or entity any rights to Company Intellectual Property (other than pursuant to non-exclusive licenses of in connection with the sale of Company Products in the ordinary course of business, consistent with past practice);

(f)            Joint or Exclusive Rights. Enter into or amend any agreements pursuant to which any other party is granted joint or exclusive marketing or other joint or exclusive rights of any type or scope with respect to any Company Product;

(g)           Indebtedness. Incur or modify any Indebtedness, guarantee any such Indebtedness, issue or sell any debt securities or guarantee any debt securities of others, except in the ordinary course of business consistent with past practice; provided, however, that repayment or retirement of Indebtedness shall not be prohibited hereby and the aging of any accounts payable shall not, by itself, constitute the incurrence of additional Indebtedness in violation of this Section 4.2(g);

(h)           Liens. Subject any assets of the Company to a Lien;

(i)            Leases. Terminate, amend or enter into any lease with respect to real property;

(j)            Payment or Incurrence of Obligations. Incur, pay, discharge or satisfy any claim, Liability or obligation (absolute, accrued, asserted or unasserted, contingent or otherwise) other than (i) the payment, discharge or satisfaction of Liabilities in the ordinary course consistent with past practice or which are otherwise reflected or reserved against in the Interim Balance Sheet, (ii) repayment or retirement of any Indebtedness in accordance with its terms, and (iii) payment of any Company Fees and Expenses;

(k)           Capital Expenditures. Make any capital expenditures, capital additions or capital improvements in excess of One Hundred Thousand Dollars ($100,000) individually or in excess of Five Hundred Thousand Dollars ($500,000) in the aggregate;

(l)            Insurance. Fail to keep in full force and effect the Company’s and any Company Subsidiary’s current insurance policies or other comparable insurance affecting the business of the Company or Company Subsidiaries, or reduce the amount of any insurance coverage provided by existing insurance policies;

(m)          Employees; Employee Benefit Plans; Pay Increases. Except as required pursuant to existing, written, binding agreements in effect prior to the date of this Agreement or as otherwise required by Law, (i) adopt, amend, fund (other than any required funding of pre-existing Company Employee Plans in existence on the date of this Agreement) or accelerate any right or payment under any Company Employee Plan or (ii) increase the salaries, wage rates or other benefits of any of its current consultants, employees, officers or directors (except for ordinary course compensatory increases to non-management employees consistent with past practices in timing and amount), (iii) pay or enter into any agreement to pay any bonus, retention or special remuneration to any current or former employee, consultant or director in excess of $75,000 to any individual and $500,000 in the aggregate (provided that the Company provides notice to Parent of such payments or agreements to pay), or (iv) enter into collective bargaining agreement, trade union agreement or similar agreement or arrangement under which any employee or consultant would be subject or would otherwise receive any benefit (except as otherwise required by applicable Law) or (v) forgive any loans to any current or former employee, consultant or director;

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(n)           Termination of Employees; Change in Control or Severance Arrangements. (i) Terminate any Essential Employee or officer, terminate any of the Company’s or any Company Subsidiary’s other employees or independent contractors, or engage in any employee or group layoffs or plant closures, other than for cause, or (ii) hire any new employee or retain any consultant, other than hiring of non-officer employees that are in the ordinary course of business consistent with past practice or (iii) grant or pay, or agree to grant or pay, any change in control, retention, severance or termination pay (x) to any current or former director or officer or (y) to any other employee except, payments made pursuant to written, binding agreements outstanding on the date hereof and heretofore provided to Parent;

(o)           Litigation. Initiate or settle any litigation, except for (i) the commencement of legal action (A) for the routine collection of unpaid accounts receivable aged at least 180 days, (B) in such cases where the Company in good faith determines that failure to commence suit could result in the impairment of a valuable aspect of its business, provided that it consults with Parent prior to the commencement of such a suit, or (C) for a breach of this Agreement, (ii) the settlement of any litigation or claim (1) heretofore disclosed to Parent or (2) filed after the date of this Agreement, in each case, where the amount paid in settlement does not exceed $250,000 individually or $1,000,000 in the aggregate for all such litigation, provided, that such settlement consists solely of a monetary payment and includes an unconditional release from all liability without future obligation or liability on the part of the Company or any of its Affiliates and without any admission of guilt, liability or wrongdoing on the part thereof;

(p)           Acquisitions. Acquire or agree to acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or, otherwise acquire or agree to acquire any assets, in each such case which are material, individually or in the aggregate, to the Company’s and Company Subsidiaries’ business, taken as a whole;

(q)           Dispositions. Except (i) in accordance with the current terms of any agreement of the Company or any of its Subsidiaries that is currently in effect and previously disclosed to Parent, or (ii) pursuant to non-exclusive licenses in connection with the sale of Company Products or the provision of services in the ordinary course of business consistent with past practice, sell, lease, license or otherwise dispose of, distribute or encumber any of its material properties or material assets;

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(r)            Taxes. Other than in the ordinary course of business, make or change any Tax election not required by Law, change any Tax accounting method, amend any material Tax Return surrender any material right to claim a Tax refund, enter into any agreement in respect of Taxes, accelerate, settle or compromise any material claim, notice, refund, liability, audit report or assessment in respect of Taxes, or consent to any extension or waiver of the statutory period of limitations applicable to any Tax claim or assessment;

(s)           Accounting Policies and Procedures. Make any change to its accounting methods, principles, policies, procedures or practices, except as may be required by Law or by GAAP;

(t)            Revaluation. Revalue any of its assets, including writing down the value of inventory or writing off notes or accounts receivable;

(u)           Cash Management. make any changes to the cash management policies and procedures of the Company or any Company Subsidiary (including with respect to accelerating the collection of accounts receivables (excluding any accounts receivables aged over 90 days), prepayment of expenses (other than any Company Fees and Expenses), delaying the payment of accounts payable, accrual of expenses (other than any Company Fees and Expenses), deferral of revenue, and acceptance of customer deposits); in each case in a manner that varies in any material respect from past practices;

(v)           Agreements with Stockholders. Enter into any agreements with any Company Stockholder, except as may be required under this Agreement;

(w)          Bankruptcy. File a petition in bankruptcy, make an assignment for the benefit of creditors or file a petition seeking reorganization or arrangement or other action under U.S. federal or state bankruptcy laws or the laws of any other jurisdiction;

(x)            Options. Permit any cashless exercise or net settlement of any Company Options, except as required by the agreements underlying such instruments (which have been previously disclosed to Parent) or this Agreement;

(y)           Equity Awards. Accelerate, amend or change the period of exercisability or vesting of any Equity Award or similar right or authorize any cash payment in exchange for any Company Option or similar right, except as permitted or required by this Agreement;

(z)           Bank Accounts. Establish any accounts which, if such account had been established on or prior to the date hereof, would have been required to be disclosed in Section 2.28 of the Company Disclosure Schedule;

(aa)         Termination or Waiver. Terminate or waive any right of the Company or any Company Subsidiary of more than $100,000 in value; and

(bb)        Other. Agree in writing or otherwise to take any of the actions described in Sections 4.2(a) through (aa) above.

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Section 4.3.      Solicitation.

(a)           No Solicitation. Until the earlier of the Effective Time or the termination of this Agreement, the Company shall not, and shall not authorize or permit any Company Subsidiary or any of its or their respective officers, directors, agents, employees, affiliates, attorneys, accountants, financial advisors or other representatives to, directly or indirectly (i) solicit, encourage, initiate, entertain or participate in any negotiations or discussions with respect to any Acquisition Proposal, (ii) furnish or cause to be furnished any information to any person concerning the business, operations, properties or assets of the Company or any Company Subsidiary in connection with, an Acquisition Proposal, (iii) assist, cooperate with, facilitate or encourage any person to make any offer or Acquisition Proposal (directly or indirectly), (iv) agree to, enter into a contract regarding, approve, recommend or endorse any Acquisition Proposal, or (v) permit any of the Company’s or any Company Subsidiary’s officers, directors, employees, consultants, advisors or other representatives to take any such action. Upon execution of this Agreement, the Company shall, and shall cause each Company Subsidiary and their respective officers, directors, employees or other agents to, immediately cease any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any Acquisition Proposal.

(b)           Notification. Until the earlier of the Effective Time or the termination of this Agreement, the Company shall notify Parent immediately after receipt of any written or oral Acquisition Proposal (formal or informal), any notice that any Person is considering making an Acquisition Proposal or any inquiry or contact with any Person with respect to an Acquisition Proposal or any request for information relating to the Company or for access to the properties, books or records of the Company by any Person that has advised the Company that it may be considering making, or that has made, an Acquisition Proposal and will keep Parent timely informed in all material respects of the status and details of any such Acquisition Proposal notice, request or any correspondence or communications related thereto and shall provide Parent with a true and complete copy of such Acquisition Proposal notice or request or correspondence or communications related thereto, if it is in writing, or a written summary thereof (which shall include the identity of the person considering or proposing such Acquisition Proposal and the material terms thereof), if it is not in writing. Until the earlier of the Effective Time or the termination of this Agreement, neither the Company Board nor any committee thereof shall (1) withdraw or modify, or propose to withdraw or modify, in a manner adverse to Parent or Merger Sub, the approval or recommendation by the Company Board or any such committee of this Agreement or the Merger, or (2) approve or recommend, or propose to approve or recommend, any Acquisition Proposal or (3) enter into any agreement with respect to any Acquisition Proposal.

(c)          Each of the Company and Parent acknowledges that this Section 4.3 was a significant inducement for Parent to enter into this Agreement and the absence of such provision would have resulted in either (i) a material reduction in the consideration to be paid to the stockholders of the Company in the Merger, or (ii) a failure to induce Parent to enter into this Agreement.

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Section 4.4.      Notice to Stockholders.

(a)           The Company will prepare an information statement in form and substance acceptable to Parent (the “Information Statement”) relating to this Agreement, the Merger and the transactions contemplated hereby. Other than with respect to information about Parent or Merger Sub provided by Parent or Merger Sub for inclusion in the Information Statement, the Company shall ensure that the Information Statement (i) will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they are made, not misleading and (ii) complies with applicable Legal Requirements. The Information Statement shall include the unanimous recommendation of the Company Board in favor of this Agreement and the Merger and the conclusion of the Company Board that the transactions contemplated hereby are advisable and in the best interests of the Company Stockholders.

(b)           As soon as practicable after the date hereof, and in no case later than the tenth (10th) Business Day after the date hereof, the Company shall deliver (in any manner permitted by applicable Legal Requirements) to each Company Stockholder the Information Statement and notice of receipt of the Required Vote, together with the notice of dissenters’ rights required pursuant to Delaware Law to Company Stockholders who may elect dissenters’ rights under such law. Thereafter, subject to Section 1.9, the Company shall deliver by any manner permitted by Delaware Law any subsequent notice required to be delivered with respect to Dissenting Shares pursuant to Delaware Law. The Company shall promptly advise Parent, and Parent shall promptly advise the Company, in writing, if at any time prior to the Effective Time either the Company or Parent, as applicable, shall obtain knowledge of any fact that might make it necessary or appropriate to amend or supplement the Information Statement in order to make the statements contained or incorporated by reference therein not misleading or to comply with applicable Legal Requirements.

ARTICLE V

ADDITIONAL AGREEMENTS

Section 5.1.      Access to Information; Notification of Certain Matters.

(a)           Subject to applicable Legal Requirements, the Company shall afford Parent and its accountants, counsel and other representatives and agents reasonable access upon reasonable notice during mutually convenient times during normal business hours during the period prior to the Closing to (i) all properties, books and records, contracts and personnel of the Company and the Company Subsidiaries and (ii) all other information concerning the business of the Company and the Company Subsidiaries, their respective properties and personnel, in each case, as Parent may reasonably request in advance, provided, that such access shall not disrupt the normal business operations of the Company or the Company Subsidiaries.

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(b)           Subject to compliance with applicable Legal Requirements, the Company and Parent shall work in good faith to prepare a mutually acceptable plan for communicating with their respective customers, suppliers and employees regarding the conduct of the business of the Company post-Closing (subject to satisfaction of all closing conditions), including the development of mutually acceptable Frequently Asked Questions (FAQ) and other documents to facilitate communications with such constituencies by Parent and the Company from the date hereof until Closing.

(c)           The Company, on the one hand, and Parent, on the other hand, shall give prompt notice to the other upon obtaining Knowledge of (a) the occurrence or non-occurrence of any event whose occurrence or non-occurrence, as the case may be, would reasonably be likely to cause either (i) any representation or warranty of the Company or Parent, as applicable, contained in this Agreement to be untrue or inaccurate in any material respect at the date hereof or at the Closing or (ii) any condition set forth in ARTICLE VI to be unsatisfied at the Closing Date (except to the extent it refers to a specific date) and (b) any material failure of the Company or Parent, as applicable, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder or under any Ancillary Agreement; provided, however, that the delivery of any notice pursuant to this Section 5.1(c) shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice or the representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto.

(d)           As soon as such information becomes available, and in any event not later than forty-five (45) days after the end of each fiscal month, the Company shall provide to Parent an unaudited balance sheet as of the end of such month and the related unaudited statements of results of operations and statements of cash flows for such period, together with a list of the ages and amounts of all accounts receivable uncollected as of the end of such month. The Company shall provide Parent and its accountants, counsel and other representatives copies of the Company’s internal financial statements prepared in the ordinary course of business after the date of this Agreement as promptly as reasonably practicable upon written request.

Section 5.2.      Confidentiality.

The parties hereto acknowledge that Parent and the Company have previously executed a Nondisclosure Agreement dated May 29, 2014 (the “Confidentiality Agreements”), which Confidentiality Agreements shall notwithstanding their terms continue in full force and effect until the Effective Time. In addition, Parent and the Company agree that the terms and conditions of the transactions contemplated hereby, and information exchanged in connection with the execution hereof and the consummation of the transactions contemplated hereby, shall be subject to the Confidentiality Agreements.

Section 5.3.      Public Disclosure.

Following the execution of this Agreement, Parent and the Company shall issue a joint press release announcing such execution, the content and timing of such press release to be mutually agreed upon by Parent and the Company. Prior to the Closing, neither Parent nor the Company or any Company Subsidiary shall issue any additional press release or make any public statement or disclosure regarding the terms of this Agreement, the Ancillary Agreements or the transactions contemplated hereby and thereby without the prior written approval of the other party (which approval shall not be unreasonably withheld), except as may be required by applicable Legal Requirements, as may be required for the solicitation of the approval of Company Stockholders required by Section 6.1(a) and the pursuit of third-party consents, approvals or waivers required by Section 6.3(c), or, in the case of Parent, to comply with applicable Legal Requirements or stock exchange rules and regulations.

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Section 5.4.      Consents; Cooperation.

(a)           Regulatory Filings. Each of Parent, Merger Sub and the Company shall coordinate and cooperate with one another and shall each use all reasonable efforts to , as promptly as practicable after the date hereof, make all filings, notices, petitions, statements, registrations, submissions of information, application or submission of other documents required by any Governmental Entity in connection with the Merger and the transactions contemplated hereby, including, without limitation: (i) in no event later than five (5) Business Days after the date hereof, a Notification and Report Forms with the United States Federal Trade Commission (“FTC”) and the Antitrust Division of the United States Department of Justice (“DOJ”) as required by the HSR Act, (ii) filings under any other comparable pre-merger notification forms reasonably determined by Parent and the Company to be required by the merger notification or control laws of any applicable jurisdiction, as agreed by the parties hereto, and (iii) any filings required under the Securities Act, the Exchange Act, the Commodity Exchange Act and the rules, regulations and interpretive guidance thereunder, any applicable state or securities or “blue sky” laws and the securities laws of any non-U.S. country, or any other Legal Requirement relating to the Merger. None of Parent, Merger Sub or the Company will unreasonably take any action that will have the effect of delaying, impairing or impeding the receipt of any required approvals and shall promptly respond to any requests for additional information and documentary material from the FTC and the DOJ or other Governmental Entity under applicable Legal Requirements. Each of Parent, Merger Sub and the Company will cause all documents that it is responsible for filing with any Governmental Entity under this Section 5.4(a) to comply in all material respects with all applicable Legal Requirements. Parent, Merger Sub and the Company each shall promptly supply the other with any information that may be required in order to effectuate any filings or application pursuant to this Section 5.4(a). Parent shall pay all filing and related fees in connection with any filings that must be made by any of the parties under this Section 5.4(a). Subject to Section 5.5 below, Parent and the Company hereby covenant and agree to use their commercially reasonable efforts to secure termination of any waiting periods under the HSR Act or any other applicable Law and to obtain the approval of the FTC, DOJ or any other Governmental Entity, as applicable, for the Merger and the other transactions contemplated hereby;

(b)           Notification. Each of Parent, Merger Sub and the Company will notify the other promptly upon the receipt of (i) any comments or communications from any officials of any Governmental Entity in connection with any filings made pursuant hereto and (ii) any request by any officials of any Governmental Entity for amendments or supplements to any filings made pursuant to, or information provided to comply in all material respects with, any Legal Requirements. Whenever any event occurs that is required to be set forth in an amendment or supplement to any filing made pursuant to Section 5.4(a), Parent, Merger Sub or the Company, as the case may be, will promptly inform the other of such occurrence and cooperate in filing with the applicable Governmental Entity such amendment or supplement.

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(c)           Commercially Reasonable Efforts. Subject to the express provisions of Section 4.3 and Section 4.4 hereof and upon the terms and subject to the conditions set forth herein, each of the parties agrees to use its respective commercially reasonable efforts to take, or cause to be taken, all appropriate actions, and to do, or cause to be done, and to assist and cooperate with the other parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the Merger and the other transactions contemplated by this Agreement, including the following: (i) the taking of all commercially reasonable acts necessary to cause the conditions precedent set forth in ARTICLE VI to be satisfied, (ii) the obtaining of all necessary actions or nonactions, waivers, consents, approvals, orders and authorizations from Governmental Entities and the making of all necessary registrations, declarations, submissions and filings (including registrations, declarations, filings and submissions of responses to requests for additional information and documentary material with Governmental Entities, if any) and the taking of all commercially reasonable steps as may be necessary to avoid any suit, claim, action, investigation or proceeding by any Governmental Entity, (iii) the obtaining of all necessary consents, approvals or waivers from third parties (provided, however, that in no event shall this Section 5.4(c) require the Company or any Company Subsidiary to offer or pay any consideration in order to obtain any consents or approvals other than the Required Consents, and other than the fees and expenses of advisors and agent it engages in connection with obtaining such consents or approvals), (iv) the defending of any suits, claims, actions, investigations or proceedings, whether judicial or administrative, challenging this Agreement or the consummation of the transactions contemplated hereby and (v) the execution or delivery of any additional instruments necessary to consummate the transactions contemplated by, and to fully carry out the purposes of, this Agreement; provided, however, that in no event shall this Section 5.4(c) require Parent to take any Action of Divestiture. In connection with and without limiting the foregoing, the Company and the Company Board shall, if any Legal Requirement is or becomes applicable to the Merger, this Agreement or any of the transactions contemplated by this Agreement, use all commercially reasonable efforts to ensure that the Merger and the other transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise to minimize the effect of such Legal Requirement on the Merger, this Agreement and the transactions contemplated hereby. For purposes of subsection (iii) hereof, in connection with seeking any Required Consents, the Company shall keep Parent informed of all material developments. Parent shall reasonably cooperate with the Company and Company Subsidiaries in attempting to obtain such Required Consents and, at Parent’s reasonable request, Parent shall be included in any communications with any parties whose consent, waiver or approval is sought. The Required Consents shall be in a form reasonably acceptable to Parent. In the event the Merger does not close other than as a result of a breach of this Agreement by Parent, Parent shall not have any liability to the Company, the Company Holders or any other Person for any costs, claims, liabilities or damages resulting from the Company seeking to obtain such consents, waivers and approvals under subsection (iii) hereof.

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Section 5.5.      No Divestiture. Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall be deemed to require Parent, the Company or any subsidiary or affiliate thereof to agree to any Action of Divestiture. The Company shall not, without the prior written consent of Parent, take or agree to take any Action of Divestiture. For purposes of this Agreement, an “Action of Divestiture” means (i) any license, sale or other disposition or holding separate (through establishment of a trust or otherwise) of any shares of capital stock or of any business, assets or properties of Parent, its subsidiaries or affiliates, or the Company or any Company Subsidiary, (ii) the imposition of any limitation on the ability of Parent, its subsidiaries or affiliates, or the Company or any Company Subsidiary to conduct their respective businesses or own any capital stock or assets or to acquire, hold or exercise full rights of ownership of their respective businesses and, in the case of Parent, the businesses of the Company and each Company Subsidiary, or (iii) the imposition of any impediment on Parent, its subsidiaries or affiliates, or the Company or any Company Subsidiary under any statute, rule, regulation, executive order, decree, order or other legal restraint governing competition, monopolies or restrictive trade practices.

Section 5.6.      Further Assurances; Other Actions. If, at any time after the Effective Time, any further action on the part of the Parent, the Company or the Surviving Corporation is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets, tangible and intangible property, rights, privileges, powers and franchises of the Company, the officers and directors of Parent, the Company and the Surviving Corporation are fully authorized in the name of their respective entities or otherwise to take, and will take, all such lawful and necessary action, so long as such action is not inconsistent with this Agreement.

Section 5.7.      Termination of 401(k) Plan.

Unless otherwise notified by Parent in writing, the Company shall, effective as of immediately prior to the Closing Date and conditioned on the Closing, have terminated the Super Derivatives, Inc. 401(k) Plan or any other plan maintained by the Company or any Company Subsidiaries that is intended to meet the requirements of Section 401(k) of the Code, and which is sponsored, or contributed to, by the Company (collectively, the “401(k) Plan”) and no further contributions shall be made to the 401(k) Plan. The Company shall provide to Parent executed resolutions by the Company Board authorizing the termination.

Section 5.8.      FIRPTA Certificate.

The Company shall, on or prior to the Closing Date, provide Parent with a properly executed notification letter (the “FIRPTA Certificate”), substantially in the form of Exhibit A attached hereto, which states that shares of capital stock of the Company do not constitute “United States real property interests” under Section 897(c) of the Code as of the time or Closing, for purposes of meeting the requirements of Treasury Regulation Section 1.1445-2(c)(3), as well as any other documentation necessary for this purpose. In addition, simultaneously with delivery of such FIRPTA Certificate, the Company shall provide to Parent a copy of the notice to the IRS in accordance with the requirements of Treasury Regulation Section 1.897-2(h)(2).

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Section 5.9.      Tax Matters.

The following provisions shall govern the allocation of responsibility and authority as among Parent and the Stockholders’ Agent for certain Tax matters:

(a)           Tax Returns.

(i)      Except as set forth herein, Parent shall have the exclusive obligation and authority to prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns for the Company, the Surviving Corporation and any of the Company Subsidiaries for any taxable year or period that ends on or before the Closing Date that are due (including extensions) after the Closing Date and for any Straddle Period (the “Pre-Closing Period Tax Returns” ). Any Pre-Closing Period Tax Return to be filed by Parent with respect to the Company, Surviving Corporation, or any of the Company Subsidiaries that relates to Taxes for which the Stockholders may be liable hereunder shall be prepared in accordance with past practices of the Company and the Company Subsidiaries (unless substantial authority (as defined in Section 1.6662-4(d) of the Regulations or any comparable provision of applicable state, local, or foreign tax law) for a particular position does not exist), and submitted (with copies of any relevant schedules, work papers, and other documentation then available), to the Stockholders’ Agent for review and comment at least thirty (30) days prior to the due date for the filing of such Tax Return in the case of any Pre-Closing Period Tax Return whose due date is two (2) months or more from the end of relevant Tax period, and fifteen (15) days prior to the due date for the filing of such Pre-Closing Period Tax Return in case of all other Pre-Closing Period Tax Returns. Parent shall cause the Surviving Corporation to prepare and provide to the Stockholders’ Agent a package of Tax information materials, including schedules and work papers required by the Stockholders’ Agent to enable it to timely review and comment on all Tax Returns required to be prepared and filed pursuant to this Section 5.9. This package of Tax information material shall be prepared in good faith and in a manner consistent with past practices of the Company and Company Subsidiaries. If the Stockholders’ Agent does not object to such Tax Returns in writing prior to seven (7) days prior to the due date for the filing of such Tax Return, the Stockholders’ Agent shall be deemed to have consented to the filing of such Tax Return, and the Company Stockholders shall pay to Parent from the Escrow Fund, at least five (5) days before the due date of the applicable Tax Return, an amount equal to the Taxes shown as due and payable on such Tax Return (except to the extent reflected in a reserve for Taxes set forth on the Final Statement of Net Working Capital) to the extent such Taxes are due with respect to the Tax liability of the Company or a Company Subsidiary for a Pre-Closing Tax Period. In the event that such amount is not paid from the Escrow Fund within the time frame set forth above, such amount shall be withdrawn from the Escrow Fund immediately thereafter. In the event that the Stockholders’ Agent reasonably objects in writing to one or more positions taken on a Pre-Closing Period Tax Return prior to seven (7) days prior to the due date for the filing of such Tax Return, the Stockholders’ Agent shall provide the specific reasons for its objections to Parent, and Parent and Stockholders’ Agent shall negotiate in good faith to resolve such objection. In the event that Parent and the Stockholders’ Agent are unable to resolve such dispute prior to the due date for filing such Tax Return, such dispute shall promptly be submitted to a Tax Arbitrator for resolution in accordance with the procedures described in Section 5.9(d), provided, however, that if the Tax Arbitrator is unable to resolve such dispute prior to the filing of such Tax Return, Parent shall only be entitled to receive a payment from the Escrow Fund in accordance with this Section 5.9(a)(i) for the amount of Taxes for the Pre-Closing Tax Period shown as due and payable on the Tax Return that Stockholders’ Agent asserts should be filed, and Parent shall file such Tax Return in the manner asserted by Stockholders’ Agent, provided that there is substantial authority (as defined in Section 1.6662-4(d) of the Regulations or any comparable provision of applicable state, local, or foreign tax law) for the position asserted by Stockholder’ Agent. If the Tax Arbitrator subsequently resolves such dispute in favor of the Parent, Parent shall be entitled to receive a payment from the Escrow Fund for the difference between the amount the Tax Arbitrator determines Parent should have been entitled to receive from the Company Holders and the amount of disbursement Parent received from the Escrow Fund. Parent shall have the right to not allow the submission of any Pre-Closing Period Tax Return to the Tax Arbitrator for resolution, in which case Parent shall have the right to file such Tax Return as it sees fit, but shall, with respect to any position that the Stockholders’ Agent has specifically objected to in writing as set forth above, forfeit its right to any payment that it otherwise would have been entitled to under this Section 5.9(a)(i) (other than the amount of payment that it would have been entitled to had it not taken such position) and any indemnity that it otherwise would have been entitled to pursuant to Section 8.2 (other than the amount of indemnity that it would have been entitled to had it not taken such position). In the case of any Straddle Period, Taxes shall be apportioned as provided in Section 8.2(f).

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(ii)     Any withdrawal of an amount from the Escrow Fund pursuant to this Section 5.9(a) shall not preclude any remedies of the Company against the Company Holders under this Section 5.9(a) with respect to such amount, solely for purposes of causing such amount to be paid from the Escrow Fund.

(b)           Tax Contests.

(i)      After the Closing Date, Parent shall notify the Stockholders’ Agent within ten (10) days of the commencement or receipt of (i) any notice of Tax deficiency, proposed Tax adjustment, Tax assessment, Tax audit, Tax examination, or other administrative or court proceeding, suit, dispute, or other claim with respect to Taxes, or (ii) any voluntary contact with any Tax Authority relating to Taxes, in each of clause (i) and (ii), affecting the Taxes of or with respect to the Company, the Surviving Corporation or any Company Subsidiary (items within clauses (i) or (ii) are referred to as a “Tax Claim” ) that, if determined adversely to the taxpayer or after the lapse of time would be grounds for a claim for indemnity pursuant to Section 8.2(a). Thereafter, Parent shall deliver to the Stockholders’ Agent, as promptly as possible but in no event later than ten (10) days after Parent’s receipt thereof, copies of all relevant notices and documents (including court papers) received by Parent. In the case of any Tax Claim relating to any Tax period ending on or before the Closing Date that, if determined adversely to the Company or any Company Subsidiary would be grounds for a claim for indemnity pursuant to Section 8.2(a) hereof, the Stockholders’ Agent (at the sole cost and expense of the Company Holders) shall have the right to control the conduct of or initiate such Tax Claim and shall have the right to settle such Tax Claim; provided, however, (i) that Parent may fully participate (at Parent’s expense) in the dispute of such Tax Claim, (ii) the Stockholders’ Agent shall keep Parent timely informed with respect to the commencement, status and nature of any such Tax Claim and (iii) the Stockholders’ Agent shall not settle, compromise or dispose of any Tax Claim without the consent of Parent, which consent may not be unreasonably withheld, conditioned or delayed, provided that if Parent does not object to such settlement or compromise within fifteen (15) days after the notice by the Stockholders’ Agent, Parent shall be deemed to have consented to such settlement or compromise.

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(ii)      Except as provided in Section 5.9(b)(i), Parent (at its sole cost and expense) shall have the right to control the conduct of or initiate any Tax Claim of the Company or any Company Subsidiary; provided however, that, for any Tax Claim relating to the Taxes of a Straddle Period that, if determined adversely to the Company or any Company Subsidiary would be grounds for a claim for indemnity pursuant to Section 8.2(a) hereof, (i) the Stockholders’ Agent may fully participate (at the Company Holders’ expense) in the dispute of such Tax Claim, (ii) the Parent shall keep Stockholders’ Agent timely informed with respect to the commencement, status and nature of such Tax Claim and (iii) Parent shall not settle, compromise, or dispose of any such Tax Claim without the consent of the Stockholders’ Agent, which consent may not be unreasonably withheld, conditioned or delayed, provided that if Stockholders’ Agent does not object to such settlement or compromise within thirty (30) days after the notice by Parent, the Stockholders’ Agent may be deemed to have consented to such settlement or compromise; provided, further, that in the case of any voluntary contact with any Tax Authority affecting Taxes of or with respect to the Company, the Surviving Corporation, or any Company Subsidiary, that may result in a claim for indemnity under Section 8.2(a), Parent shall not initiate any such voluntary contact without the consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)           Cooperation. Parent and the Stockholders’ Agent shall cooperate fully (at no cost to the cooperating party, with such cooperating party being reimbursed for its out-of-pocket expenses incurred as a result of such cooperation), as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns and any audit, examination, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information which are reasonably relevant to any such audit, litigation or other proceeding. Each of Parent and the Stockholders’ Agent agrees, upon request, to use its reasonable best efforts to obtain any certificate or other document from any Tax Authority as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereunder).

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(d)           Dispute Resolution. Any dispute, controversy, or claim between Parent, on the one hand, and the Stockholders’ Agent, on the other hand, arising out of or relating to the provisions of Section 5.9(a) or Section 5.9(b) as they relate to Tax Claims or Tax Returns (“Tax Dispute” ) shall be resolved as follows; provided, however, that, for the avoidance of doubt, any claim for indemnification under Section 8.2 shall not be subject to the dispute resolution procedure in this Section 5.9(d). Parent and the Stockholders’ Agent first shall attempt to resolve the Tax Dispute through negotiations. If the Tax Dispute cannot be resolved by negotiations between Parent and the Stockholders’ Agent within thirty (30) days, it shall be submitted to a senior tax partner in a mutually agreeable internationally recognized accounting firm for resolution (the “Tax Arbitrator”).

(i)      Appointment of the Tax Arbitrator. Parent and the Stockholders’ Agent shall attempt to jointly agree to the appointment of the Tax Arbitrator; provided, however, that if the parties are unable to jointly appoint such Tax Arbitrator within twenty (20) days after the end of the thirty (30) day negotiation period set out above in Section 5.9(d), either party may request the American Arbitration Association’s International Centre for Dispute Resolution (the “ICDR”) to appoint, within ten (10) days from the date of such request or as soon as practicable thereafter, a partner in an independent, internationally-recognized accounting firm who is an expert in the issue that is the subject of the Tax Dispute, independent and impartial, as the Tax Arbitrator.

(ii)     Place of Arbitration. The place of arbitration shall be New York, New York.

(iii)    The Award. The Tax Arbitrator shall issue a written reasoned award. The award of the Tax Arbitrator, which shall be governed by the Federal Arbitration Act, 9 U.S.C. §1 et seq., shall be final, binding and conclusive upon the Company, the Company Subsidiaries, the Stockholders’ Agent, Parent, the Indemnifying Persons (and any Person entitled to any merger consideration) and their respective affiliates to the fullest extent permitted by applicable Legal Requirement and may be enforced in any court having jurisdiction.

(iv)   Costs. The expenses of the Tax Arbitrator shall be borne by the party that is required to pay the award.

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(e)           Refund. At the Stockholders’ Agent’s request, the Parent, the Surviving Corporation, and the Company Subsidiaries shall apply for any Tax refund available for any Pre-Closing Tax Period, provided that there is a reasonable basis for such refund claim. The Company Holders will be entitled to any credits and refunds of Taxes (including any interest in respect thereof) with respect to any Pre-Closing Tax Period received by Parent, the Surviving Corporation or the Company Subsidiaries, and any amounts of overpayments of Tax, including without limitation Israeli value-added Tax receivables and Singapore goods and services Tax receivables, credited against Tax that Parent, the Surviving Corporation or the Company Subsidiaries otherwise would be or would have been required to pay, and Parent shall pay over to the Paying Agent for distribution to the Company Holders any such amounts within fifteen (15) days after the receipt or entitlement of such refund or credit or request to return amounts not paid over to the appropriate taxing authority. With respect to any Straddle Period, Parent shall pay Paying Agent for distribution to the Company Holders within sixty (60) days after the Closing an amount equal to the excess of (i) any estimated Tax payments made by the Company or the Company Subsidiaries on or prior to the Closing Date for the taxable year that includes the Closing Date over (ii) the Tax liability for the pre-Closing portion of such taxable year (with respect to Taxes for which estimated Tax payments were made) if such taxable year ended on the Closing Date. Parent shall pay the Paying Agent for distribution to the Company Holders interest at the rate prescribed under Section 6621(a)(1) of the Code, compounded daily, on any amount not paid when due under this Section 5.9(e). Notwithstanding anything in this Section 5.9(e) to the contrary, (i) Parent shall not be required to pay any amounts to the Company Holders to the extent such amounts are reflected as an asset on the Final Statement of Net Working Capital, and (ii) such amounts shall be used to offset any unpaid indemnity obligation of the Company Holders under Section 8.2 to the extent that the Escrow Fund is not adequate to pay such indemnity obligation at the time such amount is required to be paid to the Company Holders pursuant to this Section 5.9(e).

Section 5.10.     Parachute Payment Waivers. The Company shall obtain and deliver to Parent, prior to the initiation of the requisite stockholder approval procedure under Section 5.11, a parachute payment waiver, from each person who the Company reasonably believes is, with respect to the Company or any Company Subsidiary, a “disqualified individual” (within the meaning of Section 280G of the Code and the regulations promulgated thereunder), as determined immediately before the initiation of the requisite stockholder approval procedure under Section 5.11 and who would otherwise reasonably be expected to have, receive or have the right or entitlement to receive a parachute payment under Section 280G of the Code as a result of (a) the accelerated vesting of stock options or unvested property in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation or Parent before, upon or following the Merger, (b) any severance payments, bonus payments or other benefits or payments in connection with the Merger and/or the termination of employment or service with the Company, the Surviving Corporation or Parent before, upon or following the Merger and/or (c) the receipt of any Company Options or Company Capital Stock within the twelve (12)-month period ending on the date the Effective Time occurs, pursuant to which such person shall agree to waive any and all right or entitlement to the accelerated vesting, payments, benefits options and stock referred to in clauses (a), (b) and (c) (collectively, the “Payments”) to the extent the value thereof exceeds 2.99 times such person’s base amount determined in accordance with Section 280G of the Code and the regulations promulgated thereunder, unless the requisite stockholder approval of the Payments is obtained pursuant to Section 5.11.

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Section 5.11.     280G Stockholder Approval. The Company shall use its commercially reasonable efforts to obtain the approval by such number of stockholders of the Company as is required by the terms of Section 280G(b)(5)(B) of the Code so as to render the parachute payment provisions of Section 280G of the Code inapplicable to any and all Payments, with such stockholder vote to be obtained in a manner which satisfied all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder.

Section 5.12.     Company’s Auditors. The Company shall use commercially reasonable efforts to cause its management and its independent auditors to facilitate on a timely basis (a) the preparation of historic financial statements (including pro forma financial statements if required) as required to be filed by Parent with the SEC following the Closing pursuant to a Current Report on Form 8-K and (b) the securing of a binding fee commitment (on terms similar to those in place on the date of this Agreement) with respect to consents and comfort letters requested by Parent after the Closing.

Section 5.13.     Intellectual Property. The Company shall give Parent prompt notice if any Person prior to the Effective Time (or the earlier valid termination of this Agreement), (a) commenced, or provided written notice to the Company or any Company Subsidiary that it intends to commence, an action or proceeding alleging that, or (b) provided written notice to the Company or any Company Subsidiary that, in each case, (i) any of the Intellectual Property embodied in any of the Company Products or utilized in the Company’s business or in any Company-designed or modified development tools or design environments infringes or otherwise violates the Intellectual Property Rights of such Person, (ii) any such Intellectual Property is available for licensing from a putative or potential licensor providing the notice, or (iii) otherwise alleges that the Company or any Company Subsidiary does not own or have the right to exploit such Intellectual Property.

Section 5.14.     Resignation of Directors and Officers.

The Company shall cause the directors and officers of the Company and each Company Subsidiary in office immediately prior to the Effective Time to resign as directors and officers of each such company, effective as of the Effective Time.

Section 5.15.     Officers’ and Directors’ Indemnification.

(a)           Parent and Merger Sub agree that all rights to indemnification or exculpation existing in favor of, and all limitations on the personal liability of, each present and former director, officer, employee, fiduciary and agent of the Company and Company Subsidiaries provided for in their respective charters or by-laws or otherwise in effect as of the date hereof shall continue in full force and effect for a period of six (6) years (seven (7) years in the case of the Israel subsidiary) from the Effective Time; provided, however, that all rights to indemnification in respect of any claims (each a “D&O Claim”) asserted or made within such period shall continue until the disposition of such D&O Claim. Without limiting the general indemnification rights of the Company Directors & Officers under this Section 5.15, from and after the Effective Time, the Surviving Corporation also agrees to indemnify and hold harmless the present and former officers and directors of the Company and Company Subsidiaries in respect of acts or omissions occurring prior to the Effective Time to the extent provided in any written indemnification agreements which have been previously disclosed to Parent between the Company and/or one or more of the Company Subsidiaries.

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(b)           The obligations under this Section 5.15 shall not be terminated or modified in such a manner as to adversely affect any Company Director & Officer to whom this Section 5.15 applies without the consent of such Company Director & Officer (it being expressly agreed that the Company Directors & Officers to whom this Section 5.15 applies shall be third party beneficiaries of this Section 5.15 and shall be entitled to enforce the covenants contained herein).

(c)           Prior to the Effective Time, the Company shall purchase an extended reporting period endorsement under the Company’s existing directors’ and officers’ liability insurance coverage (a “D&O Tail Policy“), the expense for which shall be included in Company Fees and Expenses. Parent shall, and shall cause the Surviving Corporation to, maintain such D&O Tail Policy in full force and effect until the expiration of such policy.

Section 5.16.     Employee Benefit Arrangements.

(a)           Parent agrees that, during the period commencing at the Effective Time and ending on the first anniversary thereof, the employees of the Company and Company Subsidiaries will continue to be provided with pension and welfare benefits under employee benefit plans that are substantially comparable in the aggregate than those currently provided by the Company and Company Subsidiaries to such employees or substantially comparable in the aggregate to those provided to similarly situated employees of Parent, as elected by Parent in its sole discretion. Parent will cause any employee benefit plans which the employees of the Company and the Company Subsidiaries are eligible to participate in to take into account for purposes of eligibility and vesting thereunder, except for purposes of qualifying for subsidized early retirement benefits or to the extent it would result in a duplication of benefits, service by employees of the Company and Company Subsidiaries as if such service were with Parent, to the same extent such service was credited under a comparable plan of the Company and the Company Subsidiaries and to the extent that such time period is recognized under the terms of such plan of Parent.

(b)           To the same extent that such service was recognized by the Company for purposes of the Company Benefit Plans, to the extent permitted under the applicable insurance contracts or plans, Parent shall, and shall cause the Surviving Corporation to, treat, and cause the applicable benefit plans to treat, the service of Surviving Corporation employees with the Company or the Company Subsidiaries attributable to any period before the Effective Time as service rendered to Parent or the Surviving Corporation for all purposes (except to the extent that it would result in a duplication of benefits), including but not limited to, eligibility to participate, vesting and applicability of any minimum waiting periods for participation. Without limiting the foregoing, to the extent reasonably practicable under the Company’s contracts with its insurance carrier(s), Parent shall not, and shall cause the Surviving Corporation not to, treat any Surviving Corporation employee as a “new” employee for purposes of any exclusions under any health or similar plan of Parent or the Surviving Corporation for a pre-existing medical condition, and any deductibles and co-pays paid under any of the Company’s or any Company Subsidiaries’ health plans shall be credited towards deductibles and co-pays under the health plans of Parent or the Surviving Corporation to the extent recognized under the analogous Company Benefit Plans. Notwithstanding the foregoing, nothing contained herein shall (1) be treated as an amendment of any particular Company Benefit Plan, (2) give any third party any right to enforce the provisions of this Section 5.16, or (3) obligate Parent, the Surviving Corporation or any of its Affiliates to (i) maintain any Company Benefit Plan or (ii) retain the employment of any employee.

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ARTICLE VI

CONDITIONS TO THE CLOSING

Section 6.1.     Conditions to Obligations of Each Party to Effect the Merger.

The respective obligations of each party to this Agreement to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by agreement of all the parties hereto:

(a)           Company Stockholder Approval. This Agreement shall have been adopted by the requisite vote under applicable Legal Requirements, by the Company Stockholders.

(b)           No Order. No Governmental Entity of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, executive order, decree, injunction or other order (whether temporary, preliminary or permanent) which (i) is in effect and (ii) has the effect of making the Merger illegal or otherwise prohibiting or preventing consummation of the Merger.

(c)           Governmental Approvals. All waiting periods (and any extension thereof) under the HSR Act and any other applicable antitrust Legal Requirement relating to the transactions contemplated hereby will have expired or terminated early and all other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by, any Governmental Entity relating to the transactions contemplated hereby shall have been filed, obtained or expired (as the case may be).

(d)           Escrow Agreement. The Escrow Agent, the Company and Parent shall have executed and delivered the Escrow Agreement substantially in the form attached hereto as Exhibit C (the “Escrow Agreement”).

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(e)           Tax Rulings. The preapproval of the Israeli Tax Authorities of the Interim Option Ruling shall have been obtained.

Section 6.2.     Additional Conditions to Obligations of the Company.

The obligations of the Company to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by the Company:

(a)           Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Merger Sub contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct in all material respects (except for those representations and warranties qualified by material, materiality or similar expressions which shall be true and correct in all respects) as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct in all respects only on such date), and (ii) Parent and Merger Sub shall each have performed and complied in all material respects with all agreements, covenants, obligations and conditions of this Agreement required to be performed and complied with by them as of the Closing Date.

(b)           Certificate of Parent. The Company shall have received from Parent and Merger Sub an officer’s certificate certifying to the fulfillment of the conditions specified in Section 6.2(a).

Section 6.3.     Additional Conditions to the Obligations of Parent and Merger Sub.

The obligations of Parent and Merger Sub to consummate and effect the Merger and the transactions contemplated hereby shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Merger Sub:

(a)           Representations, Warranties and Covenants. (i) The representations and warranties of the Company contained in this Agreement shall have been true and correct as of the date hereof and shall be true and correct in all material respects (except for those representations and warranties qualified by material, materiality, Company Material Adverse Effect or similar expressions which shall be true and correct in all respects) as of the Closing Date with the same force and effect as if made on the Closing Date (except that those representations and warranties which address matters only as of a particular date shall have been true and correct only on such date), and (ii) the Company shall have performed and complied in all material respects with all agreements and covenants of this Agreement required to be performed and complied with by it as of the Closing Date.

(b)           Certificate of the Company. Parent shall have received a certificate of the Company (the “Company Closing Certificate”) executed by an officer certifying fulfillment of the condition set forth in Sections 6.3(a).

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(c)           Third Party Consents. The Company shall have obtained, and Parent shall have been furnished with the consent, waiver or approval of parties set forth on Section 6.3(c) of the Company Disclosure Schedule (the “Required Consents”).

(d)           No Material Adverse Effect. Since the date of this Agreement, there shall not have occurred any change or event that has had or would reasonably be expected to have a Company Material Adverse Effect.

(e)           Resignation of Directors and Officers. The directors and officers of the Company and each Company Subsidiary in office immediately prior to the Effective Time shall have resigned as directors and officers of such company effective as of the Effective Time, and Parent shall have received letters of resignation, including a release of all claims against the Company and Company Subsidiaries, from such persons, except for such claims as arise pursuant to this Agreement or any Ancillary Agreements.

(f)            No Litigation. There shall not be any pending suit, action or proceeding (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement, or (ii) seeking to require Parent or the Company or any of their subsidiaries or affiliates to effect an Action of Divestiture.

(g)           No Governmental Investigation. There shall not be pending any inquiry, investigation, administrative or other action or proceeding by or on behalf of any Governmental Entity investigating or challenging this Agreement, the Merger, or any of the other actions contemplated by this Agreement.

(h)           Dissenting Shares. Appraisal rights under Delaware Law shall not be available to Company Stockholders representing more than twelve and one-half percent (12.5%) of the aggregate number of issued and outstanding shares of Common Stock on a fully-diluted, as-converted basis.

(i)            Company Options and Company Stock Plan. Each (a) Company Option shall have been exercised or canceled, and (b) Company Stock Plan shall have been terminated, and with respect to each of the foregoing, any required consents or waivers shall have been obtained as set forth in Section 1.10 hereof and any action necessary to be taken by the Company, the Company Board and the Company Stockholders shall have been taken.

(j)            Termination of 401(k) Plan. Unless otherwise notified by Parent in writing pursuant to Section 5.7, the Company shall have terminated the 401(k) Plan and Parent shall have received executed resolutions by the Company Board authorizing the termination of the 401(k) Plan.

(k)           Final Allocation Schedule. The Company shall have delivered the Final Allocation Schedule and related certificate to Parent pursuant to Section 1.11(d).

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(l)           Employees; Employment Offer Letters; Non-Competition Agreements. (i) None of the Essential Employees set forth on Schedule 6.3(l) shall have given written or oral notice that they will not continue to be willing to provide services to the Surviving Corporation or any Company Subsidiary following the Closing, (ii) not more than ten percent (10%) of the other employees of Company and the Company Subsidiaries shall have given written or oral notice that they will not continue to be willing to be employed by the Surviving Corporation or any Company Subsidiary following the Closing, and (iii) each individual set forth on Schedule 1-B shall have entered into a Non-Competition Agreement with Parent, each to be effective upon the Closing, and Parent shall have received an executed copy of each such document.

(m)           280G. Any agreements, contracts or arrangements that may result, separately or in the aggregate, in the payment of any amount or the provision of any benefit that would not be deductible by reason of Section 280G of the Code shall have been submitted for approval by such number of stockholders of the Company as is required by the terms of Section 280G of the Code in order for such payments and benefits not to be deemed parachute payments under Section 280G of the Code, with such approval to be obtained in a manner which satisfies all applicable requirements of Section 280G(b)(5)(B) of the Code and the regulations promulgated thereunder and in the absence of such stockholder approval, none of those payments or benefits shall be paid, pursuant to the Parachute Payment Waivers.

(n)           Pay Off of Company Indebtedness; Company Fees and Expenses. Parent shall have received pay off letters (in written form and substance satisfactory to Parent) evidencing the payments required to fully pay off and discharge the Closing Indebtedness set forth on Schedule 6.3(p) (“Payoff Letters”), which Payoff Letters shall (i) indicate the total amount required to be paid to fully satisfy all principal, interest, prepayment premiums, penalties, breakage costs or other similar obligations related to such Indebtedness as of the Closing Date, and (ii) state that all Liens in connection therewith relating to the assets, the business, the Company or any Company Subsidiary shall be, upon the payment of such payoff amount on the Closing Date shall be released by any such Person, in each case together with either (A) UCC-3 termination statements and similar documents evidencing the termination and discharge of, or (B) written authorization for the Company to terminate and discharge upon such payment, all Liens relating to such Indebtedness. Each of the Company’s advisers to whom Company Fees and Expenses are payable shall have delivered to Parent a letter stating that no additional fees or expenses are payable to them by the Company for services rendered to date other than the amounts set forth in the Final Allocation Schedule.

(o)           Certain Agreements. The Company shall have delivered to Parent duly executed amendments to the Agreements set forth on Section 6.3(o) of the Disclosure Schedule, terminating such agreement effective as of the Effective Time.

Section 6.4.     Frustration of Conditions.

Neither Parent nor the Company may rely on the failure of any condition set forth in this ARTICLE VI to be satisfied if such failure was caused by such party’s failure to comply with or perform any of its covenants or obligations set forth in this Agreement.

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ARTICLE VII

TERMINATION, AMENDMENT AND WAIVER

Section 7.1.     Termination.

At any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the Company Stockholders, this Agreement may, by action taken or authorized by the Board of Directors of the terminating party, be terminated:

(a)          by mutual written consent of Parent (on behalf of itself and Merger Sub) and the Company, duly authorized by their respective Boards of Directors;

(b)          by either of the Company, on the one hand, or Parent, on the other hand, by written notice to the other:

(i)        if any Governmental Entity of competent jurisdiction shall have issued a permanent injunction or other order preventing the consummation of the Merger that shall have become final and nonappealable;

(ii)       if any statute, rule, regulation or order has been enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Entity that would make consummation of the Merger illegal; or

(iii)      if the Merger shall not have occurred before 5:00 p.m. (Atlanta time) on the day that is one hundred twenty (120) days after the date hereof (the “End Date”) (and the right to terminate this Agreement under this Section 7.1(b) may not be restricted or waived except pursuant to a written instrument making specific reference to this Section 7.1(b)); provided that the right to terminate this Agreement under this Section 7.1(b) shall not be available to any party whose material breach of this Agreement or willful failure to fulfill any obligation hereunder has resulted in or contributed to the failure of the Merger to occur on or before such date; provided further, however, that if the Closing has not occurred because of the failure of all waiting periods (and any extension thereof) under the HSR Act or other material authorizations, consents, orders or approvals of, or declarations or filings with, or expirations of waiting periods imposed by any Governmental Entity relating to the transactions contemplated hereby relating to the transactions contemplated hereby to expire or to be terminated early as of the End Date, then either Parent or the Company may, each in its discretion, extend the End Date by an additional thirty (30) day period by providing the other Party with written notice of such extension on or before the original End Date (such right of extension may only be exercised once by each party).

(c)          by Parent, upon written notice to the Company, if the Company shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 6.3(a) would not be satisfied as of the End Date, and such breach shall not have been cured, or by its nature cannot be cured, within thirty (30) days of receipt by the Company of written notice of such breach; provided that Parent may not exercise this right to terminate if Parent has breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Section 6.2(a) would not be satisfied as of the End Date;

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(d)           by the Company, upon written notice to Parent, if Parent or Merger Sub shall breach any representation, warranty, obligation or agreement hereunder, such that the conditions set forth in Section 6.2(a) would not be satisfied as of the End Date, and such breach shall not have been cured, or by its nature cannot be cured, within thirty (30) days following receipt by Parent of written notice of such breach; provided that the Company may not exercise this right to terminate if the Company has breached any of its representations, warranties, obligations or agreements hereunder, such that the conditions set forth in Section 6.3(a) would not be satisfied as of the End Date; and

(e)           by Parent if any action taken, or any Legal Requirement enacted, promulgated or issued or deemed applicable to the Merger, by any Governmental Entity, which would: (i) prohibit Parent’s ownership or operation of all or a material portion of the business of the Company or (ii) compel Parent to dispose of or hold separate all or any material portion of the assets and properties of the Company, or materially limit its operation of the Company’s business, as a result of the Merger.

Section 7.2.     Effect of Termination.

In the event of termination of this Agreement as provided in Section 7.1, this Agreement shall forthwith become null and void and have no effect and there shall be no liability or obligation on the part of Parent, Merger Sub, the Company, any of their respective Subsidiaries or any of their respective officers, directors, interest holders or affiliates, except to the extent that such termination results from the material breach by a party hereto of any of its representations, warranties or covenants set forth in this Agreement; provided that the provisions of Section 5.2 (Confidentiality), Section 5.3 (Public Disclosure), Section 9.8 (Expenses), this Section 7.2 and ARTICLE IX hereof shall remain in full force and effect and survive any termination of this Agreement.

ARTICLE VIII

ESCROW AND INDEMNIFICATION

Section 8.1.     Escrow Fund.

Immediately after the Effective Time, Parent shall deposit or cause to be deposited the Escrow Amount with Citibank, N.A. (or its successor in interest or other institution selected by Parent with the reasonable consent of the Stockholders’ Agent), as escrow agent (the “Escrow Agent”), such deposit (together with interest and other income thereon) to constitute the escrow fund (the “Escrow Fund”), which shall be available to compensate Parent Indemnified Persons pursuant to the indemnification obligations of the Indemnifying Persons for Damages and be governed by the terms set forth herein. The Escrow Fund shall be held and distributed by the Escrow Agent upon the terms and conditions set forth and in the Escrow Agreement. The portion of the Escrow Amount contributed on behalf of each Company Stockholder shall be as set forth in the Final Allocation Schedule.

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Section 8.2.     Indemnification.

(a)           Subject to the limitations and other terms set forth in this ARTICLE VIII, from and after the Effective Time, the Company Stockholders (the “Indemnifying Persons”) shall indemnify and hold harmless the Surviving Corporation, Parent and each of their respective officers, directors, affiliates, subsidiaries, agents and employees, and each Person, if any, who controls or may control Parent within the meaning of the Securities Act (hereinafter referred to individually as a “Parent Indemnified Person” and collectively as “Parent Indemnified Persons”) from and against and pay on behalf of or reimburse any such Parent Indemnified Person in respect of the entirety of any Damages of the Parent Indemnified Persons as a result of (i) any breach or inaccuracy of, or any claim by any third party alleging or constituting such a breach or inaccuracy of, any of the representations and warranties made by the Company in this Agreement, any of the Ancillary Agreements, or any certificates delivered by or on behalf of the Company in connection with this Agreement, in each case other than the Specified Representations; (ii) fraud; (iii) any breach or inaccuracy of, or any claim by any third party alleging or constituting such a breach or inaccuracy of, any of the Specified Representations; (iv) any breach or violation of, or any claim by any third party alleging or constituting such a breach or violation or default in connection with, any covenants or agreement made by or to be performed by the Company or the Stockholders’ Agent in this Agreement or in any of the Ancillary Agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement; (v) any liability for Taxes or any claim by any third party alleging or involving liability for Taxes (A) of the Company or the Company Subsidiaries for any Pre-Closing Tax Period, (B) imposed on the Company or any Company Subsidiary as a result of the Company or the Company Subsidiary being included for any Pre-Closing Tax Period in an Affiliated Group that files consolidated or combined Tax Returns by reason of Treasury Regulation § 1.1502-6 or any comparable provision of state, local or non-U.S. law, (C) of any other Person for any Pre-Closing Tax Period which the Company may be liable, including, without limitation, as a transferee, successor, withholding or collection agent, by contract, or pursuant to any law, rule or regulation, and (D) arising from any breach or non-fulfillment of any covenant or agreement relating to Taxes by any Company Holder or the Stockholders’ Agent under this Agreement, provided, however, notwithstanding anything herein to the contrary, that the Parent Indemnified Persons shall not be indemnified for any liability for Damages or Taxes pursuant to Section 8.2(a), (w) that are Transfer Taxes apportioned to Parent pursuant to Section 1.18, (x) to the extent such Taxes were specifically identified and included as a liability in calculating Net Working Capital, (y) that were otherwise paid or economically borne by the Company or any Company Subsidiary on or prior to the Closing Date or (z) resulting from transactions or actions, including without limitation any Tax elections or voluntary contact with a Tax Authority in breach of Section 5.9(b), taken by Parent, the Surviving Corporation or any Company Subsidiary after the Closing outside the ordinary course of business (other than actions specifically contemplated by this Agreement); provided, further, that, for the avoidance of doubt, (I) the Indemnifying Persons shall be obligated to indemnify the Parent Indemnified Parties under Section 8.2(a)(v) only in respect of out-of-pocket cash payments for Taxes on account of Pre-Closing Tax Periods made by or on behalf of Parent or the Company or any Company Subsidiary, (II) the Indemnifying Persons shall not be obligated to indemnify the Parent Indemnified Parties as a result of any utilization of, or reduction in, any Tax benefit, Tax attribute, or Tax benefit item attributable to any Pre-Closing Tax Period, and (III) each Indemnifying Person shall not be obligated to indemnify the Parent Indemnified Parties for the Recipient Withholding Tax Indemnity of any other Person (Section 8.2(a)(v) shall be referred to herein as the “Tax Indemnity”); (vi) any inaccuracy contained in the Final Allocation Schedule, including without limitation, any Action or Proceeding brought by any Person disputing or claiming any right to a portion of the Merger Consideration and any unpaid Company Fees and Expenses or Closing Indebtedness not set forth on the Final Allocation Schedule or the Final Statement of Net Working Capital; (vii) any Damages from the matters set forth on Schedule 8.2(a), and (viii) any amounts paid to holders of Dissenting Shares in excess of the amount of the Merger Consideration allocated to such holder in the Final Allocation Schedule.

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(b)           From and after the Closing, the right to obtain indemnification from the Escrow Fund pursuant to the indemnification provisions of Section 8.2(a) shall be the Parent Indemnified Persons’ sole and exclusive remedy for monetary damages, except in the case of (1) any IP Claim and (2) any Special Claims. In the case of any claims for indemnification relating to any IP Claim, each Indemnifying Person shall be severally (but not jointly) liable for such Indemnifying Person’s Proportionate Indemnification Share of the amount of Damages resulting therefrom that exceed the Escrow Amount; provided, however, that the maximum aggregate liability of the Indemnifying Persons with respect to all IP Claims (other than as set forth in Section 8.2(e) (with respect to fraud)) shall not exceed Seventy-Eight Million Seven Hundred Fifty Thousand Dollars ($78,750,000) in the aggregate; and provided, further, that any and all claims for indemnification relating to any IP Claim must first be satisfied out of the Escrow Fund and no such indemnification claim may be pursued by any Parent Indemnified Person against any Indemnifying Person unless and until the amount of the IP Claim is in excess of the amount of funds remaining in the Escrow Fund. In the case of a Special Claim, each Indemnifying Person shall be severally (but not jointly) liable for such Indemnifying Person’s Proportionate Indemnification Share of the amount of any Damages resulting therefrom; provided, however, that, the maximum liability of any Indemnifying Person under Section 8.2(a) with respect to Special Claims (other than as set forth in Section 8.2(e) (with respect to fraud)) shall not exceed an aggregate amount which would equal that portion of the Merger Consideration that such Indemnifying Person is entitled to receive under this Agreement, and provided, further, that any and all claims for indemnification relating to any Special Claim must first be satisfied out of the Escrow Fund and no such indemnification claim may be pursued by any Parent Indemnified Person against any Indemnifying Person unless and until the amount of the amount of the Special Claim is in excess of the amount of funds remaining in the Escrow Fund. Without limiting the generality of the foregoing, nothing contained in this Agreement shall limit the rights of the Parent Indemnified Persons to seek or obtain injunctive relief or any other equitable remedy to which such Parent Indemnified Person is otherwise entitled.

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(c)           Parent Indemnified Persons shall not be indemnified for any claim for indemnification pursuant to Section 8.2(a)(i) (including with respect to any IP Claim and any Operating Covenant Breach) unless and until (i) with respect to any claim or series of related claims, each such claim or series of related claims involves Damages in excess of One Hundred Thousand Dollars ($100,000) (the “Threshold”); and (ii) the aggregate amount of Damages for claims that are each in excess of the Threshold exceeds One Million Seven Hundred Fifty Thousand Dollars ($1,750,000) (the “Deductible”), and then only to the extent that Damages from such claims exceed the Deductible; provided, however, that any claims for Damages with respect to Special Claims shall not be subject to the Threshold or Deductible.

(d)           In determining the existence of a breach or the amount of any Damages, any qualifications in the representations, warranties and covenants with respect to a Company Material Adverse Effect, materiality, material or similar terms shall be disregarded and will not have any effect with respect to the calculation of the amount of any Damages attributable to a breach of any representation, warranty or covenant of the Company set forth in this Agreement or in any of the Ancillary Agreements, exhibits, schedules or certificates to, or delivered in connection with this Agreement.

(e)           Notwithstanding anything to the contrary in this Section 8.2, the limitations in Section 8.2(a), Section 8.2(b) and Section 8.2(c) or the definition of “Damages” shall not apply with respect to any claim against an Indemnifying Person for damages for or arising out of or relating to such Indemnifying Person’s commission of fraud.

(f)           Where it is necessary for purposes of Section 5.9 or Section 8.2(a) to apportion the Taxes of the Company or any Company Subsidiary or with respect to the assets of the Company or any Company Subsidiary for a Straddle Period, any such liability for Taxes that are based on or measured by income, receipts, sales, or payroll shall be apportioned between the period deemed to end at the close of the Closing Date, and the period deemed to begin at the beginning of the day following the Closing Date on the basis of an interim closing of the books at the end of the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company or a Company Subsidiary holds a beneficial interest will be deemed to terminate at such time), and the amount of other Taxes (such as real or personal property Taxes) shall be allocated by taking the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the portion of the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period. For all purposes of this Section 8.2(f), any deductions and expenses related to the transactions contemplated by this Agreement (including, without limitation, Company Fees and Expenses and expenses related to stock options) shall be allocated to the period deemed to end at the close of the Closing Date.

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(g)           The Parent Indemnified Persons shall take all commercially reasonable steps to mitigate any Damages upon becoming aware of any event which would reasonably be expected to, or does, give rise thereto, including incurring costs only to the extent reasonably necessary to remedy the breach which gives rise to such Damages, provided, however, that nothing herein shall require any Parent Indemnified Person to sue any Person or to make a claim under any insurance policy of any Parent Indemnified Person prior to making a claim for indemnification pursuant to this ARTICLE VIII. Notwithstanding the foregoing, the amount of any Damages subject to indemnification under this ARTICLE VIII shall be calculated net of (i) any insurance proceeds actually received by any Parent Indemnified Person on account of such Damages under insurance policies of the Company and its Subsidiaries in effect prior to the Closing and (ii) any amounts actually recovered by the Parent Indemnified Person under other indemnity agreements (excluding insurance policies), or from any other Person alleged to be responsible therefor, without duplication. While not a prerequisite for making a claim for indemnification hereunder, the Parent Indemnified Person shall take all commercially reasonable actions as the Stockholders’ Agent may reasonably request to seek recovery of such amounts available under such insurance coverage or other indemnity agreement (other than indemnity agreements with existing customers or vendors). In the event that a Parent Indemnified Person shall receive any insurance proceeds after receiving payment from the Indemnifying Persons pursuant to this ARTICLE VIII, such Parent Indemnified Person shall remit such amounts (less any costs incurred by Parent to obtain such recovery) to the Escrow Agent for distribution to the Indemnifying Persons.

(h)           Notwithstanding any provision to the contrary in this Agreement, in no event shall any Parent Indemnified Person be entitled to duplicate or multiple recoveries under this Agreement. In particular, in the event any circumstances giving rise to Damages constitute a breach of more than one representation and warranty, obligation or covenant of the Company, the Parent Indemnified Persons shall only collectively be entitled to be indemnified once in respect of such Damages.

Section 8.3.     Survival; Escrow Period.

(a)           The representations and warranties of the Company contained in this Agreement shall survive until the first Business Day that is on or after the day that is eighteen (18) months after the Closing Date, provided, however, that the representations and warranties set forth in Section 2.11 (Technology and Intellectual Property) shall survive until the first Business Day that is on or after the day that is twenty-four (24) months after the Closing Date, and provided, further, that the Specified Representations shall survive until the first Business Day that is on or after the day that is thirty (30) days after the applicable statute of limitations has expired. In no case shall the termination of the representations and warranties affect any claim for misrepresentation or breach thereof or default thereunder if written notice of such misrepresentation, breach or default is given to the Stockholders’ Agent prior to such termination. It is the express intent of the parties that, if an applicable survival period as contemplated by this Section 8.3 is shorter than the statute of limitations that would otherwise apply, then, by contract, the applicable statute of limitations shall be reduced to the survival period contemplated hereby. The parties further acknowledge that the time periods set forth in this Section 8.3 for the assertion of claims under this Agreement are the result of arms’-length negotiation among the parties and that they intend for the time periods to be enforced as agreed by the parties.

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(b)           The escrow period (the “Escrow Period”) shall terminate at 11:59 p.m. Atlanta time on the first Business Day that is on or after the day eighteen (18) months after the Closing Date (the “Escrow Release Date”). On the first Business Day following the Escrow Release Date, the Escrow Agent shall release any funds remaining in the Escrow Fund to the Company Stockholders pursuant to the Escrow Agreement; provided, however, that a portion of the Escrow Fund that is necessary to satisfy any unsatisfied or unresolved claims for Damages specified in any Officer’s Certificate delivered to the Escrow Agent prior to termination of the Escrow Period shall remain in the Escrow Fund until such claims have been resolved.

Section 8.4.     Claims Upon Escrow Fund.

(a)           Any Parent Indemnified Person may make claims against the Escrow Fund hereunder by giving written notice thereof to the Stockholders’ Agent as soon as reasonably practicable, with a copy to the Escrow Agent, on or before the last day of the Escrow Period by submitting a certificate signed by any officer of Parent (an “Officer’s Certificate”) specifying in reasonable detail all material information then available regarding the nature of such claim, assertion, event or proceeding and shall specify the representation, warranty or covenant in this Agreement under which the liability or obligation is asserted, the amount and nature of Damages or potential Damages sought and the method and metrics used in calculation of such Damages. If indemnification is sought for a claim, assertion, event or proceeding by or in respect of any third party (a “Third Party Claim”), the Parent Indemnified Person shall give the Stockholders’ Agent, as applicable, written notice of such Third Party Claim as to which such Parent Indemnified Person may request indemnification hereunder, as soon as reasonably practicable after the time that such Parent Indemnified Person learns of such Third Party Claim. Upon receipt by the Escrow Agent on or before the last day of the Escrow Period of an Officer’s Certificate, the Escrow Agent shall set aside a portion of the Escrow Fund equal to such Damages, but shall not release it unless otherwise permitted under Section 8.4(c) below. The failure of the Parent Indemnified Person to give notice as provided in this Section 8.4 shall not relieve the Company Stockholders from any liability except to the extent that they are actually and materially prejudiced by the failure or delay in giving such notice; provided, however, that this provision shall not apply to any failure of any Parent Indemnified Person to give notice prior to the end of the applicable survival period set forth in Section 8.3, which shall continue to act as a bar to recovery for indemnification under this Agreement.

(b)           In the event that the Stockholders’ Agent shall object in good faith to the indemnification of a Parent Indemnified Person in respect of any claim or claims specified in an Officer’s Certificate, the Stockholders’ Agent shall, within thirty (30) days after receipt of such Officer’s Certificate, deliver to the Parent Indemnified Person a notice to such effect (an “Objection Notice”), setting forth in reasonable detail the basis for such objection. Upon delivery of an Objection Notice, the Stockholders’ Agent and the Parent Indemnified Person shall, within the sixty (60) day period beginning on the date of delivery of such Objection Notice, attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims to which the Stockholders’ Agent shall have so objected. If the Stockholders’ Agent and the Parent Indemnified Person shall succeed in reaching agreement on their respective rights with respect to any of such claims, they shall promptly prepare and execute joint instructions to the Escrow Agent to no longer set aside funds or to release funds from the Escrow Fund, as described therein (“Joint Instructions”). In the event that the Parent Indemnified Person and the Stockholders’ Agent are unable to agree as to any particular item or items or amount or amounts identified in the Objection Notice, then each party shall be entitled to pursue its available remedies for resolving the claim for indemnification by submitting such dispute to a court of competent jurisdiction as set forth in Section 9.7.

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(c)           Upon the earliest of: (i) receipt of written authorization from the Stockholders’ Agent or any Joint Instructions providing for the payment of Damages, (ii) receipt of written notice of an award in binding arbitration or final, non-appealable judicial determination of the claim and the amount of any Damages, or (iii) in the event the Damages set forth in the Officer’s Certificate is uncontested by the Stockholders’ Agent as of the close of business on the next Business Day following the thirtieth (30th) day following receipt by the Escrow Agent of the Officer’s Certificate, on the next Business Day the Escrow Agent shall deliver the portion of the Escrow Fund to Parent equal to the amount of such Damages.

(d)           In the event that a Third Party Claim gives rise to an indemnification claim (other than any IP Claim and except as otherwise provided in Section 5.9(b) (Tax Contests)), the Stockholders’ Agent may elect, at its own expense, to assume and control the defense of such Third Party Claim on behalf of the Company Stockholders and any litigation resulting therefrom; provided that counsel for the Company Stockholders, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Parent Indemnified Person (whose approval shall not unreasonably be withheld or delayed), and the Parent Indemnified Person may participate in such defense at the Parent Indemnified Person’s expense, which shall include counsel of its choice; provided further that, if the Stockholders’ Agent (i) does not elect to defend, compromise or settle a Third Party Claim within fourteen (14) days of receiving notice thereof, or (ii) having elected to defend a Third Party Claim, fails to retain counsel to prosecute the action within fourteen (14) days of such election, then in such case the Parent Indemnified Person shall have the right to defend such Third Party Claim on behalf of and for the account and risk of the Company Stockholders. The Stockholders’ Agent shall not settle or compromise any Third Party Claim without the prior written consent of Parent, which consent shall not be unreasonably withheld. The Escrow Agent shall not disburse any portion of the Escrow Fund to any third party except in accordance with a Joint Instruction.

(e)           In case of any Third Party Claim involving an IP Claim, the provisions of Section 8.4(d) shall not apply, and instead Parent may elect to assume and control the defense of such Third Party Claim and any litigation resulting therefrom; provided that counsel for Parent, who shall conduct the defense of such claim or any litigation resulting therefrom, shall be approved by the Stockholders’ Agent (whose approval shall not unreasonably be withheld or delayed), and the Stockholders’ Agent may participate in such defense on behalf of the Company Stockholders (at its expense), which shall include counsel of its choice; provided further that, if Parent (i) does not elect to defend, compromise or settle such Third Party Claim within fourteen (14) days of receiving notice thereof, or (ii) having elected to defend such Third Party Claim, fails to retain counsel to prosecute the action within fourteen (14) days of such election, then in such case the Stockholders’ Agent shall have the right to defend such Third Party Claim. Parent shall not settle or compromise any Third Party Claim without the prior written consent of the Stockholders’ Agent, which consent shall not be unreasonably withheld. The Escrow Agent shall not disburse any portion of the Escrow Fund to any third party except in accordance with a Joint Instruction.

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(f)           No Parent Indemnified Person shall be deemed to have unreasonably withheld its consent to any such proposed settlement or compromise that contains any term that does not consist entirely of a monetary payment and that does not include an unconditional release from all liability without future obligation or liability on the part of the Parent Indemnified Person and its Affiliates without any admission of guilt, liability or wrongdoing on the part of any Parent Indemnified Person. If a Parent Indemnified Person refuses to consent to a bona fide offer of settlement which the Stockholders’ Agent, on behalf of the Company Stockholders, wishes to accept and which provides solely for monetary payment and includes an unconditional release from all liability without future obligation or prohibition on the part of the Parent Indemnified Person and does not contain an admission of guilt, liability or wrongdoing on the part of the Parent Indemnified Person and such settlement has no adverse effect on the reputation of such Parent Indemnified Person, the Parent Indemnified Person may continue to pursue such matter, free of any participation by the Stockholders’ Agent, at the sole expense of the Parent Indemnified Person. However, in such event, the obligation of the Company Stockholders shall be limited to the amount of the offer of settlement which the Parent Indemnified Person refused to accept.

(g)           The Stockholders’ Agent and the Parent Indemnified Persons shall cooperate with each other in all reasonable respects in connection with the defense of any claim, including making available records relating to such claim and furnishing such employees of the Parent Indemnified Person and its affiliates as may be reasonably necessary for the preparation of the defense of any such claim or for testimony as witnesses in any proceeding relating to such claim. In defending or settling any Third Party Claim, Parent shall not be deemed to be an agent of, and shall have no duty, including, without limitation, any fiduciary duty, duty of loyalty, duty of good faith or duty of disclosure, to the Company Holders or the Stockholders’ Agent.

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Section 8.5.     Stockholders’ Agent.

(a)           The Company Stockholders, by approving this Agreement and the transactions contemplated hereby, and the other Company Holders irrevocably appoint and constitute Shareholder Representative Services LLC as the Stockholders’ Agent for and on behalf of the Company Holders. The Stockholders’ Agent shall have full power and authority to take any and all actions which it believes are necessary or appropriate under this Agreement and the Escrow Agreement, including, without limitation, to execute and deliver this Agreement and the Escrow Agreement as the Stockholders’ Agent and for all other purposes hereunder and thereunder, to give and receive notices and communications, to interpret on behalf of the Company Holders all of the terms and provisions of this Agreement and the Escrow Agreement, to authorize delivery to Parent of the applicable portion of the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to defend all indemnity claims against the Escrow Funds pursuant to Section 8.4(d) of this Agreement (an “Indemnity Claim”), to conduct negotiations with Parent, the Surviving Corporation and their respective agents regarding such claims, to deal with Parent, the Surviving Corporation and the Escrow Agent under this Agreement or the Escrow Agreement, to agree to, negotiate, enter into settlements and compromises of Indemnity Claims, and request arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, to agree to, negotiate, enter into and provide amendments and supplements to and waivers in respect of this Agreement, in accordance with Section 9.9 and Section 9.10 of this Agreement, and the Escrow Agreement, retain legal counsel, accountants, consultants and other experts, and incur any other reasonable expenses, in connection with all matters and things set forth or necessary with respect to this Agreement and the Ancillary Agreements and the transactions contemplated hereby and thereby, to obtain reimbursement as provided for herein for all out-of-pocket fees and expenses and other obligations of or incurred by the Stockholders’ Agent in connection with this Agreement and the Escrow Agreement and to take all other actions necessary or appropriate in the judgment of the Stockholders’ Agent for the accomplishment of any or all of the foregoing. Without limiting the generality of the foregoing, the Stockholders’ Agent shall have the full power and authority to interpret on behalf of the Company Holders all the terms and provisions of this Agreement and the Escrow Agreement and to consent to any amendment hereof or thereof in its capacity as Stockholders’ Agent. Such agency may be changed by the holders of a majority in interest of the Escrow Fund from time to time upon not less than ten (10) days’ prior written notice to all of the Company Holders, the Escrow Agent and to Parent. No bond shall be required of the Stockholders’ Agent, and the Stockholders’ Agent shall receive no compensation for its services, except as provided in that certain Engagement Letter to be entered into by and among the Stockholders’ Agent, the Company and certain Company Holders. Notices or communications to or from the Stockholders’ Agent shall constitute notice to or from each of the Company Holders.

(b)           The Stockholders’ Agent shall not be liable to any Company Holders for any act done or omitted hereunder or under the Escrow Agreement as Stockholders’ Agent while acting in good faith and any act done or omitted pursuant to the advice of counsel shall be conclusive evidence of such good faith. The Company Stockholders shall severally and pro rata, in accordance with their respective Proportionate Indemnification Share, indemnify the Stockholders’ Agent and hold it harmless against any and all losses, liabilities, damages, claims, penalties, fines, forfeitures, actions, fees, costs and expenses (including the fees and expenses of counsel and experts and their staffs and all expense of document location, duplication and shipment) (collectively, “Representative Losses” ) arising out of or in connection with the Stockholders’ Agent’s execution and performance of this Agreement and the Escrow Agreement, in each case as such Representative Loss is suffered or incurred; provided, that in the event that any such Representative Loss is finally adjudicated to have been directly caused by the gross negligence or bad faith on the part of the Stockholders’ Agent, the Stockholders’ Agent will reimburse the Company Stockholders the amount of such indemnified Representative Loss to the extent attributable to such gross negligence or bad faith. If not paid directly to the Stockholders’ Agent by the Company Stockholders, any such Representative Losses may be recovered by the Stockholders’ Agent from (i) the Expense Amount, and (ii) the amounts in the Escrow Fund at such time as remaining amounts would otherwise be distributable to the Company Stockholders; provided, that while this section allows the Stockholders’ Agent to be paid from the Expense Amount and the Escrow Fund, this does not relieve the Company Stockholders from their obligation to promptly pay such Representative Losses as they are suffered or incurred, nor does it prevent the Stockholders’ Agent from seeking any remedies available to it at law or otherwise. In no event will the Stockholders’ Agent be required to advance its own funds on behalf of the Company Stockholders or otherwise. This indemnification shall survive the resignation or removal of the Stockholders’ Agent or the termination of this Agreement. Neither Parent, Merger Sub, the Company nor the Surviving Corporation shall be in any way responsible to any Company Holder for any loss suffered by reason of the performance by the Stockholders’ Agent of its duties under this Agreement or the Escrow Agreement. The Expense Amount shall be used to reimburse the out of pocket fees and expenses (including legal, accounting and other advisors’ fees and expenses, if applicable) incurred by the Stockholders’ Agent in performing all of its duties and obligations under this Agreement and the Escrow Agreement.

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(c)           At the Closing, Parent shall deposit an amount equal to the Expense Amount with the Escrow Agent; the Expense Amount shall be held in a separate account by the Escrow Agent solely for the use of the Stockholders’ Agent to pay the Representative Losses (including, without limitation, all Representative Losses arising in connection with claims for indemnification hereunder) related to the Stockholders’ Agent’s actions taken with respect to this Agreement or the Escrow Agreement, and shall not be deemed to be part of the Escrow Fund. Neither Parent nor any Parent Indemnified Person shall have any right, title or interest to the Expense Amount under this Agreement or otherwise. The Stockholders’ Agent shall have sole signature authority over such separate account, and may pay any Representative Losses out of such account and be reimbursed or reimburse any third party for any Representative Losses from the Expense Amount at any time in its sole discretion. Should the Expense Amount not suffice for payment of the Representative Losses, the Stockholders’ Agent shall be entitled to call upon the Indemnifying Persons to contribute additional amounts to such account, in proportion to their Proportionate Indemnification Share, provided, however, that if the Stockholders’ Agent believes that the Representative Losses incurred in connection with the performance of its duties will exceed the Expense Amount, the Stockholders’ Agent will obtain the approval of a majority in interest of the Escrow Fund prior to commencing such activities. Following the termination of the Escrow Period, the Stockholders’ Agent shall have the right to recover Representative Losses from the Escrow Fund from any amount that would otherwise be distributed to the Indemnifying Persons and, prior to any such distribution, shall deliver to the Escrow Agent a certificate setting forth the unreimbursed Representative Losses actually incurred. The Stockholders’ Agent shall provide Escrow Agent (but shall not be required to provide Parent) with reasonable documentation as to the Expense Amounts, provided that such documentation may be redacted as necessary to preserve attorney-client privilege. Any amounts remaining in the Expense Amount as of the date of the final distribution to the Indemnifying Persons or payment to the Parent Indemnified Persons of any and all remaining amounts of the Escrow Fund shall be released to the Escrow Agent for payment to the Company Stockholders in proportion to their Proportionate Indemnification Share, as instructed in writing by the Stockholders’ Agent.

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(d)           The Stockholders’ Agent shall have reasonable access to information of and concerning any Indemnity Claim and which is in the possession, custody or control of the Company (as the Surviving Corporation) and Parent and the reasonable assistance of the Company’s (as the Surviving Corporation) and Parent’s officers and employees for purposes of performing his duties and exercising his rights under this ARTICLE VIII, provided that the Stockholders’ Agent shall treat confidentially and not, except in connection with enforcing its rights under this Agreement and the Escrow Agreement, disclose any nonpublic information from or about the Company (as the Surviving Corporation) or Parent to anyone (except to the Stockholders’ Agent’s attorneys, accountants or other advisers, to Company Stockholders and, on a need to know basis, to other individuals (identified to the Company and Parent in writing in advance) who agree in writing to treat such information confidentially).

Section 8.6.     Actions of the Stockholders’ Agent.

A decision, act, consent or instruction of the Stockholders’ Agent shall constitute a decision of all of the Indemnifying Persons and shall be final, binding and conclusive upon each and every Indemnifying Person and Company Holder, and each of the Escrow Agent, Parent, Merger Sub, the Company and the Surviving Corporation may rely upon any decision, act, consent or instruction of the Stockholders’ Agent as being the decision, act, consent or instruction of each and every Indemnifying Person and Company Holder. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any acts done by them in accordance with such decision, act, consent or instruction of the Stockholders’ Agent. The Stockholders’ Agent is directed to comply with final, nonappealable orders or decisions issued or entered by any court of competent jurisdiction or arbitrator with respect to the Escrow Funds. If any portion of the Escrow Funds is disbursed to the Stockholders’ Agent and is at any time attached, garnished or levied upon under any court order, or in case the payment, assignment, transfer, conveyance or delivery of any such property shall be stayed or enjoined by any court order, or in case any order, judgment or decree shall be made or entered by any court affecting such property or any part thereof, then and in any such event, the Stockholders’ Agent is authorized, in its sole discretion, but in good faith, to rely upon and comply with any such order, writ, judgment or decree which it is advised by legal counsel selected by it is binding upon it without the need for appeal or other action; and if the Stockholders’ Agent complies with any such order, writ, judgment or decree, it shall not be liable to any Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled set aside or vacated.

Section 8.7.     No Right of Contribution.

Neither the Stockholders’ Agent nor any Company Holder shall make any claim for contribution from the Company or the Surviving Corporation with respect to any indemnity claims arising under or in connection with this Agreement to the extent that the Company, Surviving Corporation or any Indemnified Person is entitled to indemnification hereunder for such claim, and the Stockholders’ Agent, on its own behalf and on behalf of all Indemnifying Persons, hereby waives any such right of contribution from the Company or the Surviving Corporation it has or may have in the future.

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Section 8.8.     Treatment of Payments.

Any payment under ARTICLE VIII of this Agreement shall, to the extent permitted by law, be treated by the parties for income Tax purposes as an adjustment to the Merger Consideration. If an indemnity payment to be paid by the Indemnifying Person under this is taxable to the Indemnified Person, the amount otherwise to be paid by the Indemnifying Person shall be increased to take account of any Tax cost incurred by the Indemnified Person (grossed up for such increase) as a result of the receipt of the indemnity payment.

ARTICLE IX

GENERAL PROVISIONS

Section 9.1.     Notices.

All notices and other communications hereunder shall be in writing and shall be deemed received (i) on the date of delivery if delivered personally and/or by messenger service, (ii) on the date of email transmission or confirmation of receipt of transmission by facsimile (or, the first Business Day following such email transmission or facsimile if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Atlanta time) or (iii) on the date of confirmation of receipt if delivered by a nationally recognized courier service (or, the first Business Day following such receipt if (a) the date is not a Business Day or (b) confirmation of receipt is given after 5:00 p.m., Atlanta time), to the parties at the following address or email addresses or facsimile numbers (or at such other address, email address or facsimile number for a party as shall be specified by like notice):

(a)           if to Parent or the Surviving Corporation, to:

Intercontinental Exchange, Inc.
60 New Northside Drive, 3rd Floor
Atlanta, Georgia 30328
Attention:        Chief Financial Officer
Facsimile No.: +770.857.4755

and

Attention:        General Counsel
Facsimile No.: + 770.857.4755

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with a copy (which shall not constitute notice) to:

Greenberg Traurig, LLP
3333 Piedmont Road
Suite 2500
Atlanta, Georgia 30305
Attention:        David Schulman
Email schulmand@gtlaw.com
Facsimile No.: +678-553-2656

Super Derivatives, Inc.
545 Madison Avenue
17th Floor
New York, NY 10022

Attention:        General Counsel
Facsimile No.: +1-212-317-7199

with a copy (which shall not constitute notice) to:

White & Case LLP
3000 El Camino Real
5 Palo Alto Square, 9th Floor
Palo Alto, CA 94306
Attention:        Brady Mickelsen
Email: bradym@whitecase.com
Facsimile No.: +1-650-213-8158

(f)           if to the Stockholders’ Agent, to:

Shareholder Representative Services LLC
1614 15th Street, Suite 200
Denver, CO 80202
Attention: Managing Director
Email: deals@srsacquiom.com
Facsimile No.: +1-303-623-0294
Telephone No.: +1-303-648-4085

with a copy (which shall not constitute notice) to:

White & Case LLP
3000 El Camino Real
5 Palo Alto Square, 9th Floor
Palo Alto, CA 94306
Attention:        Brady Mickelsen
Email: bradym@whitecase.com
Facsimile No.: +1-650-213-8158

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Section 9.2.     Interpretation; Certain Definitions.

When a reference is made in this Agreement to Exhibits, such reference shall be to an Exhibit to this Agreement unless otherwise indicated.  The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.”  The phrase “made available” in this Agreement means that the information referred to has been made available if requested by the party to whom such information is to be made available.  The phrases “the date of this Agreement,” “the date hereof,” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to September 5, 2014.  The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Any reference to any event, change, condition or effect being “material” with respect to any entity or group of entities means any event, change, condition or effect which (i) is material to the condition (financial or otherwise), properties, assets (including intangible assets), prospects, liabilities, business, operations or results of operations of such entity or group of entities or (ii) would prevent or materially alter or delay any of the transactions contemplated by this Agreement or the Ancillary Agreements.

As used herein, the terms below shall have the following meanings.  Any of such terms, unless the context otherwise requires, may be used in the singular or plural, depending upon the reference.

“102 Trust Period” means the statutory holding period under Section 102 of the Israeli Tax Ordinance.

“102 Trustee” means Yardeni Gelfand Trusts (2000) Ltd. or any duly authorized successor thereto.

“Acquisition Proposal” with respect to the Company, means any offer or proposal relating to any transaction involving a merger, consolidation, business combination, purchase or disposition of any amount of the assets of the Company (other than in the ordinary course of business) or any Company Subsidiary or any capital stock of the Company or any Company Subsidiary other than the transactions contemplated by this Agreement.

“Action or Proceeding” means any action, suit, complaint, petition, investigation, proceeding, arbitration, litigation or Governmental Entity investigation, audit or other proceeding, whether civil or criminal, in law or in equity, or before any arbitrator or Governmental Entity.

“Affiliated Group” means any consolidated, affiliated, combined or unitary group of corporations for U.S. federal, state, local or non-U.S. Tax purposes with respect to which the Company or any Company Subsidiary is or has been a member.

“Aggregate Exercise Proceeds” means the aggregate exercise price of all in-the-money Company Options outstanding immediately prior to the Effective Time.

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“Aggregate Exercise Proceeds Proportional Share”  means, with respect to each Company Holder, an amount in cash equal to the quotient of (A) the Aggregate Exercise Proceeds, divided by (B) the Fully Diluted Share Number.

“Aggregate Liquidation Preference” means an amount equal to $4,276,435.

“Audit” means any audit, investigation, claim, assessment of Taxes, deficiency action, other examination by any Tax Authority, or any administrative or judicial proceeding or appeal of such proceeding relating to Taxes.

“Audited Financial Statements” means the audited balance sheet of the Company and its consolidated subsidiaries as at December 31, 2013 and 2012, together with the related statements of income, stockholders’ equity and cash flows for the years then ended, including the notes thereto, all as certified by Kost Forer Gabbay & Kasierer, a member of Ernst & Young, independent public accountants, whose reports thereon are included therein.

“BIRD Foundation” means the Israel-US Binational Industrial Research and Development Foundation.

“Business Day” means each day that is not a Friday, Saturday, Sunday or other day on which banking institutions located in Atlanta, Georgia or Tel Aviv, Israel are authorized or obligated by law or executive order to close.

“Closing Cash” means Company Cash as of the Closing Date.

“Closing Indebtedness” means all Indebtedness of the Company or any Company Subsidiary as of the Effective Time.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company 102 Options” means Company Options granted under Section 102 of the Israeli Tax Ordinance and held by the 102 Trustee pursuant to the Israeli Tax Ordinance.

“Company 102 Shares” means shares of Company Common Stock that have been issued upon the exercise of any Company 102 Options and are held by the 102 Trustee pursuant to the Israeli Tax Ordinance.

“Company Capital Stock” means all shares of Common Stock and Company Preferred Stock.

“Company Cash” means all cash and cash equivalents of the Company or the Company Subsidiaries, including any restricted cash, time deposits, certificates of deposit, money market accounts and cash on hand and incoming checks in transit less any outgoing checks issued that have not been presented to the bank for payment.

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“Company Fees and Expenses” means (a) the total of any legal, accounting, broker’s, investment banker, dataroom provider, financial printer and any other similar fees and expenses and any related irrecoverable VAT charges incurred by the Company or its subsidiaries, or by any stockholder of the Company (to the extent that the Company is responsible for the payment thereof) in connection with this Agreement and the Ancillary Agreements (including, without limitation, preliminary discussions, term sheet negotiations and discussions with third parties, the termination of the agreements identified in Section 6.3(o) the execution of this Agreement and the Ancillary Agreements, the performance of its obligations hereunder and thereunder and the consummation of the Merger and other transactions contemplated hereby and thereby (including, any such amounts required to be paid to any third party in connection with obtaining any Required Consent and in connection with the termination or payoff of Indebtedness or any lines and letters of credit); and (b) all amounts (including any associated Taxes required to be paid by the Company with respect thereto) payable under any Company Employee Plan that is a change in control, retention, termination, severance or similar plan, program, agreement or arrangement or that otherwise provides for payment upon the occurrence of, or in connection with, a change in control.

“Company Intellectual Property” means any and all Intellectual Property and Intellectual Property Rights that are owned by or exclusively licensed to, the Company or any Company Subsidiary.  Company Intellectual Property includes Company Registered Intellectual Property.

“Company IP Licenses” means all Inbound Licenses and Outbound Licenses.

“Company Material Adverse Effect” means any event, change, effect, circumstance or development that (x) is or would reasonably be expected to be, either individually or in the aggregate, materially adverse to the financial condition, business, properties, assets, liabilities, or results of operations of the Company and Company Subsidiaries (taken as a whole) or (y) would prevent or delay past the End Date the Company’s ability to consummate the Merger; provided, however, that in determining whether a Company Material Adverse Effect has occurred, there shall be excluded any effect on the Company and Company Subsidiaries, taken as a whole, relating to or arising in connection with (a) any change, effect or circumstance that the Company establishes was the result of any action required to be taken or prohibited from being taken pursuant to the terms and conditions of this Agreement or the pendency or announcement of the Transactions contemplated by this Agreement; (b) changes affecting the industry in which the Company and the Company Subsidiaries operate generally or the economy of the United States or any non-U.S. market where the Company and the Company Subsidiaries have material operations (provided in each case that such changes do not have a unique or materially disproportionate impact on the Company and Company Subsidiaries taken as a whole); (c)  any effect arising from or relating to any changes in GAAP or Legal Requirements; (d) any failure of the Company to meet any financial projection or forecast, other than by reason of a breach or violation of any representation or warranty of the Company pursuant to this Agreement; and (e) any change or development in economic, political, business, or market conditions generally (whether as a result of acts of terrorism, war (whether or not declared), armed conflicts, or otherwise (provided in each case that such changes do not have a unique or materially disproportionate impact on the Company or any Company Subsidiary).

“Company Option” means each option to acquire shares of Common Stock granted under the Company Stock Plan or any preceding stock option plan in existence prior thereto.

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“Company Products” means all products and services developed by the Company that are currently distributed, sold or out-licensed by or on behalf of the Company or any Company Subsidiary.

“Company Registered Intellectual Property” means, throughout the world, any and all: (a) patents and patent applications (including provisional applications); (b) registered trademarks and service marks, applications to register trademarks and service marks, and intent to use applications to register trademarks and service marks; (c) registered copyrights and applications for copyright registration; (d) domain name registrations; and (e) any other Intellectual Property Right that is the subject of an application, registration or corresponding right issued by, filed with, or recorded with any Governmental Entity.

“Company Stock Plan” means the Company’s 2004 Global Share Option Plan.

“Company Subsidiary” means any corporation, association, business entity, partnership, limited liability company or other entity of which the Company, either alone or together with one or more such entities, directly or indirectly owns or controls securities or other interests representing more than fifty percent (50%) of the voting power of such entity, and “Company Subsidiaries” means each of them.

 “Contract” means any legally binding written, oral or other agreement, contract, subcontract, settlement agreement, lease, instrument, note, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan.

“Copyleft License” means any Open Source Software license that requires, as a condition of use, modification and/or distribution of Software licensed under such license, that such Software, or other Software or content incorporated into, derived from, used, or distributed with such Software:  (i) be made available or distributed in a form other than binary (e.g., source code form), (ii) be licensed for the purpose of preparing derivative works, (iii) be licensed under terms that allow the Company Products or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of law), or (iv) be redistributable at no license fee.  Copyleft Licenses include without limitation the GNU General Public License, the GNU Lesser General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Current Assets” means the current assets of the Company and the Company Subsidiaries, on a consolidated basis, determined in accordance with GAAP, with only the exceptions and clarifications contained in Exhibit F and excluding all Tax assets.

“Current Liabilities” means the current liabilities of the Company and the Company Subsidiaries, on a consolidated basis, determined in accordance with GAAP, with only the exceptions and clarifications contained in in Exhibit F and excluding all Tax liabilities.

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“Damages”  means any and all losses, costs, damages, liabilities, Taxes and expenses (including, without limitation, consequential or incidental damages and reasonable legal fees and expenses) actually suffered or incurred by such Person; provided, that “Damages” shall not include any claim for damages for lost profits, multiples of revenues, diminution of value, or any punitive, special or exemplary damages, except to the extent such punitive, special or exemplary damages were actually recovered by a third party from an Indemnified Party, and provided, further, that “Damages” shall not include any damages in respect of IP Claims that result solely from counterclaims made by a third-party defendant in an Action in which Parent or one of its subsidiaries was the plaintiff that initiated such Action.

“Environment” means soil, surface waters, groundwater, land, stream sediments, surface or subsurface strata and ambient air.

“Environmental Claim” means any claim, action, cause of action, suit, proceeding, investigation, order, demand or written notice by any Person alleging liability arising out of, based on or resulting from (a) the release into the environment of any Material of Environmental Concern or (b) any violation of any Environmental Law.

“Environmental Laws” means all Laws relating to protection of the Environment or health or safety, including, without limitation, the federal Comprehensive Environmental Response, Compensation and Liability Act, the Resource Conservation and Recovery Act, the Clean Air Act, the Clean Water Act, the Toxic Substances Control Act, the Endangered Species Act, the Occupational Safety and Health Act and similar federal, state and local Laws as in effect on the Closing Date.

“Financial Statements” means the Audited Financial Statements and the Interim Financial Statements.

“Fully Diluted Share Number” means the number of shares of Common Stock outstanding immediately prior to the Effective Time assuming for this purpose (i) conversion into Common Stock of all outstanding shares of Company Preferred Stock and Company AA Common Stock and (ii) the exercise or conversion in full of all in-the-money outstanding Company Options, whether vested or unvested (assuming for-cash exercise).

“Indebtedness” means (i) all indebtedness for borrowed money or for the deferred purchase price of property or services, including accrued interest (other than current trade liabilities incurred in the ordinary course of business and payable in accordance with customary practices), (ii) any other indebtedness that is evidenced by a note, bond, debenture or similar instrument, (iii) all liabilities secured by any Lien on any property, (iv) all guarantee obligations, including subordinated lines of credit issued by the Company or any Company Subsidiary, to the extent such line of credit has been drawn down and has amounts outstanding, and (v) accounts payable by the Company or any Company Subsidiary to suppliers, vendors or others that are more than 120 days overdue (but only to the extent that the amount of such overdue accounts payable exceeds Four Hundred Thousand Dollars ($400,000) in the aggregate.

“Independent Contractor” means any Person engaged by the Company or any Company Subsidiary as an independent contractor, consultant, freelancer, service provider, advisor and anyone who is regarded by the Company or any Company Subsidiary as having an independent contractor status.

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“Intellectual Property” means any or all of the following (i) copyrights, works of authorship including computer programs, source code, and executable code, whether embodied in Software or otherwise, copyright registrations and applications for copyrights and all derivative works thereof, (ii) patents and patent applications, inventions (whether or not patentable), invention disclosures, improvements, and Technology, (iii) proprietary and confidential information, Trade Secrets and know how, (iv) databases, data compilations and collections and technical data, (v) logos, trade names, trade dress, trademarks, service marks and registrations and applications for the foregoing, (vi) domain names, web addresses and sites, (vii) tools, methods and processes, (viii) devices, prototypes, schematics, breadboards, netlists, test methodologies, verilog files, emulation and simulation reports, test vectors and hardware development tools and (ix) any and all instantiations of the foregoing in any form and embodied in any media.

“Intellectual Property Rights” means worldwide common law and statutory rights associated with (i) patents, patent applications and inventors’ certificates, (ii) copyrights, copyright registrations and copyright applications, (iii) confidential and proprietary information, trade and industrial secrets and non-public discoveries, concepts, ideas, research and development, technology, know-how, formulae, inventions, compositions, processes, techniques, technical data and information, procedures, drawings, specifications, databases and other information, including, without limitation, customer lists, supplier lists, pricing and cost information, and business and marketing plans and proposals (“Trade Secrets”), (iv) other proprietary rights relating to intangible intellectual property, (v) trademarks, trade names and service marks, (vi) divisions, continuations, renewals, reissuances and extensions of the foregoing (as applicable) and (vii) analogous rights to those set forth above, including the right to enforce and recover remedies for any of the foregoing.

“Interim Balance Sheet” means the unaudited balance sheet of the Company and its consolidated subsidiaries as at June 30, 2014.

“IP Claim” means any breach or inaccuracy of, or any claim by any third party alleging or constituting such a breach or inaccuracy of the representations and warranties set forth in Section 2.11 (Technology and Intellectual Property).

 “Interim Financial Statements” means the Interim Balance Sheet and the related unaudited statements of income, stockholders’ equity and cash flows of the Company and its consolidated subsidiaries for the six months ended June 30, 2014.

“IRS” means the United States Internal Revenue Service.

“Israeli Tax Ordinance” means the Israeli Income Tax Ordinance [New Version], 1961, and all rules and regulations promulgated thereunder, all as amended.

“Knowledge” means with respect to any person, the actual knowledge together with the knowledge that such person would reasonably be expected to have after due inquiry.  “Knowledge of the Company” shall be deemed to consist of the Knowledge of the Persons listed in Schedule 9.2 hereto.

“Law” means any applicable federal, state, local or foreign law (including common law), statute, code, ordinance, rule, regulation or other legal requirement, including all Environmental Laws.

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“Legal Requirement” means, with respect to any Person, any law, treaty, statute, code, ordinance, decree, administrative order, constitution, bylaw, permit, directive, policy, standard, rule, regulation, guideline and lawful requirements of any Governmental Entity and all judicial, quasi-judicial, administrative, quasi-administrative and arbitral judgments, orders (including injunctions) decisions or awards of any Governmental Entity, including general principles of common law, civil law and equity applicable to such Person, any property (immovable and real or movable and personal, tangible or intangible) of such Person or any activity of such Person.

“Liability” means all Indebtedness, obligations and other liabilities of a Person, whether absolute or contingent (or based upon any contingency), known or unknown, fixed or otherwise, due or to become due, whether or not accrued or paid, and whether required or not required to be reflected in financial statements under GAAP.

“Lien” means, with respect to any asset (including any security), any mortgage, lien, pledge, charge, security interest, encumbrance or restriction of any kind in respect of such asset; provided, however, that the term “Lien” shall not include (i) statutory liens for Taxes, which are not yet due and payable or are being contested in good faith by appropriate proceedings disclosed in Section 2.13 of the Company Disclosure Schedule, (ii) statutory or common law liens to secure landlords, lessors or renters under leases or rental agreements confined to the premises rented, (iii) deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pension or other social security programs mandated under applicable Legal Requirements, (iv) statutory or common law liens in favor of carriers, warehousemen, mechanics and materialmen to secure claims for labor, materials or supplies incurred in the ordinary course of business and (x) not yet delinquent or (y) being contested in good faith and other like liens, (v) restrictions on transfer of securities imposed by applicable state and U.S. federal securities laws, (vi)  carriers’, warehousemens’, mechanics’, landlords’, materialmens’, repairmens’ or other similar liens arising in the ordinary course of business relating to obligations and (vii) liens reflected on the Financial Statements of the Company.

“Materials of Environmental Concern” means any pollutant, toxic substance, hazardous waste, hazardous materials, hazardous substances, petroleum or petroleum-containing products regulated under or as defined in, or listed under, any Environmental Law.

“Open Source Software” means all software that is distributed under an open source license, which includes (i) any license approved by the Open Source Initiative or any similar license, (ii) any license that meets the Open Source Definition or the Free Software Definition, and (iii) to the extent not included in the foregoing (i) and (ii), any Copyleft Licenses.

“Operating Covenants”  means the covenants in Section 4.1 and Section 4.2(c) and (e) through (aa).

“Operating Covenant Breach” means any breach, violation or default in connection with any Operating Covenant other than any intentional and wilful breach, violation or default in connection with such Operating Covenant.

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“Parent Common Stock” means the common stock, $0.01 par value per share, of Parent.

“Parent Subsidiary” means any direct or indirect wholly owned subsidiary of Parent.

“Per Common Share Pro-Rata Merger Consideration”  means a fraction, (y) the numerator of which is equal to the Merger Consideration (as adjusted solely pursuant to Section 1.7(b)), minus the Aggregate Liquidation Preference and (z) the denominator of which is the Fully Diluted Share Number.

“Person” means an individual, a partnership, a corporation, an association, a limited liability company, a joint stock company, a trust, a joint venture, an unincorporated organization, a group, a Government Entity or any other type of entity.

“Post-Closing Tax Period” means any Tax year or period that begins after the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period that is not the Pre-Closing Tax Period  (as determined pursuant to Section 8.2(f) of this Agreement).

“Pre-Closing Tax Period” means any Tax year or period that ends on or before the Closing Date and, with respect to any Straddle Period, the portion of such Straddle Period deemed to end on and include the Closing Date (as determined pursuant to Section 8.2(f) of this Agreement).

“Proportionate Indemnification Share” means, with respect to each Company Stockholder, a fraction rounded out to nine (9) decimal places, the numerator of which is the aggregate dollar amount payable in cash at the Closing to such Company Stockholder in exchange for all shares of Common Stock or Company Preferred Stock owned by such Company Stockholder pursuant to Section 1.9(a) immediately prior to the Effective Time and as set forth on the Final Allocation Schedule and the denominator of which is the aggregate dollar amount to be payable in cash at the Closing in respect of all shares of Common Stock and Company Preferred Stock owned by all Company Stockholders pursuant to Section 1.9(a).”  Securities Act” means the Securities Act of 1933.

“Senior Preferred Stock” means, collectively, the Series B Convertible Preferred Stock, the Series C Convertible Preferred Stock, the Series D Convertible Preferred Stock and the Series D1 Convertible Preferred Stock.

“Shrink-Wrapped Code” means generally commercially available software code (other than development tools and development environments) where available for a cost of not more than Two Thousand Five Hundred Dollars ($2,500) for a perpetual license for a single user or work station (or Twenty-Five Thousand Dollars ($25,000) in the aggregate for all users and work stations on an annual basis).

“Software” means any computer software program, together with any error corrections, updates, modifications, or enhancements thereto, in both machine readable form and human readable form, including all comments and any procedural code.

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“Source Code” means human readable computer software and code, in the preferred form for making modifications to such software.

“Special Claims” shall mean any of the matters set forth in Section 8.2(a)(ii)-(viii), other than any Operating Covenant Breach.

“Specified Representations” means the representation and warranties contained in Section 2.1 (Organization, Standing and Power), Section 2.2 (Capitalization, Title to Securities), Section 2.3 (Authority), and Section 2.13 (Taxes).

“Straddle Period” means a taxable year or period beginning on or before, and ending after, the Closing Date.

“Target Net Working Capital” means an amount equal to negative Twenty Five Million Three Hundred Seven Thousand Dollars (-$25,307,000).

“Tax” or “Taxes” means all U.S. federal, possession, state, local (or governmental unit, agency, or political subdivision of any of the foregoing) and non-U.S. (including, without limitation, Israeli) taxes, charges, fees, levies, and other assessments of a similar nature, including, without limitation:  (i) taxes or other charges on or with respect to income, franchises, windfall or other profits, gross receipts, profits, sales, use, stamp, capital stock, payroll, employment, social security, national insurance, national health insurance, workers’ compensation, unemployment compensation or net worth; (ii) taxes or other charges in the nature of excise, withholding, ad valorem, stamp, transfer, value added or gains taxes; (iii) license, registration and documentation fees; (iv) customs duties, tariffs and similar charges, (v) obligations pursuant to laws of escheat or unclaimed or abandoned property, in the case of each of the foregoing clause (i) through (v), whether imposed directly or through withholding, whether disputed or not, and including any interest, linkage, additions to tax, or penalties applicable thereto and (vi) any Liability for payment of amounts described in clauses (i) through (v) above, whether as a result of transferee Liability, of being a member of an affiliated, consolidated, combined, unitary or similar group, as a result of any tax sharing, tax indemnity or tax allocation agreement or any other express or implied agreement to indemnify or otherwise succeed to, assume, or bear responsibility for the Taxes of any other Person, as a withholding agent or collection agent, or otherwise through operation of law.

“Tax Authority” means the IRS, the Israeli Tax Authority and any other national, regional, state, municipal, non-U.S. or other governmental or regulatory authority or administrative body responsible for the administration of any Taxes.

“Tax Return” means, with respect to a Person, all U.S. federal, state, local and non-U.S. tax returns, declarations, statements, reports, estimates, claims for refund, schedules, forms and information returns or other documents and any amendments, schedules, or attachments thereto required to be filed with a Tax Authority by or on behalf of such Person (or any predecessor) or any affiliated, consolidated, combined, unitary, or similar group of which such Person is or has been a member (but only with respect to taxable periods during which such Person is a member thereof).

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“Technology” means tangible embodiments of Intellectual Property Rights, whether in electronic, written or other tangible form, including Company Products, Software, technical documentation, specifications, information, process flows, process recipes, tape outs, test cases, schematics, prototypes, schematics, application programming interfaces, user interfaces, test reports, bills of material, build instructions, research and development procedures and results, technical data, lab notebooks, studies, programs, routines, subroutines, formulae, recordings, graphs, drawings, reports, analyses and other writings or materials.

“Treasury Regulations” means regulations promulgated by the IRS under the Code.

“U.S. Export Control and Import Laws” means United States export control and import Legal Requirements and U.S. Legal Requirements governing embargoes, sanctions and boycotts, including the Arms Export Controls Act (22 U.S.C. §2778), the International Emergency Economic Powers Act (50 U.S.C. § 1701 et seq.), the Export Administration Act of 1979 (50 U.S.C. app. 2401-2420), the International Traffic in Arms Regulations (22 C.F.R. § 120 et seq.), the Export Administration Regulations (15 C.F.R. § 730 et. seq.), and all rules, regulations and executive orders relating to any of the foregoing, and the laws administered by the Office of Foreign Assets Controls of the United States Department of the Treasury, and the laws administered by United States Customs and Border Protection.

Section 9.3.     Counterparts.

This Agreement may be executed in two or more counterparts (including by facsimile or by electronic mail in Portable Document Format (.pdf)), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

Section 9.4.     Disclosure Schedules.  Each exception set forth in the Company Disclosure Schedule is identified by reference to the specific section or subsection of this Agreement and shall be considered to qualify only the corresponding Section of this Agreement relates to each section or subsection of this Agreement, except to the extent that it is reasonably apparent, given the nature and content of such disclosure, that the disclosure of such matter is intended to qualify a further section of this Agreement.  Certain information set forth in the Company Disclosure Schedules is included solely for informational purposes and may not be required to be disclosed pursuant to this Agreement.  The disclosure of any information in the Schedules shall not be deemed to constitute an acknowledgment that such information is required to be disclosed in connection with the representations and warranties made by the Company in this Agreement or that such information is material, nor shall such information be deemed to establish a standard of materiality, nor shall it be deemed an admission of any liability of, or concession as to any defense available to, the Company or the Stockholders’ Agent on behalf of the Common Holders, as applicable.

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Section 9.5.     Entire Agreement; Nonassignability; Parties in Interest.

This Agreement, the Ancillary Agreements and the documents and instruments and other agreements specifically referred to herein or therein or delivered pursuant hereto, including the exhibits, the schedules, including the Company Disclosure Schedule (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof, (b) except as specifically stated in a particular section of the transaction documents referred to above, shall not create or be deemed to create any third party beneficiary rights in any person or entity not a party to this Agreement, other than the Escrow Agent, any Parent Indemnified Person and any Indemnified Party pursuant to the provisions of this Agreement, (c) except by operation of the Merger, shall not be assigned by operation of law or otherwise by any of the parties hereto without the prior written consent of the other parties (and any such assignment which is purported to be made without such prior written consent shall be null and void) provided, however, that Parent and Merger Sub may assign their respective rights and interests hereunder to one or more of Parent’s affiliates, provided, that in such case, Parent nonetheless shall remain liable for the performance of all of its obligations hereunder, and (d) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

Section 9.6.     Severability.

In the event that any provision of this Agreement, or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other Persons or circumstances shall not be affected thereby, and to such end, the provisions of this Agreement are agreed to be severable.

Section 9.7.     Governing Law; Consent to Jurisdiction; Waiver.

(a)           All disputes, claims or controversies arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to its rules of conflict of Laws.  Each of the Company, Parent, Merger Sub and the Stockholders’ Agent hereby irrevocably and unconditionally consents to submit to the sole and exclusive jurisdiction of the state or federal courts of the State of Delaware located in New Castle County, Delaware (the “Chosen Courts”) for any litigation arising out of or relating to this Agreement, or the negotiation, validity or performance of this Agreement, or the transactions contemplated hereby (and agrees not to commence any litigation relating thereto except in such courts), waives any objection to the laying of venue of any such litigation in the Chosen Courts and agrees not to plead or claim in any Chosen Court that such litigation brought therein has been brought in any inconvenient forum.  The parties hereby agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section 9.1, or in such other manner as may be permitted by Law, shall be valid to the fullest extent permitted by applicable Law and sufficient service thereof and hereby waive any objections to service accomplished in the manner herein provided.

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(b)           Waiver of Jury Trial.  EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY ANY PARTY HERETO OR ITS SUCCESSORS AGAINST ANY OTHER PARTY HERETO OR ITS SUCCESSORS IN RESPECT OF ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT.

Section 9.8.     Expenses.

Subject to Section 1.7(b)(iii), whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby (including, without limitation, the fees and expenses of its advisers, accountants and legal counsel), other than the filing fee for the Notification and Report Forms filed with the FTC and DOJ under the HSR Act, and all premerger notification and reports forms under similar applicable Legal Requirements of other jurisdictions, in each case pursuant to Section 5.4(a), which shall be borne by Parent, shall be paid by the party incurring such expense.

Section 9.9.     Amendment.

This Agreement may be amended by Parent, Merger Sub and the Company by an instrument in writing signed on behalf of each of such parties at any time before or after any approval of the matters presented in connection with the Merger by the Company Stockholders and Merger Sub; provided, however, that after the approval of the matters presented in connection with the Merger by the Company Stockholders, no amendment shall be made that by Law requires further approval by the Company Stockholders without obtaining the approval of the Stockholders’ Agent.

Section 9.10.   Extension; Waiver.

At any time prior to the Effective Time, the parties hereto may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto, and (c) waive compliance by the other party with any of the agreements or conditions contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of the party against which such waiver or extension is to be enforced.  Waiver of any term or condition of this Agreement by a party shall not be construed as a waiver of any subsequent breach or waiver of the same term or condition by such party, or a waiver of any other term or condition of this Agreement by such party.

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Section 9.11.   Specific Performance.

The parties hereby acknowledge and agree that a material breach by any party of its agreements and covenants hereunder (including, without limitation, the failure of a party to consummate the transactions contemplated hereby following the satisfaction or waiver of all applicable conditions to closing, other than those conditions that by their nature are to be performed at the Closing) will cause irreparable injury to the other parties, for which damages, even if available, will not be an adequate remedy.  Accordingly, each party hereby consents to the issuance of injunctive relief by any court of competent jurisdiction to compel performance of such party’s obligations and to the granting by any court of the remedy of specific performance of such party’s obligations hereunder if it established that any such material breach has occurred.

Section 9.12.   Descriptive Headings.

The descriptive headings herein are inserted for convenience only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

[SIGNATURE PAGE FOLLOWS]

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IN WITNESS WHEREOF, Parent, Merger Sub, the Company and the Stockholders’ Agent have caused this Agreement to be executed and delivered by their respective officers thereunto duly authorized, all as of the date first written above.

INTERCONTINENTAL EXCHANGE, INC.

By:	/s/ Jeffrey C. Sprecher

Name:	Jeffrey C. Sprecher

Title:	Chairman and Chief Executive Officer

SANDSTONE MERGER SUB, INC.

By:	/s/ David S. Goone

Name:	David S. Goone

Title:	President

SUPER DERIVATIVES, INC.

By:	/s/ David Gershon

Name:	David Gershon

Title:	President & CEO

SHAREHOLDER REPRESENTATIVE SERVICES, LLC
Solely in its capacity As Stockholders’ Agent

By:	/s/ Same Riffe

Name:	Sam Riffe

Title:	Senior Director

[Signature Page to Agreement and Plan of Merger]